EXHIBIT 10.3

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

of

ACADIA POWER PARTNERS, LLC

Dated as of May 9, 2003

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	TABLE OF CONTENTS (continued)	Page
APPENDIX D	Arbitration Procedures
APPENDIX E	Members' Phase I Development Responsibilities
APPENDIX F	Reimbursable Member Expenses as of 1/31/00
APPENDIX G	Required Provisions of Asset Management Policy Manual
APPENDIX H	Development Plan and Construction Schedule

EXHIBITS:
EXHIBIT A	Project Budget
EXHIBIT B	Initial Operating Budget
EXHIBIT C	Insurance Plan
EXHIBIT D	Legal Description of Facility Site

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SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

OF

ACADIA POWER PARTNERS, LLC

PREAMBLE

    This Second Amended and Restated Limited Liability Company Agreement (this "Agreement") of Acadia Power Partners, LLC, a Delaware limited liability company (the "Company"), is made as of May 9, 2003 ("Restatement Date"), by and between Calpine Acadia Holdings, LLC, a Delaware limited liability company ("Calpine"), and Acadia Power Holdings, LLC, a Louisiana limited liability company ("Acadia Holdings"), as the sole members of the Company.

    WHEREAS, Cleco Midstream Resources, LLC, a Louisiana limited liability company ("CMR"), and IEP USA Holdings, L.L.C., a Delaware limited liability company ("IEP"), formed the Company as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. Code § 18-101, etseq., as amended from time to time (the "Delaware Act"), by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on October 13, 1999; and

    WHEREAS, CMR and IEP adopted the initial Limited Liability Company Agreement of the Company on October 13, 1999 (the "Original Agreement"); and

    WHEREAS, in the following order:  (i) IEP conveyed its entire thirty percent (30%) Ownership Interest to Acadia Holdings by Assignment of LLC Interest dated effective as of February 28, 2000, (ii) CMR conveyed a twenty percent (20%) Ownership Interest to Acadia Holdings by Assignment of LLC Interest dated effective as of February 29, 2000, and (iii) CMR conveyed a fifty percent (50%) Ownership Interest to Calpine by Assignment of LLC Interest dated effective as of February 29, 2000 (together, the "Initial Conveyances"), with the resulting Ownership Interests in the Company being held fifty percent (50%) by Acadia Holdings and fifty percent (50%) by Calpine; and

    WHEREAS, as part of the consideration for the Initial Conveyances, and as a condition thereto, Calpine and Acadia Holdings entered into the Amended and Restated Limited Liability Company Agreement of Acadia Power Partners LLC, dated as of February 29, 2000, which became effective upon the consummation of the last of the Initial Conveyances (the "Effective Time") as a comprehensive amendment and restatement of the Original Agreement, which Amended and Restated Limited Liability Company Agreement of Acadia Power Partners, LLC was subsequently amended by the First Amendment to Amended and Restated Limited Liability Company Agreement of Acadia Power Partners, LLC dated August 15, 2000, the Second Amendment to Amended and Restated Limited Liability Company Agreement of Acadia Power Partners, LLC dated November 3, 2000, the Third Amendment to Amended and Restated Limited Liability Company Agreement of Acadia Power Partners, LLC dated July 26, 2001 and the Fourth Amendment to Amended and Restated Limited Liability Company Agreement of

Acadia Power Partners, LLC dated July 27, 2001 (as amended through the Restatement Date, the "First Amended and Restated Agreement"); and

    WHEREAS, the parties desire to amend and restate the First Amended and Restated Agreement hereby; and

    WHEREAS, the parties hereto desire that, from and after the Effective Time, the Company shall continue to be governed by the Delaware Act and this Agreement;

    NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1. Definitions and Usage.  Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in the Glossary of Defined Terms attached to this Agreement as Appendix A, which also contains rules as to usage that shall be applicable to this Agreement.

Section 1.2. Appendices and Exhibits.  This Agreement consists of this document itself and the following Appendices and Exhibits which are specifically made a part of this Agreement by reference:

                Appendices:
Appendix A          Glossary of Defined Terms and Rules as to Usage
Appendix B          Members' Contributed Assets
Appendix C          Addresses for Notices; Description of Accounts
Appendix D          Arbitration Procedures
Appendix E          Members' Phase I Development Responsibilities
Appendix F          Reimbursable Member Expenses as of 1/31/00
Appendix G          Required Provisions of Asset Management Policy Manual
Appendix H          Development Plan and Construction Schedule

   Exhibits:

Exhibit A          Project Budget
Exhibit B          Initial Operating Budget
Exhibit C          Insurance Plan
Exhibit D          Legal Description of Facility Site

Section 1.3. Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and in no way are intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

ARTICLE 2
FORMATION OF COMPANY AND RELATED MATTERS

Section 2.1. Formation.  The Company was formed as a limited liability company under the laws of the State of Delaware on October 13, 1999, by the filing with the Secretary of State of Delaware of the Certificate of Formation under and pursuant to the Delaware Act and the issuance of a certificate of organization for the Company by the Secretary of State of Delaware.  In connection therewith, CMR and IEP entered into the Original Agreement as the governing agreement for the Company.  In connection with the acquisition by Calpine and Acadia Holdings of their respective fifty percent (50%) Ownership Interests in the Company, Calpine and Acadia Holdings, as the sole Members of the Company have entered into this Agreement, which is a comprehensive amendment and restatement of the Original Agreement in its entirety and shall supersede the Original Agreement effective as of the Effective Time.

            Section 2.2.  Name.  The name of the Company is Acadia Power Partners, LLC.  The business of the Company may be conducted upon compliance with Applicable Law under any other name designated by the Management Committee.

            Section 2.3.  General Purposes.  The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, the design, development, procurement, construction, ownership, start-up, operation, management, Maintenance, repair and replacement as needed of the Facility and any portions thereof (the "Project") and the engagement in any and all activities necessary, incidental or related to the foregoing.  As used in this Agreement, the term "Facility" refers to the following:  a nominally rated one thousand megawatt (1,000 MW) natural gas-fired electric generation plant and all related equipment on the Facility Site and all other equipment, facilities and real property rights at or adjacent to the Facility Site reasonably necessary for operation of the Facility, including (a) the combustion and steam turbine generators, HRSGs, auxiliary equipment and control room, (b) the Interconnection Facilities and the associated easements and rights of way adjacent to the Facility Site, (c) all wastewater easements, systems and associated improvements, and (d) valves, switches, meters, wires, towers and control equipment.

            Section 2.4.  Specific Powers of Company.  The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2.3, including the power to:

       (a)  Qualify to and conduct its business, carry on its operations and have and exercise the powers granted to a limited liability company by the Delaware Act in any state, territory, district or possession of the United States, or in any foreign country, that may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

                (b)  Enter into, perform and carry out contracts of any kind, including contracts with any Member, any Affiliate thereof, or any agent of the Company necessary, convenient or incidental to, or in connection with, the accomplishment of the purposes of the Company, including the Definitive Agreements, the Project Agreements and any Financing Documents;

                (c)  Invest and reinvest its funds;

                (d)  Sue and be sued, complain and defend, and participate in administrative or other proceedings in its name;

                (e)  Appoint agents of the Company, including officers, and define their duties and fix their compensation;

                (f)  Employ or retain such agents, officers, employees, managers, accountants, attorneys, consultants and other Persons necessary or appropriate to carry out the business and affairs of the Company, and to pay such fees, expenses, salaries and wages and other compensation as the Management Committee shall determine;

                (g)  Indemnify any Person in accordance with the Delaware Act and obtain any and all types of insurance;

                (h)  Cease its activities and cancel its Certificate of Formation;

                (i)  Negotiate, enter into, renegotiate, extend, renew, terminate, modify, amend, waive, execute, acknowledge or take any other action with respect to any lease, contract, security agreement or any other agreement with respect to any Company Assets or activities of the Company;

                (j)  Borrow money and issue evidences of indebtedness, and secure the same by a mortgage, pledge, security interest or other lien on or in some or all of the Company Assets;

                (k)  Pay, collect, compromise, litigate, arbitrate or otherwise adjust or settle any and all other claims or demands of or against the Company or to hold such proceeds against the payment of contingent liabilities; and

                (l)  Make, execute, acknowledge and file any and all documents or instruments necessary, convenient or incidental to the accomplishment of the purposes of the Company.

Section 2.5. Principal Place of Business.  The principal place of business of the Company shall initially be located in care of Cleco Midstream Resources, LLC, 2005 Vandevelde Avenue, Alexandria, Louisiana 71303 until such time as there is a business office and mailing address at the Facility Site in Acadia Parish, Louisiana.  The Management Committee may, at any time, change the principal place of business of the Company and shall give notice to the Members of such change.

            Section 2.6.  Registered Agent and Office.  The registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805, and the registered office of the Company in the State of Delaware is Corporation Service Company at the same address.  The Management Committee may, at any time, change the registered agent of the Company or the location of such registered office and shall give notice to the Members of such change.

Section 2.7. No State Law Partnership.  Other than for federal tax and state income tax purposes, the Company shall not be considered a partnership (including a limited partnership) or joint venture, no Member shall be a partner or joint venturer of the other Member for any purposes other than federal tax and state income tax purposes, and this Agreement shall not be construed to suggest otherwise.

            Section 2.8.  Title to Company Assets.  All property and assets, whether real, personal or mixed, or tangible or intangible, owned by the Company ("Company Assets") shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership of such assets.  All the Company Assets, including all the assets and properties contributed by the Members to the Company pursuant to this Agreement, shall be recorded as the property of the Company on its books and records, and all the Company Assets shall be held by the Company in its own name.

           Section 2.9.  Term and End of Term .  The term of the Company's existence as a separate legal entity commenced upon the filing of the Certificate of Formation and shall, unless earlier terminated pursuant to the provisions hereof, continue in perpetuity (the "Term").  Notwithstanding the foregoing, no later than one (1) year prior to the fiftieth (50th) anniversary of the Commercial Operation Date (such period being the "Initial Term"), the Management Committee shall meet to determine whether to continue the operation of the Facility or to dissolve the Company and trigger the Windup Events.

                (a)  In the event the Management Committee decides to dissolve the Company and trigger the Windup Events, on and after the date of this decision, the Company shall continue its existence only for such purpose until the completion of the Windup Events, at which time the Termination Date will be deemed to have occurred.

                (b)  In the event the Management Committee does not agree upon a course of action before the date that is six (6) months prior to the end of the Initial Term, either Member shall have the right to acquire all (but not less than all) of the Ownership Interest of the other Member at a Purchase Price equal to Fair Market Value of such Ownership Interest, as determined in accordance with the procedures set forth in Section 22.17.  The Member desiring to acquire all of the Ownership Interest of the other Member must submit its Offer to the other Member prior to the end of the Initial Term.  If no Offer is submitted prior to the end of the Initial Term, then, unless either Member timely initiates the Windup Events under Section 2.9(d), the Members will be deemed to have decided to continue the operation of the Facility, and the Term of the Company will continue for an Extension Term.

                (c)  In the event that each Member wishes to purchase the other Member's Ownership Interest at the end of the Initial Term or the Extension Term then in effect, then the Members will be deemed to have decided to continue the operation of the Facility, and the Term of the Company will continue for an additional period of five (5) years ("Extension Term") commencing on the next day after the last day of the Initial Term or the previous Extension Term and ending on the fifth (5th) anniversary thereof.  No later than one (1) year before the end of any Extension Term then in effect, the Management Committee shall again meet to determine whether to continue the operation of the Facility or whether to dissolve the Company and trigger the Windup Events.  In the event the Management Committee does not agree upon a course of action before the date that is six (6) months prior to the end of the Extension Term then in effect, the procedures described in Section 2.9(b) shall again be applicable with respect to each subsequent Extension Term.

                (d)  In the event that by the end of the Initial Term or the Extension Term then in effect (if applicable), the Management Committee has not agreed on a course of action and neither Member has exercised its right to purchase the Ownership Interest of the other Member, then, within six (6) months after the end of the Initial Term or the previous Extension Term (as applicable), either Member may initiate the Windup Events and this Agreement shall thereafter remain in effect only for the purpose of dissolving the Company and undertaking the Windup Events and, upon completion thereof, the Termination Date will be deemed to have occurred.  Any failure by the Management Committee to agree on a course of action under this Section 2.9 shall not constitute a Dispute or Controversy.

                (e)  The existence of the Company as a separate legal entity shall continue until the cancellation of the Company's Certificate of Formation in the manner required by the Delaware Act.

ARTICLE 3
OWNERSHIP INTERESTS AND CAPITAL CONTRIBUTIONS

Section 3.1. Members and Ownership Interests.  Upon the making of the initial Capital Contributions set forth in Section 3.2, the Members shall have the following initial Ownership Interests in the Company:

Members	Ownership Interests
Calpine	50%
Acadia Holdings	50%

          Section 3.2.  Initial Capital Contributions .

3.2.1. Initial Capitalization.  Contemporaneously with the execution and delivery of the Original Agreement, each Member made, or caused its Affiliate to make on its behalf, a Capital Contribution in cash in the following respective amounts:

Calpine	$1,000
Acadia Holdings	$1,000

These amounts have been added to the Capital Account of each respective Member.

           3.2.2.  In-Kind Contributions.  On the Contribution Date (as defined below), each Member contributed, or caused its Affiliate to contribute on its behalf, to the Company the respective assets and properties identified on Appendix B.  All such assets and properties were contributed with warranties of title by, through or under the contributing Member, but not otherwise, free and clear of any and all liens or security interests or other claims by third parties, and any and all additional Encumbrances which could adversely affect the Company's ability, in keeping with the Operating Standards, to incorporate into, or use such asset or property in connection with, the Project.  Upon such contribution, there was added to the Capital Account of each respective Member an amount equal to the sum of all Third Party Expenses incurred by the contributing Member in acquiring each such asset, as approved by the Management Committee, and the Members agreed that such an amount was the Fair Market Value as of the date of contribution of each such asset.  Each Member shall keep accurate and complete records of all Third Party Expenses incurred by it or its Affiliates in acquiring assets that are contributed to the Company and, to assist the Management Committee in determining the amount to be added to the contributing Member's Capital Account with respect to each contributed asset, each Member shall provide such documentation of its expenses as the Management Committee may request.  The Members agree that the aggregate Third Party Expenses incurred as of January 31, 2000 by each Member in acquiring the assets identified on Exhibit B to be contributed by such Member to the Company are the amounts set forth on Exhibit B.  Upon conveyance, such assets and property shall become Company Assets.  On the Contribution Date (after the appropriate additions to the Capital Accounts have been made), the Member whose Capital Account balance was lower contributed, or caused its Affiliate to contribute on its behalf, cash in an amount equal to the difference between its Capital Account balance and the other Member's Capital Account balance so that, as a result, the Members' Capital Accounts was equal on the Contribution Date.

                    3.2.3.  Actions Prior to Contribution Date .   From and after the Effective Time, as part of its Phase I development responsibilities under Appendix E, Calpine covenants to (i) pursue negotiations with each respective vendor as to the final form of the Combustion Turbine Purchase Contract, the Steam Turbine Purchase Contract and the HRSG Purchase Contract and (ii) make all payments that (1) may be required by such vendors in order to reserve such equipment prior to the date such contracts are executed by the Company or (2) may be required under such contracts once signed by Calpine on the Management Committee's direction, prior to the date such contracts are contributed and assigned by Calpine to the Company, in each case as necessary to timely secure such equipment for the Project in accordance with the Development Plan and Construction Schedule attached as Appendix J (the "Development Plan").  Payments made by Calpine pursuant to clause (ii) of the preceding sentence shall constitute Third Party Expenses, the amount of which shall be added to Calpine's Capital Account in accordance with Section 3.2.2.  The Combustion Turbine Purchase Contract, the Steam Turbine Purchase Contract and the HRSG Purchase Contract shall each require the approval of the Management Committee in advance of their execution.  These contracts are anticipated to be entered into by and between the Company and the respective vendors on or after the Contribution Date; however, if so directed by the Management Committee, Calpine will enter into one or more of such contracts on or before the Contribution Date, and if so, in accordance with the provisions of Section 3.2.4, Calpine will assign and contribute such contracts to the Company (and obtain all necessary consents from such vendors as may be required for such assignment).  Calpine guarantees that the purchase price for each of the four (4) F class combustion turbine generators to be purchased under the Combustion Turbine Purchase Contract will not exceed $34,500,000 (except to the extent changes in the scope of the Project result in a higher cost), and Calpine will pay any amount per turbine in excess of such price without being entitled to reimbursement by the Company or to any addition to its Capital Account for such excess cost.

3.2.4. Contribution Date; Contribution Deadline.  The “Contribution Deadline” shall be the date that is forty-five (45) days after the Effective Time or, if such day is not a Business Day, the next Business Day.  The “Contribution Date” shall be the date that is three (3) Business Days after the date on which both the Company and Siemens Westinghouse Power Corporation have executed the Combustion Turbine Purchase Contract (or, as the case may be, the date on which the Combustion Turbine Purchase Contract previously executed by Calpine, on the Management Committee’s direction, and Siemens Westinghouse Power Corporation is assigned by Calpine to the Company).  If the Combustion Turbine Purchase Contract is not executed by the Company (or executed by Calpine and assigned to the Company) on or before the Contribution Deadline, Acadia Holdings, in its sole discretion, may elect, by written notice to Calpine, either to (a) extend the Contribution Deadline for a reasonable time in order for the Combustion Turbine Purchase Contract to be executed by the Company (or executed by Calpine and assigned to the Company, if the Management Committee so directs), not to exceed sixty (60) days after the original Contribution Deadline, or (b) trigger the Windup Events in accordance with Article 15.  Failure by Acadia Holdings to provide notice in the foregoing circumstance within five (5) Business Days following the original Contribution Deadline shall be deemed an election to extend the Contribution Deadline until the sixtieth (60th) day after the original Contribution Deadline.  If Acadia Holdings elects to extend the Contribution Deadline, but the Combustion Turbine Purchase Contract is not executed by the Company (or executed by Calpine and assigned to the Company) on or before the extended Contribution Deadline, the Windup Events shall be commenced in accordance with Article 15.  If the Windup Events are commenced under this Section 3.2.4, then, notwithstanding anything to the contrary in Section 15.2.3, following reasonable advance notice by Acadia Holdings to Calpine, within three (3) Business Days after Acadia Holdings tenders reimbursement to Calpine for all payments made by Calpine to the steam turbine generator vendor to reserve the steam turbine generators for the Project and under the Steam Turbine Purchase Contract, Calpine shall assign to Acadia Holdings the Steam Turbine Purchase Contract (provided the Steam Turbine Purchase Contract was previously entered into by Calpine).

            Section 3.3.  Further Contributions.

                    3.3.1.  Maximum Aggregate Capital Contributions.  Subject to the provisions of Section 3.4, each Member agrees to make such further Pro Rata Capital Contributions necessary to fund the Project Costs as they are incurred in accordance with the drawdown schedule attached to the Project Budget and Section 6.1; provided, however, that each Member's aggregate Capital Contribution obligations, including all contributions pursuant to Section 3.2.2, shall not exceed the amount set forth below opposite such Member's name unless otherwise agreed to by such Member:

Calpine	$250,000,000
Acadia Holdings	$250,000,000

       3.3.2. Maximum Aggregate Capital Contribution Reduced by Guarantees.  Notwithstanding Section 3.3.1, the maximum aggregate Capital Contribution obligations set forth above for a Member shall be reduced (but not below zero) on a dollar-for-dollar basis by the maximum aggregate payment obligation then currently guaranteed from time to time by such Member or such Member’s Affiliate or Affiliates under Third Party Guarantee(s) for so long as such Third Party Guarantee(s) continue to be in effect.
                    3.3.3.  Payments by Affiliate Guarantors Prior to Commercial Operation Date.  Any amount actually paid before the Commercial Operation Date by an Affiliated Guarantor under a Third Party Guarantee will be (i) deemed to be a Capital Contribution of the Member that is, or is an Affiliate of, such Affiliated Guarantor, (ii) applied against and reduce such Member's obligations to make Capital Contributions that next come due following the date of payment, and (iii) added to the Capital Account of such Member in accordance with Section 3.7(a) as of the date of payment.  The foregoing shall be in lieu of any rights of subrogation or similar rights that the Affiliated Guarantor may otherwise have under Applicable Law.

                    3.3.4.  Payments by Affiliate Guarantors On or After Commercial Operation Date.  Any amount actually paid on or after the Commercial Operation Date by an Affiliated Guarantor under a Third Party Guarantee will, as of the date of payment, automatically become a Subordinated Obligation (as defined in Section 3.3.5) in favor of such Affiliated Guarantor.

                    3.3.5.  Subordinated Obligations.  For purposes of this Section 3.3, "Subordinated Obligation" means an obligation of the Company that is subordinated in right of payment to all operating expenses of the Company and to all debt service owing to any Person that is not a Member or an Affiliate of any Member, but that is senior in right of payment to any and all other debt service or debt obligations of the Company to any Member or any Affiliate of any Member (including any Contribution Loan) and senior in right of payment to all distributions in respect of Ownership Interests.  If the Company's available cash at any time is insufficient to pay all outstanding Subordinated Obligations at that time, the available cash shall be applied to the outstanding Subordinated Obligations pro-rata according to the respective outstanding amounts of the Subordinated Obligations.  Any amount owing as a Subordinated Obligation hereunder shall accrue interest at the Default Rate from the date such obligation arose by virtue of an Affiliate Guarantor's payment under a Third Party Guarantee until the date the Company repays the applicable Affiliated Guarantor.

            Section 3.4.  Election to Not Make Further Capital Contributions.

                    3.4.1.  Opt-Out Notice and Non-Electing Member's Election.  Notwithstanding the provisions of Section 3.3, at any time prior to the Commercial Operation Date, either Member (the "Electing Member") may make a one-time election to terminate its obligation to fund any future Capital Contributions by delivering notice thereof (the "Opt-Out Notice") to the other Member (the "Non-Electing Member"), and upon completion of the procedures in this Section 3.4, to terminate all its obligations to make any future Capital Contributions to the Company.  In such event, any future failure to fund Capital Contributions by the Electing Member (except as required in this Section 3.4) shall not constitute an Event of Default hereunder.  The Opt-Out Notice shall state that the Electing Member has elected to terminate its obligation to fund any future Capital Contributions required under this Agreement and shall either (i) offer to sell to the Non-Electing Member or its designee all of the Electing Member's Ownership Interest for a sum equal to ninety-seven and one half percent (97.5%) of the Electing Member's Capital Account balance as of the date of the Opt-Out Notice plus one hundred percent (100%) of such Member's Capital Contributions funded following delivery of the Opt-Out Notice or (ii) request that the Non-Electing Member assume the Electing Member's obligation to fund its Pro Rata share of all future Capital Contributions required under this Agreement following the thirtieth (30th) day after delivery of the Opt-Out Notice.  An Opt-Out Notice shall be irrevocable.  Regardless of which option the Electing Member offers the Non-Electing Member, the Electing Member shall continue to be obligated to fund its Pro Rata share of all Capital Contributions required under this Agreement during the thirty (30) day period following delivery of the Opt-Out Notice.  On or before the thirtieth (30th) day following delivery of the Opt-Out Notice, the Non-Electing Member shall, by notice to the Electing Member, either (a) accept the offer given the Non-Electing Member to buy, or cause its designee to buy, the Electing Member's Ownership Interest or fund the Electing Member's Pro Rata share of future Capital Contributions or (b) elect to trigger the Windup Events in accordance with Article 15.  Failure by the Non-Electing Member to deliver such notice shall be deemed an election to trigger the Windup Events.  In the event the Non-Electing Member elects to trigger the Windup Events, the Electing Member's election to terminate its obligations hereunder shall be deemed null and void, and all Members shall continue to be bound by their respective obligations hereunder until the Windup Events have been concluded and the Company is terminated.

3.4.2. Buy-Out of Ownership Interest.  In the event the Electing Member offers to sell its Ownership Interest to the Non-Electing Member and the Non-Electing Member accepts such offer, the purchase and sale of the Electing Member’s Ownership Interest shall close on the date that is ninety (90) days following receipt by the Non-Electing Member of the Electing Member’s Opt-Out Notice.  The purchase price for the Electing Member’s Ownership Interest, calculated in accordance with clause (i) of the third sentence of Section 3.4.1, shall be paid at closing.  The Electing Member shall convey its Ownership Interest to the Non-Electing Member or its designee at closing free and clear of any and all Encumbrances or claims by third parties (other than a security interest securing any Project Financing previously or concurrently approved by the Management Committee), and the Electing Member shall give such warranties and representations of title, corporate authority and due authorization to the Non-Electing Member as are customary in a sale of a membership interest in a closely held limited liability company.

         3.4.3. Funding of Electing Member’s Pro Rata Share.  In the event the Electing Member offers the Non-Electing Member the right to assume the Electing Member’s obligation to fund its Pro Rata share of Capital Contributions required under this Agreement, and the Non-Electing Member accepts such offer, the Non-Electing Member shall be obligated to fund the Electing Member’s Pro Rata share of all future Capital Contributions required by this Agreement, as an additional Capital Contribution, following the thirtieth (30th) day following receipt by the Non-Electing Member of the Electing Member’s Opt-Out Notice.  Upon each such contribution, the Ownership Interests of the Members shall be automatically adjusted to correspond to the percentage each Member’s Capital Contributions bears to the aggregate of all

Members' Capital Contributions.  The Management Committee shall give all Members notice of such adjustment to the Ownership Interests and the Capital Accounts.

      Section 3.5. No Interest on Capital Contributions.  No Member is entitled to interest on its Capital Contributions.

            Section 3.6.  Contribution Loans .

              (a)  Should there occur a Contribution Default as to any Member (a "Noncontributing Member"), then the Member which has made its required Capital Contributions (such Member being the "Contributing Member") shall have the right, but not the obligation, to advance such amount directly to the Company as a loan to the Noncontributing Member (a "Contribution Loan"), without prejudice to the Contributing Member's other rights hereunder, including the right to declare an Event of Default under Article 18.

              (b)  Each Contribution Loan shall bear interest at a rate equal to the Default Rate.  A Noncontributing Member shall repay its Contribution Loan on a first priority basis out of any and all subsequent distributions to which the Noncontributing Member would otherwise be entitled under this Agreement (and the Company and the Management Committee are hereby irrevocably directed to pay all such distributions directly to the Contributing Member), with all principal and interest in any event being due in full on the first anniversary of the date such Contribution Loan is made.  All payments on account of a Contribution Loan shall be applied first to interest and then to principal until the Contribution Loan is repaid in full.

              (c)  A Contributing Member participating in a Contribution Loan may designate an Affiliate to make a Contribution Loan hereunder on such Member's behalf.

              (d)  The Contributing Member's Contribution Loan shall be secured by a security interest in the noncontributing Member's Ownership Interest and all proceeds thereof, including all distributions attributable thereto, and each Member shall grant to the other a security interest therein to secure its obligation to repay any Contribution Loan together with interest thereon.  Such security interest shall at all times be subordinate to any security interest granted by the Members in connection with any Project Financing.

Section 3.7.  Capital Accounts.  Separate Capital Accounts shall be maintained for each Member and shall consist of the sum of (a) the cumulative amount of any cash contributed or deemed to have been contributed to the capital of the Company by such Member; plus (b) the Gross Asset Value, as of the date of contribution, of any property other than cash contributed to the capital of the Company by such Member (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code); plus (c) the cumulative amount of the Company’s Profits that has been allocated to such Member hereunder; plus (d) any items in the nature of income or gain which are specially or curatively allocated pursuant to Sections 13.3 through 13.10; plus (e) the amount of any Company liabilities assumed by such Member or which are secured by any asset of the Company distributed to such Member; minus (f) the cumulative amount of cash and the Gross Asset Value, as of the date of distribution, of all other property that has been distributed to such Member or deemed to have been distributed to such Member hereunder by the Company (net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under Section 752 of the Code); minus (g) the cumulative amount of the Company's Losses that have been allocated to such Member hereunder; minus (h) any items in the nature of deductions or losses which are specially or curatively allocated pursuant to Sections 13.3 through 13.10 hereof; minus (i) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.  All of the provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) or any successor Treasury Regulations governing the treatment of capital accounts and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

Section 3.8. Non-Liability of Members.  No Member shall be liable for the debts, liabilities, contracts or other obligations of the Company except to the extent of any unpaid Capital Contributions such Member is required to make to the Company pursuant to the terms of this Agreement and such Member’s share of the assets (including undistributed revenues) of the Company.

            Section 3.9.  Partition.  Each Member waives any and all rights that it may have to maintain an action for partition of the Company Assets.

            Section 3.10.  Resignation.  Except as provided herein, a Member may not resign from the Company prior to the dissolution of the Company and conclusion of the Windup Events.

ARTICLE 4
MEMBERS AND MANAGEMENT

            Section 4.1.  General Management Authority.  The business of the Company shall be managed by the Management Committee which shall have exclusive authority and full discretion with respect to management of the business of the Company, the right to exercise the powers of the Company described in Section 2.4 and the right and authority to delegate any of its powers to one or more delegees.  Any reference in this Agreement to voting by the Members shall mean voting by the Management Committee.  No Member shall have authority to act for, or to assume any obligation or responsibility on behalf of, the Company except with the prior approval of the Management Committee.  Without limiting its general powers under this Section 4.1 and subject to the other provisions hereof, the Management Committee is hereby specifically empowered to:

         (a)  Approve all budgets of the Company for any expense or expenditure, including each Operating Budget and Capital Expense Budget as provided in Section 6.4;

                (b)  Approve any expenditure undertaken for the Project not budgeted and/or adjustments in the approved and then-applicable Project Budget, Operating Budget or Capital Expense Budget;

                      (c)  Approve changes in the schedule for the Project;

         (d)  Approve any expenditures out of contingency funds and requests for additional Capital Contributions;

                (e)  Appoint and/or remove the Project Management Company, subject to the terms of the Project Management Agreement; appoint and/or remove the Operator, subject to the terms of the O&M Arrangements; appoint and/or remove the Project Director, or such Person's replacement, in accordance with Section 5.3; reassign either Member's development responsibilities established pursuant to Section 5.4, and appoint and/or remove the individuals responsible for undertaking those responsibilities; and appoint and/or remove the Power Marketer in accordance with the Power Marketing Agreement;

                (f)  Approve any application for and accept any conditions to any Necessary Regulatory Approvals and any other necessary or appropriate governmental permits or authorizations related to the Facility or its construction or operation;

                (g)  Approve the form and content of any Financing Commitments;

                (h)  Approve all tax policy matters regarding the Company, including elections relating to income and single business taxes (other than those elections reserved for the individual Members to make), preparation and filing of Company tax returns and the handling of and participation in Company tax audits conducted by any Governmental Authority;

                (i)  Appoint and/or remove outside legal counsel, Certified Public Accountants and other consultants for the Company;

                (j)  Approve any insurance and indemnity program covering the interests of the Company or other Persons;

                (k)  Make or approve any public announcements regarding the Project; and

                (l)  Approve the Project Agreements, Definitive Agreement or any Financing Document and any amendment thereto, waiver of any provision thereof or the exercise of remedies with respect thereto.

Section 4.2. Day to Day Management Responsibility; Operations and Maintenance.  Except to the extent delegated by the Management Committee pursuant to this Agreement, the Project Management Agreement or otherwise, responsibility for the day to day management of the business affairs of the Company shall remain with the Management Committee.

                    4.2.1.  O&M Arrangements.  Not later than three hundred sixty-five (365) days before the anticipated Commercial Operation Date, the Management Committee shall negotiate and cause the Company to enter into one or more Affiliate Contracts or commercially reasonable contractual arrangements with one or more third parties for the provision of O&M Services at the Facility (the "O&M Arrangements") by the Operator.  Consideration of the proposed O&M Arrangements, even if they include one or more Affiliate Contracts, will not be a Disqualified Matter.  The O&M Arrangements shall provide for O&M Services to be performed under the direction of the Plant Manager, who shall be an employee of the Project Management Company.  The O&M Arrangements will impose upon the Plant Manager reasonable duties to report to the Management Committee and keep it regularly informed as to Facility operations.  "O&M

Services" will consist of all routine Maintenance for the Facility and other operational functions designated by the Management Committee, which may include the following:

                (a)  Assisting the Company and the Project Management Company in preparing for commercial operation of the Facility;

                (b)  Conducting orientation and training programs for employees;

                (c)  Developing and enforcing a plant safety program, hazardous materials program and emergency response plan;

                (d)  Developing a reasonable inventory list for materials, supplies, spare and replacement parts, equipment, vehicles and other items necessary for operation and Maintenance of the Facility;

                (e)  Performing procurement services for the Company;

                (f)  Managing scheduled and unscheduled outages and emergencies at the Facility;

                (g)  Testing fuel quality;

                (h)  Operating the Facility in accordance with (i) the Annual Plan and the schedules provided by the Power Marketer for the delivery of Energy, (ii) the then current Operating Budget, and (iii) the Operating Standard;

                (i)  Carrying out periodic performance tests of the Facility;

                (j)  Preparing the Operating Budgets as required by Section 6.2.1 and Capital Expense Budgets as required by Section 6.3.1 for submission to the Management Committee for approval;

                (k)  Testing and recalibrating the Facility meter(s);

                (l)  Performing, or causing to be performed, all Maintenance necessary to keep the Facility in a condition to operate in accordance with the Operating Standard and keeping, or causing to be kept, the Facility and the Facility Site in a clean, neat and orderly condition given its nature and use;

                (m)  Performing, or causing to be performed, all Capital Repairs and Additions authorized by the Management Committee in connection with the then current Capital Expense Budget;

         (n)  Preparing and maintaining for the Company complete written operating instructions and Maintenance procedures required for the Facility (including a preventive Maintenance program); and

                (o)  Preparing and maintaining daily operating logs regarding generation of Energy and operation and Maintenance of the Facility.

If the Management Committee does not agree on the final form of the O&M Arrangements, the matter shall constitute a Dispute or Controversy that shall be resolved in accordance with Article 20.

4.2.2. Major Maintenance Arrangements.  Not later than one-hundred eighty (180) days before the Commercial Operation Date, the Management Committee shall negotiate and cause the Company to enter into one or more Affiliate Contracts or commercially reasonable contractual arrangements with one or more third parties for the provision of Major Maintenance Services at the Facility (“Major Maintenance Arrangements”).  Consideration of the proposed Major Maintenance Arrangements, even if they include one or more Affiliate Contracts, will not be a Disqualified Matter.  “Major Maintenance Services” will consist of all non-routine Maintenance for the Facility, including overhauls and major Maintenance work required for the combustion turbine generators, steam turbine generators and heat recovery steam generators, and other similar or related functions designated by the Management Committee. Because each Member is qualified and willing to provide certain of the Major Maintenance Services to the Project below the market rate for such services, the Management Committee shall give special preference to (a) an Affiliate Contract with Calpine or its Affiliate for the performance of major Maintenance work on the Facility’s combustion turbine generators and (b) an Affiliate Contract with Acadia Holdings or its Affiliate for the performance of the other Major Maintenance Services.  If the Management Committee does not agree on the final form of the Maintenance Arrangements, the matter shall constitute a Dispute or Controversy that shall be resolved in accordance with Article 20.

                    4.2.3.  Owner's Representative.  Under Section 4.5 of the O&M Agreement, the Company has the right to determine that Cleco may substitute one of its (or its Affiliates') employees for an employee of the operator under the O&M Agreement in a supervisory level position under the Plant Manager.  In the event that the Management Committee reaches a deadlock on the issue of whether to allow Cleco to make such a substitution under the O&M Agreement, Acadia Holdings shall have the right (without the consent or approval of any other Member) to place an employee of Cleco (or one of its Affiliates) at the Facility Site as an Owner's representative.

                    4.2.4.  Replacement Upon Event of Default and Termination of PPA.  If (i) there occurs an Event of Default (as defined in the 2001 PPA or the 2003 PPA) by Calpine Energy, or any successor or assignee to Calpine Energy under the 2001 PPA or the 2003 PPA that is an Affiliate of Calpine Parent, and (ii) the Company terminates one or both PPAs due to such Event of Default, then upon request by Acadia Holdings, within thirty (30) days following the date of such request:

          (a)  The Company shall require Calpine Central to enter into a written instrument of assignment and assumption transferring the O&M Agreement and the Project Management Agreement to Acadia Holdings or an Affiliate thereof designated by Acadia Holdings (together with its address), such instrument to be in form and substance satisfactory to the Company and Acadia Holdings; and

                (b)  Acadia Holdings shall, or shall cause its designated Affiliate to, enter into such instrument of assignment and assumption as assignee.

This Section 4.2.4 constitutes the prior written consent of the Company to the foregoing assignment and assumption in accordance with Section 12.1 of the O&M Agreement and Section 12.1 of the Project Management Agreement.

            Section 4.3.  Management Committee .

4.3.1. Member’s Representatives.  The Management Committee shall consist of two (2) representatives for each of Calpine and Acadia Holdings (each a “Representative”).  There shall also be one alternate designated for each Representative (each an “Alternate”), who shall have authority to act in the absence of either or both of its Representatives.  Any Member may at any time, by prior notice to the other Member, remove its Representative(s) or Alternate(s) on the Management Committee and designate a new Representative(s) or Alternate(s).  Each Representative shall serve on the Management Committee until his or her successor shall be duly designated or until his or her death, resignation or removal by the Member that appointed him or her. Any right or privilege of a Representative hereunder may, in the absence of the Representative, be exercised by its Alternate, and references herein to any rights or privileges of a Representative shall mean the “Representative or its Alternate acting on behalf of the Representative.”  The participation and acts (including the execution of any documents) by an Alternate shall be deemed to be the act of the Representative(s) for whom such Alternate is acting without any evidence of the absence or unavailability of such Representative(s).  Any decision by the Management Committee, and any action taken by the Company in compliance with the direction of the Management Committee pursuant to its authority hereunder, shall be binding on the Company and each Member, whether such direction was approved in accordance with the provisions hereof by the Representatives or one or more of the Alternates acting on behalf of their respective Representative(s).  Each Member shall promptly give notice to the other of any change in the business address or business telephone of any of its Representatives or Alternates.  As of the Restatement Date, the Members designate the following individuals as their Representatives and Alternates:

Position	Calpine	Acadia Holdings
Representative	Woody Saylor	Samuel Charlton, III
Representative	Robert Regan	Bill Fontenot
Alternate	Andre K. Walker	Keith Johnson
Alternate	Steve Dowdy	Chuck Murray

The Management Committee may adopt such rules of order, by-laws and policy statements and directives as it considers necessary or appropriate for the conduct of its business and that of the Company.  Each Member shall use reasonable efforts to cause its Representatives or Alternates to attend each meeting of the Management Committee, and no Member shall withhold the presence or participation of its Representatives or Alternates to forestall decisions in matters relating to the Project.  An Alternate may take the place of one or both of its Member's Representatives at a meeting.  Other employees or agents of the Members may also attend meetings.

       4.3.2. No Fiduciary Duties of Representatives and Alternates.  To the fullest extent permitted by Applicable Law, including Section 18-1101(c) of the Delaware Act, each Representative and each Alternate shall be deemed an agent of the Member that designated such Representative or Alternate and shall have no duty (fiduciary or otherwise) to the Company or to the other Member.  Each Member, by execution of this Agreement, agrees to, consents to, and acknowledges the delegation of powers and authority to the Management Committee, and to actions and decisions of the Management Committee within the scope of the Management Committee’s authority as provided herein.

       4.3.3.  Regular Meetings.  Unless otherwise agreed by the Management Committee, the Management Committee shall meet at least once each Month on the third Tuesday of the Month.

                    4.3.4.  Special Meetings.  In addition to its regular monthly meetings, special meetings of the Management Committee may be called by the Chairman of the Management Committee upon the request of a Member, any Representative, the Project Director, the Construction Manager or the Plant Manager, as applicable.

                    4.3.5.  Telephonic Meetings Permitted.  Representatives and Alternates, or any committee designated by the Management Committee, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

                    4.3.6.  Chairman; Secretary.

                (a)  A Calpine Representative shall act as Chairman of the Management Committee from the Effective Time until the Commercial Operation Date.  As of the Restatement Date, Samuel Charlton, III has been designated as the Chairman of the Management Committee.  Chairmanship of the Management Committee shall rotate between the Members every two (2) Fiscal Years during the Term, such rotation to be effective on January 1 of every other Fiscal Year.  The Chairman shall at all times be one of the Representatives.  The Chairman of the Management Committee shall provide notice to each Representative stating the place, date and hour of each meeting of the Management Committee, together with an agenda for the meeting, not less than ten (10) days before the date of the meeting (unless such notice is waived by each Member's Representatives either at the meeting or by written consent).  The Chairman of the Management Committee shall include on the agenda any items that a Member or a Representative requests in advance to be included.  At least five (5) days before each meeting (or if the meeting is called on shorter notice, as far in advance as is practicable under the circumstances), detailed information on the matters to be considered by the Management Committee will be provided to each Representative. The Chairman shall have the authority to sign for and bind the Company to all agreements, subject to the prior approval of the Management Committee.  The Chairman will have the same voting power as the other Representatives and will not have any right to cast any tie-breaking or special vote of any kind.

                (b)  The Chairman or any Representative may invite additional attendees to meetings of the Management Committee.  Such attendees, who shall be identified at the commencement of such meeting, shall have no power to vote on any matters but may participate in discussions in accordance with the Management Committee's rules of order.

                (c)  The Management Committee shall also designate a Secretary of the Management Committee, who may or may not be a Representative or Alternate.  The Secretary shall be responsible for maintaining all minutes and other necessary records of the meetings of the Management Committee and shall be authorized to execute and deliver any and all certificates acknowledging actions approved by the Management Committee.  Within ten (10) days after each Management Committee meeting, the Secretary shall send to each Member for review and approval a copy of the minutes of such meeting. In addition, the Secretary shall have such other responsibilities as are customarily undertaken by the Secretary of a corporation or are otherwise authorized by action of the Management Committee.

       4.3.7. Voting of Ownership Interest.  Each Representative’s vote shall represent one half (½) of the Ownership Interest in the Company then owned by the Member that appointed such Representative.  If only one Representative of a Member is present, in person or by telephonic means, at a Management Committee meeting, such Representative shall be entitled to cast two (2) votes that together represent the full Ownership Interest then owned by the Member that appointed such Representative.

                    4.3.8.  Quorum; Simple Majority Vote Required for Action.  The Management Committee may act only if a quorum is present, whether in person or by telephonic means.  A quorum shall consist of Representatives representing a Simple Majority.  Except as set forth in Sections 4.3.9 and 4.3.10, the Management Committee shall act by a Simple Majority vote cast by the Representative(s) at a meeting at which a quorum of the Representative(s) are present.  In the event that a Simple Majority vote is not reached on a matter before the Management Committee requiring a Simple Majority vote, such event shall constitute a Dispute or Controversy, and either Member may seek resolution of such matter under the terms of Article 20.  In the event that a Simple Majority decision is reached, the matter shall be acted upon by the Company.

                    4.3.9.  Super Majority Vote on Certain Matters.  The following matters shall require a Super Majority vote by the Representative(s) at a meeting at which a quorum of the Representative(s) are present in order to be acted upon by the Company:

                (a)  The sale of all or a substantial portion of the Company Assets;

                (b)  Merger or consolidation of the Company with another Person; and

                (c)  Voluntary winding up of the affairs of the Company and dissolution or liquidation of the Company.

By contrast to matters requiring approval by a Simple Majority vote under Section 4.3.8, failure to secure a Super Majority vote on any matter that requires approval by Super Majority vote under this Section 4.3.9 shall not constitute a Dispute or Controversy and shall not be subject to resolution under the terms of Article 20.

                    4.3.10.  Unanimous Approval Required.  The following matters shall require a vote of one hundred percent (100%) of the Ownership Interests in order to be acted upon by the Company:

                (a)  Any proposal by a Member to substitute credit support pursuant to Section 4.4.5;

                (b)  The appointment of a Liquidator under Section 15.2(b);

                (c)  Any action contemplated by Code § 6222 through 6231; and

                (d)  A change in the nature of the Company's business.

By contrast to matters requiring approval by a Simple Majority vote under Section 4.3.8, failure to secure a unanimous vote on any matter that requires approval by unanimous vote under this Section 4.3.10 shall not constitute a Dispute or Controversy and shall not be subject to resolution under the terms of Article 20.

       4.3.11. Action Without a Meeting.  Any action required by the Delaware Act to be taken at a meeting of the Members, or any action which may be taken at a meeting of the Management Committee or of any committee established by the Management Committee, may be taken without a meeting if all Representatives, or all members of such committee established by the Management Committee, consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of the Management Committee or such committee, as the case may be.  A telegram, telex, cablegram or similar transmission by a Representative, or a photographic, photostatic, facsimile or similar reproduction of a writing signed by a Representative, shall be regarded as signed by the Representative for purposes of this Section 4.3.11.

                    4.3.12.  Management Committee Compensation.  Representatives and Alternates shall not be entitled to any compensation for their services as members of the Management Committee.

                    4.3.13.  Duties of Members.  Each Member and its Affiliates, in connection with the business and affairs of the Company, and in exercising such Member's discretion under this Agreement, shall to the fullest extent permitted by Section 18-1101(c) of the Delaware Act, be entitled to consider such interests and factors as such Member desires, including its own interest and the interest of its Affiliates, and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Company or any other Member.

            Section 4.4.  Business with Affiliates .

                    4.4.1.  Arms' Length Basis for Affiliate Contracts.  The Members or their Affiliates shall not be precluded from providing goods and/or services to the Project.  All contracts for the provision of goods and/or services to the Project by a Member or an Affiliate thereof ("Affiliate Contracts") shall be negotiated and administered in good faith on an arms' length basis and, at the time of execution, have terms at least as favorable to the Project as those available in the market from unaffiliated third parties.  Except as provided below, upon execution of any Affiliate Contract approved by the Management Committee, each Member shall be deemed to have waived any right to object to the terms of such Affiliate Contract on the grounds of the absence of good faith, lack of arms' length negotiations or the presence of terms not at least as favorable to the Project as those available in the market from unaffiliated third parties; provided, however, that (a) if a Member whose Representative(s) voted against approval of an Affiliate Contract owned less than a forty-five percent (45%) Ownership Interest in the Company at the time of such vote, such Member shall not be deemed to have waived any right to object to the terms of the Affiliate Contract on the grounds of the absence of good faith, lack of arms' length negotiations or the presence of terms not at least as favorable to the Project as those available in the market from unaffiliated third parties and (b) such Member's objection to the terms of such Affiliate Contract shall constitute a Dispute or Controversy for resolution in accordance with Article 20.

                    4.4.2.  Disqualified Matters.  So long as each Member owns at least a forty-five percent (45%) Ownership Interest, in the event that a Member or any of its Affiliates is a party to an Affiliate Contract, then (a) such Member's Representatives on the Management Committee shall be disqualified from voting on decisions or actions involving a Disqualified Matter as to the Affiliate Contract and (b) the Representatives who are not disqualified shall vote on such Disqualified Matter in accordance with the best interests of the Company.  "Disqualified Matters" means actions by the Company or by the Management Committee on behalf of the Company in response to a breach of or default (or alleged breach or default) under the subject Affiliate Contract (such as a waiver of the breach or default, notice of breach or event of default or notice of termination for breach in accordance with the terms of the Affiliate Contract) or enforcement or exercise of any of the Company's rights or remedies in respect to such breach or default (or alleged breach or default).  Disqualified Matters shall not include the initial approval of an Affiliate Contract or matters other than those relating to a breach or default that may arise during the term of an Affiliate Contract, such as an amendment of the terms thereof requested by any party thereto, renewal or extension of the Affiliate Contract or the terms applicable to the renewal period, or a decision to select or approve the Project Director, Construction Manager, Asset Manager or Plant Manager.  In the event a proposal includes Disqualified Matters and matters other than Disqualified Matters, then such matters shall be presented as separate proposals to the Management Committee.  The Representatives who are disqualified from voting on a Disqualified Matter shall not be excluded from discussions of the Disqualified Matter, and shall receive notice of the intent to vote on the Disqualified Matter and an opportunity to be heard on the matter prior to such vote.  Nothing herein shall prohibit the counterparty to any Affiliate Contract from enforcing its rights under the Affiliate Contract or contesting any determination of a breach or default under the Affiliate Contract.

4.4.3. Liability for Actions.  In the event that an Affiliate that was determined by the Management Committee to be in breach or default of an Affiliate Contract pursuant to a vote on a Disqualified Matter is subsequently found, in a final, nonappealable judgment or binding arbitral decision, not to have been in such breach or default to the extent claimed by the Management Committee, the Member who was not disqualified from voting with respect to such matter shall indemnify and hold the Company harmless against any liability or damages due to the Affiliate as a result thereof.

                    4.4.4.  Conflicts of Interest; Competition with Project.  Subject to the other express provisions of this Agreement, each Member and its Affiliates, at any time and from time to time may possess business interests and engage in business activities in addition to those relating to the Project, including business interests and activities in direct competition with the Project.  Neither Member nor its Affiliates shall have any rights by virtue of this Agreement in any outside business ventures of the other Member or its Affiliates.  No Member or its Affiliates shall have any obligation to offer the other Member or any Affiliate thereof the right to participate in any outside business venture and in no event shall such Member or Affiliate have any liability to the other Member or any Affiliate thereof under the "corporate opportunity" or similar doctrine.

                    4.4.5.  Substitution for Credit Support.  As of the Effective Time, Calpine Parent entered into the Calpine Limited Guaranty and Cleco entered into the Cleco Limited Guaranty.  Each of Calpine and Cleco shall have the right at any time during the Term to substitute and replace such guaranty or credit support with such assurances and other credit support as are acceptable to both Members.

                    4.4.6.  Certain Actions Under Calpine 2001 PPA Guaranty.  Under Section 6(d) of the Calpine 2001 PPA Guaranty, the Company has the right in specified circumstances to take certain actions and make certain elections with respect to credit support to be provided by or on behalf of Calpine Parent.  Notwithstanding anything to the contrary, Acadia Holdings shall have the sole right on behalf of the Company (without the consent or approval of any other Member) to take all actions and make all elections provided for on the Company's part in Section 6(d) of the Calpine 2001 PPA Guaranty and all such actions taken and elections made by Acadia Holdings shall be binding on the Company.

ARTICLE 5
JOINT DEVELOPMENT OF PROJECT

            Section 5.1.  Owner Construct.  By entering into this Agreement the Members have committed to the construction and operation of the Facility subject to the terms and conditions of this Agreement.  It is understood and agreed that the Company intends to construct the Facility on an "owner construct" basis by entering into the Construction Agreements, and there will not be a turnkey contract for the design, procurement, construction or commissioning of the Facility, subject to the Company entering into the Construction Agreements (including provisions adequately addressing matters such as schedule and performance guarantees and associated liquidated damages and remedies, warranties, allocation of risk for Force Majeure and other matters, step-in rights in the case of non-performance or inadequate performance, and credit support) in form and substance acceptable to the Management Committee and sufficient to support a Project Financing on commercially reasonable terms.

Section 5.2. Phases of Development.  The Project shall be developed by the Company in the following phases, each of which is outlined in detail below:

                (a)  "Phase I" commenced prior to the Effective Time and shall end on the Project Director Discharge Date, it being understood that Phase I and Phase II will overlap. Phase I shall consist of all activities necessary or appropriate for the development and financing

(if any) of the Project (the "Phase I Activities"), including (i) due diligence, (ii) updating of the Development Plan, (iii) updating of the Project Budget and Initial Operating Budget, (iv) preparation, negotiation and execution of the Project Agreements, (v) applying for and obtaining Necessary Regulatory Approvals (other than those which cannot be applied for or obtained until after the Commercial Operation Date), (vi) negotiation of and entering into such other arrangements and contracts as are necessary or advisable to construct or operate the Facility, and (vii) design and engineering activities.  The Phase I Activities shall exclude the Phase II Activities.

                (b)  "Phase II" shall commence at the Effective Time and shall end on the Commercial Operation Date.  Phase II shall consist of all activities necessary or appropriate for the construction, testing and start-up of the Facility (the "Phase II Activities"), and shall include (i) procurement activities and (ii) hiring and training of necessary operating staff.

                (c)  "Phase III" shall commence on the Commercial Operation Date and shall end on the Termination Date.  Phase III shall consist of all activities necessary or appropriate for the operation, maintenance and management of the Project in accordance with the Operating Standard, this Agreement, the Definitive Agreements, the Project Agreements and the Financing Documents (the "Phase III Activities").

          Section 5.3.  Project Director .

5.3.1. Role of Project Director.  Responsibility for coordinating Phase I Activities shall rest primarily with the Project Director, who shall be the Company’s individual representative authorized and empowered to act for and on behalf of the Company on matters relating to the development of the Project (the “Project Director”), in compliance with the Development Plan.  The Project Director shall be subject to and shall follow the overall direction of the Management Committee.  In the event of an inconsistency between the directives of the Management Committee and the Project Management Company or any other Person (other than a Governmental Authority), the Project Director shall follow the Management Committee’s directives.  The prior authorization of the Management Committee shall be required before the Project Director may make any commitments or take on any liabilities or obligations that are binding on the Company.  Without limiting the general nature of his or her accountability to the Company, and subject to the other provisions of this Section 5.3, the Project Director shall (a) lead in planning and conducting negotiations with the counterparties to any Project Agreement as to which neither Member has responsibility under Section 5.4, (b) co-ordinate all activities for which each Member has responsibilities under Section 5.4, (c) establish formal lines of communications with the Management Committee to coordinate his or her activities and keep the Management Committee and the Members informed on a timely basis of matters relating to the Project, and (d) carry out any other function in relation to the Project delegated to or required of him or her by the Management Committee.

           5.3.2.  Powers and Authority.  The Project Director shall have all necessary powers and authority to enable him or her to execute and carry out the day to day administration of the Project until the Project Director Discharge Date.  For the period of his or her service as Project Director, the Company shall be bound by the written communications, directions, requests and decisions given or made by the Project Director (to the extent approved by the Management Committee), and all third parties engaged in connection with the development of the Project, including the Project Management Company, shall be entitled to rely thereon.

                    5.3.3.  Reporting Responsibilities.  The Project Director shall furnish monthly progress reports to the Management Committee and otherwise consult with the Management Committee on a regular basis as to its directives and the progress of the Project.  In addition, the Project Director will hold weekly status meetings in order to keep all participants fully informed as to Project activities.  All the individuals identified on Appendix E as having responsibility for a Phase I Activity, and any other individuals requested by a Member, may participate in such meetings in person or by telephone via a 1-800 conference call to be arranged by the Project Director.  The Project Director shall use good faith efforts to keep Acadia Holdings informed on a regular basis with regard to all aspects of the Phase I Activities, and shall notify Acadia Holdings of meetings with any third parties relating to the Phase I Activities.  (The Project Director shall not be required to notify Acadia Holdings of meetings involving only Calpine and its Affiliates.) Acadia Holdings will identify for the Project Director an individual as its representative for such purpose, which individual may be replaced from time to time upon notice by Acadia Holdings to the Project Director.  Neither compliance, nor failure to comply, with the preceding two sentences shall limit the authority of the Project Director, constitute a condition to performance of any of his or her obligations hereunder or under the Project Management Agreement, or create any liability for the Project Director or Calpine.

                    5.3.4.  Standard of Conduct.  The Project Director shall (a) devote sufficient time to the Project in order to perform fully and effectively his or her duties as described in this Agreement and (b) perform his or her duties in an effective and professional manner and in the best interests of the Company, according to accepted industry standards for project management.  If Calpine or an Affiliate of Calpine is the Project Management Company, Calpine shall cause the Project Management Company to provide the Project Director with the necessary resources to accomplish his or her responsibilities hereunder.  If Acadia Holdings or an Affiliate of Acadia Holdings is the Project Management Company, Acadia Holdings shall cause the Project Management Company to provide the Project Director with the necessary resources to accomplish his or her responsibilities hereunder.  The Project Director shall have no liability for his or her failure to perform his or her obligations hereunder and the sole recourse of the Members and the Company shall be to cause the Management Committee on behalf of the Company and each Member, in accordance with Section 5.3.5, to remove the acting Project Director and replace him or her with an individual approved by the Management Committee.

5.3.5. Appointment and Removal of Project Director.

                (a)  The Project Director has been identified and proposed by the Project Management Company, subject to approval by the Management Committee, and is employed by the Project Management Company or an Affiliate of the Project Management Company.  The power and authority of the Project Director shall continue in full force and effect until the date on which the Management Committee determines that the Phase I Activities hereunder have been completed or that their coordination will be completed by the Construction Manager or the Plant Manager (the "Project Director Discharge Date").

                (b)  The appointed Project Director may be earlier terminated by the Management Committee (i) if he or she has failed to follow the directions of the Management Committee in any material instance or to observe any provision of this Agreement, after notice to the Project Management Company and the Project Director specifying the infraction and the actions to be taken to remedy the same, and a reasonable opportunity to cure such infraction has elapsed without remedying the infraction, by a vote of the Management Committee (with such matter considered a Disqualified Matter on which the Member that is the Project Management Company or the Member whose Affiliate is the Project Management Company, as the case may be, shall have no vote) or (ii) if said individual dies, becomes incapacitated or ceases working for the Project Management Company or an Affiliate of the Project Management Company.  In the event the appointment of a Project Director is terminated, the Member that is the Project Management Company or the Member whose Affiliate is the Project Management Company, as the case may be, shall promptly provide the Company with a plan for succession and orderly transition of the Project Director's functions so that at no point will there be no Project Director in place, including, in the event the appointment of the Project Director is terminated under clause (ii) above, the temporary appointment of an interim Project Director (which shall not require Management Committee approval) who shall serve in such capacity until the Management Committee shall have approved a replacement Project Director.

           (c)  Upon the Management Committee's direction, the Member that is the Project Management Company or the Member whose Affiliate is the Project Management Company, as the case may be, shall implement such succession plan.  As part of such plan, the Project Management Company shall give the Company notice of the proposed substitution or replacement of another qualified individual as the Project Director to serve until the Project Director Discharge Date (together with information as to the individual's qualifications and credentials), and the Management Committee shall have the right to approve or disapprove of the individual proposed to serve as the Project Director.  If the Management Committee does not approve the individual proposed within fifteen (15) days after the proposal is made, the Member that is the Project Management Company or the Member whose Affiliate is the Project Management Company, as the case may be, shall promptly propose another qualified individual in accordance with the preceding sentence.  Until the Management Committee approves a replacement Project Director, the then acting Project Director (including any interim Project Director) shall continue in the performance of his or her duties as Project Director.

          Section 5.4.  Members' Phase I Development Responsibilities .

                    5.4.1.  Assignment of Phase I Responsibilities to Members.  Specific Phase I development responsibility shall be allocated among the Members, and may be reallocated from time to time, by the Management Committee in order to optimize the handling of specific responsibilities.  The initial responsibilities allocated to each Member as of the Effective Time are set forth on Appendix E.  Each Member agrees to the following with respect to the tasks assigned to it:

                (a)  To appoint an individual, who may or may not be the Member's Representative, to have lead responsibility for each of the tasks assigned.  Such individual will coordinate his or her activities directly with the Project Director, who shall supervise and coordinate all Phase I Activities;

                (b)  To provide to the Project Director an initial budget of anticipated Third Party Expenses and Reimbursable Member Expenses and schedule for accomplishing its tasks and other data and information in regard to the budget and schedule upon the Project Director's request or as circumstances warrant;

                (c)  To act as the interface with, and supervise, all third parties performing work related to its tasks;

                (d)  To report to the Project Director as requested, or cause the individuals to whom such tasks are assigned to report to the Project Director as requested, regarding the status of the Member's tasks, and to report all major developments relating to its tasks as circumstances warrant;

                (e)  To provide such information and materials, or to cause the individuals to whom such tasks are assigned to provide such information and materials, as the Project Director or the other Member may reasonably request and to allow review by the Management Committee or the other Member of all material work product; and

                (f)  To cooperate with the other Member in performing its respective tasks.

The foregoing Member responsibilities may be expanded, limited or terminated at any time by the Management Committee.

5.4.2. Reimbursement of Reimbursable Member Expenses.  Each Member shall be entitled to reimbursement by the Company for all Reimbursable Member Expenses incurred in connection with its Phase I responsibilities, to the extent included in the Project Budget, in accordance with Section 6.1.3(b).  Notwithstanding the foregoing, each Member shall bear its own internal costs and expenses that are incurred in connection with the preparation and execution of this Agreement and the Definitive Agreements, or in excess of the amounts included in the Project Budget, and the Capital Account of each such Member shall not be increased for such costs and expenses.  Expenses incurred by a Member or any of its Affiliates in performing any contract with the Company shall not be included as Reimbursable Member Expenses to be reimbursed pursuant to this Section 5.4.2, but shall be governed by the contract under which they are incurred.
5.4.3. Standard of Conduct of Individuals Assigned by Responsible Member.  The individuals responsible for performing the tasks assigned to them by either Member shall (a) devote sufficient time to the Project in order to perform fully and effectively the assigned responsibilities and (b) perform his or her duties in an effective and professional manner and in the best interests of the Company, according to accepted industry standards.  The Member responsible for each task shall provide each such individuals the necessary resources to accomplish his or her responsibilities hereunder.  No individual assigned to perform a task identified on Appendix E shall have any liability for his or her failure to perform his or her respective obligations, and the sole recourse of the Members and the Company shall be to cause the Management Committee, on behalf of the Company, to remove the individual assigned to such task and replace him or her with an individual approved by the Management Committee.

                    5.4.4.  Appointment and Removal of Individuals.  The appointment of any of the individuals responsible for performing the tasks assigned to them by either Member may be earlier terminated by the Management Committee (a) if he or she has failed to follow the directions of the Management Committee in any material instance or to observe any provision of this Agreement, after notice to the Member and the Project Director that appointed such individual specifying the infraction and the actions to be taken to remedy the same, and a reasonable opportunity to cure such infraction has elapsed without remedying the infraction, by a vote of the Management Committee (with such matter considered a Disqualified Matter on which the Member appointing such individual shall have no vote) or (b) if said individual dies, becomes incapacitated or ceases working for a Member or its Affiliate.  In the event the appointment of any individual is being terminated, the Member to whom his or her responsibility was assigned under Section 5.4.1 shall provide the Company with a plan for succession and orderly transition of the individual's responsibility so that at no point will such responsibility be unassigned, including, in the event an individual's appointment is terminated under clause (b) above, the temporary appointment of a qualified individual (which shall not require Management Committee approval) who shall undertake the responsibility in the interim until the Management Committee shall have approved a replacement.

            Section 5.5.  Project Agreements.  During Phase I, Project Agreements will be negotiated by the Member that has been delegated responsibility for the applicable Project Agreement pursuant to Section 5.4.1, or as otherwise designated by the Management Committee, and the Member to whom the lead responsibility is assigned for the applicable Project Agreement shall cause the appropriate individuals to negotiate the applicable Project Agreements, unless and until the Management Committee reassigns such responsibility.  Following the completion of the Phase I Activities, except as provided in Section 5.6 (regarding, without limitation, Significant Offtake Agreements presented by the Members) and Article 7 (regarding, without limitation, the responsibilities of the Power Marketer), the Project Management Company shall be primarily responsible for negotiating all remaining Project Agreements subject to the direction of the Management Committee.  All Project Agreements shall be subject to the approval of the Management Committee.

            Section 5.6.  Significant Offtake Agreements.  No Member may enter into any Offtake Agreement, or any binding term sheet for an Offtake Agreement, on behalf of the Company.  In addition to the provisions of Section 5.5 (regarding, without limitation, negotiation of Project Agreements) and Article 7 (regarding, without limitation, the responsibilities of the Power Marketer), either Member may, from time to time during the Term, present proposed Significant Offtake Agreements to the Management Committee for consideration.  A Significant Offtake Agreement proposed for execution by the Company shall be submitted to the Management Committee for approval either at a regular meeting of the Management Committee or a special meeting of the Management Committee called for that purpose.  In either event, in order for a Significant Offtake Agreement to be considered by the Management Committee, the proposing Member shall provide a copy of the agreement to the Chairman no less than seven (7) days before the date of the meeting. The Chairman shall distribute the Significant Offtake Agreement along with the detailed information on matters to be considered by the Management Committee at such meeting to be distributed to the Representatives at least five (5) days before the meeting in accordance with Section 4.3.6(a).  The foregoing requirement that a copy of the proposed Significant Offtake Agreement be delivered to the Representatives in advance of a meeting of the

Management Committee may be waived if done so in writing by all the Representatives attending such meeting.  Provided the proposed Significant Offtake Agreement has been delivered to the Members in advance of the meeting (or such requirement is waived), the proposed agreement shall be considered by the Management Committee at the meeting.  The Management Committee shall in its discretion:

                (a)  Vote to approve the proposed Significant Offtake Agreement, in which event the proposed agreement shall be executed by the Chairman on behalf of the Company or the proposing Member shall be authorized to conclude any final negotiations of the agreement (which shall not include any material changes from the agreement presented to the Management Committee for approval), and prepare and submit to the Chairman for signature the final, executable Significant Offtake Agreement;

                (b)  Subject to the provisions of Section 5.6.1, vote against approving the proposed Significant Offtake Agreement, in which event the proposing Member shall take no further action on behalf of the Company with regard to the proposed agreement; or

                (c)  Specify revisions to the terms of the proposed Significant Offtake Agreement that the Management Committee requires for approval of the agreement, in which event the proposing Member (i) shall continue to negotiate with the counterparty to the proposed agreement in order to address such terms to the satisfaction of the Management Committee and (ii) shall, if it is successful in negotiating the terms required by the Management Committee (or in negotiating such alternate terms that the proposing Member reasonably believes the Management Committee may desire to accept), present the revised Significant Offtake Agreement at a subsequent meeting of the Management Committee in accordance with the foregoing procedures.

       5.6.1.  Procedure Prior to Project Financing.  The provisions of this Section 5.6.1 are applicable during the period from the Effective Time until the earlier to occur of (a) the first drawdown of funds under the Company’s initial Project Financing, and (b) the date either Member acquires control of a Simple Majority.  During this period, if, after consideration of a Prequalified Significant Offtake Agreement proposed by either Member, the Management Committee does not agree on a course of action pursuant to clauses (a), (b) or (c) of Section 5.6, within fifteen (15) Business Days after the proposed Prequalified Significant Offtake Agreement was first considered at a meeting of the Management Committee, the Management Committee shall be deemed to have voted to approve the proposed Prequalified Significant Offtake Agreement, and, except as provided below, the Chairman shall execute the Prequalified Significant Offtake Agreement on behalf of the Company.  The term “Prequalified Significant Offtake Agreement” means a Significant Offtake Agreement, (a) with any Person (including an Affiliate of either Member) as the offtaker having a Standard & Poor’s credit rating of BBB- or better, or the Moody’s equivalent thereof, and (b) that, when analyzed using the Base Model, is  projected (on a stand alone basis) to result in a nine percent (9%) unlevered internal rate of return to the Company, after income taxes (assuming an overall income tax rate of 38.25%), based on the Project Costs, Operating Expenses (including fuel costs), Capital Expenses, Tax depreciation and other items allocable to the Capacity and Energy sold under the proposed Prequalified Significant Offtake Agreement.  “Base Model” means the Project’s spreadsheet financial model that will be reasonably agreed upon by the Management Committee within sixty (60) days after the Effective Time. Notwithstanding anything to the contrary herein, the Representatives that do not agree that the Prequalified Significant Offtake Agreement should be entered into by the Company may specify particular revisions to the terms of the proposed Prequalified Significant Offtake Agreement that they require for approval of the agreement, in which event the proposing Member shall endeavor, in good faith within a reasonable time not to exceed thirty (30) days, to negotiate those terms requested by the dissenting Representatives, and the Company shall not enter into the proposed Prequalified Significant Offtake Agreement until the proposing Member has so endeavored to negotiate the requested terms.  Regardless whether the requested terms are or are not included in the proposed Prequalified Significant Offtake Agreement following such good faith endeavors, at the end of such thirty (30) day period, the Chairman shall execute such Prequalified Significant Offtake Agreement as provided above in the form then negotiated for the Company by the proposing Member.

Section 5.7.  Project Financing.

5.7.1. Project Finance Criteria.  The Company will, as its primary financing strategy, pursue financing for the Project on the basis of loans or bonds which are non-recourse and off-balance sheet to the Members and their Affiliates, under which (a) the lenders will have a first priority perfected security interest in all Company Assets (without any cross-collateralization or cross-default to any other assets or indebtedness of the Members or their Affiliates), and (b) the Members and their Affiliates will not have any obligation or liability in respect of such financing except for (i) obligations to contribute equity, including equity for cost overruns (with each Member being responsible for its Pro Rata share of any such equity up to a maximum to be agreed by the Members), (ii) the Members’ pledge of their respective Ownership Interests as security for the project debt, with no representations, warranties or covenants other than usual and customary corporate representations and warranties for a pledge agreement in a non-recourse, off-balance sheet financing of the type described above, and (iii) any obligations that the Members or their Affiliates may elect to undertake pursuant to the Financing Documents (“Project Financing”).  Accordingly, the Members agree that this Agreement, the Definitive Agreements and the Project Agreements are intended to comply with standards and requirements for a Project Financing so as to be acceptable to the project lenders.  To the extent that either Member or its respective Affiliates may be subject to restrictions under senior debt agreements or bond indentures that inhibit either Member or its respective Affiliates from pledging its Ownership Interest in the Company to secure the project debt, the Members will work with one another to resolve resulting issues so that Project Financing may be achieved generally in accordance with the structure contemplated for Project Financing in this Agreement.

5.7.2. Management Committee Approval.  The Management Committee may approve a Financing Commitment at any time.  Beginning no later than the date upon which the Company has entered into Significant Offtake Agreements pursuant to which an aggregate of sixty-five percent (65%) of the total output of Capacity or Energy from the Facility will be sold for terms of no less than fifteen (15) years, the Members agree (a) to work together to develop a plan for Project Financing and (b) diligently to jointly pursue and obtain Financing Commitments to implement such plan.

            Section 5.8.  PPA Managers.

                    5.8.1.  Appointment .  Each of Acadia Holdings and Calpine shall have the right in its sole discretion to appoint an individual to act as manager for the Company with respect to the PPAs (each a "PPA Manager") and to remove and replace its PPA Manager at any time and from time to time for any reason or for no reason.  Each PPA Manager shall have the right at any time and from time to time to designate an alternate PPA Manager to act on behalf of the designating PPA Manager to the extent such designating PPA Manager is unavailable.  Each of Acadia Holdings and Calpine shall notify the other of the name and contact information of its PPA Manager and of any replacement PPA Manager appointed by it and any alternate PPA Manager designated by its PPA Manager.

                    5.8.2.  Scope of Authority.  The PPA Managers shall have the right to make all decisions on behalf of the Company with respect to the matters that require a decision of or direction from the Company at such time pursuant to Section 2.11.5 of the O&M Agreement, including the issuance of Product Notices (as defined in the O&M Agreement) and, to the extent the Company so elects in accordance with Section 2.11.5.2 of the O&M Agreement, directing the issuance of Operational Notices (as defined in the O&M Agreement) by the Operator.  To the extent any such decision or direction involves the first twenty-four (24) hours of any outage or other event or circumstance, such decision or direction shall be given or made by the Acadia Holdings PPA Manager in his or her sole discretion on behalf of the Company.  To the extent any such decision or direction involves the period beyond the first twenty-four (24) hours of any outage or other event or circumstance, such decision or direction shall be given or made only by mutual agreement of the Acadia Holdings PPA Manager and the Calpine PPA Manager.  Either PPA Manager may, without the need for any consent from the other PPA Manager, exercise the elections afforded the Company under Section 2.11.5.2 of the O&M Agreement.  All directions given and decisions made by either PPA Manager or both PPA Managers in accordance with this Section 5.8.2 shall be final and binding on the Company and shall not be subject to review or approval by the Management Committee or by any Member.  Notwithstanding the foregoing, if the PPA Managers do not agree on any matter requiring the mutual agreement of both PPA Managers under this Section 5.8.2 within three (3) hours after the initial communication between the PPA Managers regarding such matter, either PPA Manager may refer the matter to the Management Committee, which shall then give the relevant directions or make the relevant decisions on behalf of the Company.

ARTICLE 6
BUDGETS, CONTRIBUTIONS AND ACCOUNTING

          Section 6.1.  Development Funding .

6.1.1. Project Budget.  Attached hereto as Exhibit A is the budget approved by the Members setting forth the Project Costs anticipated to be incurred through the Commercial Operation Date (“Project Budget”), which Project Budget may be amended from time to time by the Management Committee in accordance with the provisions of this Agreement.

                   6.1.2.  Project Account; Project Costs.

                (a)  In accordance with the Project Management Agreement, the Project Management Company shall establish the Project Account on behalf of the Project.  Each

Member agrees, in accordance with the provisions set forth in this Section 6.1.2, the drawdown schedule attached to the Project Budget and otherwise in accordance with this Agreement, to disburse monies, or pursuant to any Financing Documents to cause monies to be disbursed, to the Project Account to pay its Pro Rata share of Project Costs, but in no event shall any Member be required to pay any amount in respect of any Project Cost in excess of the line item amount included in the Project Budget for such Project Cost, except that, upon the request of the Project Director, each Member shall pay its Pro Rata share of a line item overrun (i) to the extent it does not exceed ten percent (10%) of the corresponding line item amount in the Project Budget, and (ii) if such overrun, when added to all other line item overruns theretofore funded by the Members, does not exceed $2,500,000.

                (b)  In accordance with the Project Management Agreement, on or before the fifteenth (15th) day of each Month, the Project Management Company shall submit to the Management Committee a detailed summary of all invoices for Project Costs due and payable during the next Month, including (i) Reimbursable Member Expenses, (ii) Third Party Expenses and (iii) Reimbursable Project Management Expenses, in each case to the extent included in the Project Budget.  On or before the last to occur of (a) the 25th day of the applicable Month and (b) ten (10) Business Days following receipt of the Project Management Company's summary, each Member shall advance to the Project Account, or cause to be advanced to the Project Account in accordance with any Financing Documents, its Pro Rata share of the stipulated amount (subject to the limitation set forth in Section 6.1.2(a)), by wire transfer of immediately available funds or, in the event the Management Committee objects to any amounts requested by the Project Management Company, its Pro Rata share of the amount requested less the amount to which the Management Committee has objected.  In accordance with the Project Management Agreement, promptly following the last day of the Term, the Project Management Company shall submit an invoice marked "Final Invoice" to the Management Committee for payment reflecting all remaining outstanding and unpaid Reimbursable Project Management Expenses due for the Term.  Each Member shall advance to the Project Account its Pro Rata share of the amount stipulated in the Final Invoice by wire transfer of immediately available funds in accordance with the foregoing provisions relating to monthly invoices.

                (c)  All disbursements to the Project Account by a Member shall constitute Capital Contributions of such Member.

                    6.1.3.  Submission of Third Party Expenses by Members.

                (a)  Each Member shall promptly forward invoices for payment of Third Party Expenses to the Project Director by the tenth (10th) day of each Month with respect to the preceding Month.  Third Party Expenses shall be paid solely by the Project Management Company and only to the extent included in the Project Budget, and no Member shall make direct payment of any Third Party Expenses.  Such Third Party Expenses will be submitted to the Management Committee by the Project Management Company as Project Costs to the extent they are included in the Project Budget, in accordance with Section 6.1.2(b), and paid by the Company

                (b)  Each Member shall be entitled to reimbursement by the Company for all its Reimbursable Member Expenses incurred in connection with its Phase I development responsibilities to the extent included in the Project Budget.  Attached hereto as Appendix F is a complete and accurate statement by each Member of all Reimbursable Member Expenses incurred by each Member as of January 31, 2000, which amounts are hereby approved by the Members, and included in the Project Budget.  In addition, each Member shall keep accurate and complete records of all Reimbursable Member Expenses and, commencing in March, 2000, shall provide a reasonably detailed report of such costs to the Project Director by the twenty-fifth (25th) day of each Month with respect to the preceding Month.  Reimbursable Member Expenses incurred prior to the earlier of the Month in which Financial Closing occurs or the Commercial Operation Date occurs (including the amounts set forth on Appendix F) shall be submitted the following Month to the Management Committee by the Project Management Company as Project Costs to the extent they are included in the Project Budget, in accordance with Section 6.1.2(b), and paid by the Company.  Reimbursable Member Expenses incurred in or following the Month in which Financial Closing or the Commercial Operation Date occurs, whichever is first, will be submitted monthly to the Management Committee by the Project Management Company as Project Costs to the extent they are included in the Project Budget, in accordance with Section 6.1.2(b), and paid by the Company.

            Section 6.2.  Operations Funding .

6.2.1. Operating Budgets.  Attached hereto as Exhibit B is a comprehensive budget approved by the Members for total Operating Expenses based on a full twelve (12) Month period, which budget shall apply on a pro-rata basis during the period commencing on the Commercial Operation Date and ending on the last day of the Fiscal Year in which the Commercial Operation Date occurs (“Initial Operating Budget”).  The O&M Arrangements will require that, on or before November 1st of each Fiscal Year during the Term, the Operator, acting through the Plant Manager, shall prepare and submit to the Management Committee for approval a comprehensive budget estimating the expected total Operating Expenses for the next succeeding Fiscal Year (each such budget, including the Initial Operating Budget, being hereinafter referred to as an “Operating Budget”).  Each Operating Budget may be amended from time to time by the Management Committee in accordance with the provisions of this Agreement.  Each Operating Budget shall also recommend levels of working capital and reserves for the items described in Section 6.2.3.

6.2.2. Funding of Operating Expenses.  To the extent the Management Committee expressly approves an additional capital call for Operating Expenses, each Member (other than an Electing Member) shall disburse monies to the Project Account to pay its Pro Rata share of such Operating Expenses, in accordance with the instructions for such funding determined by the Management Committee.  All disbursements by the Members for Operating Expenses shall constitute Capital Contributions.

                    6.2.3.  Reserves.  The Management Committee shall establish reserves for scheduled Maintenance and may from time to time establish reserves for unscheduled Maintenance and/or for Capital Repairs and Additions.  The Management Committee shall determine the manner in which any such reserves shall be funded and may approve other credit arrangements in lieu of cash reserves.  Each Member shall contribute its Pro Rata share of the reserve funds established by the Management Committee.  It is the intention of the Members that the Company will fully fund the costs of scheduled Maintenance prior to the commencement of a planned outage for the performance of such Maintenance.  Any monies used to fund reserves for scheduled or unscheduled Maintenance will be held in an interest-bearing reserve sub-account (the "Operating Reserve Sub-Account") of the Project Account.  Any monies used to fund reserves for Capital Repairs and Additions will be held in the Capital Expense Account.  The Management Committee also may decide on the establishment of a reserve account, credit arrangement or other mechanism for providing for the payment of decommissioning costs at the end of the Term. All contributions to reserves by the Members shall constitute Capital Contributions.

            Section 6.3.  Funding of Capital Repairs and Additions .

                    6.3.1.  Capital Expense Budget.  The O&M Arrangements will require that the Operator, acting through the Plant Manager, (a) at least ninety (90) days before the scheduled Commercial Operation Date, shall prepare and submit to the Management Committee for approval a comprehensive budget estimating all anticipated and proposed Capital Expenses for Capital Repairs and Additions and recommended reserves therefor ("Capital Expense Budget") through the end of the Fiscal Year after the Fiscal Year in which the Commercial Operation Date is scheduled to occur and for the next six (6) years thereafter and (b) on or before November 1st of each Fiscal Year, shall prepare and submit to the Management Committee for approval a comprehensive proposed Capital Expense Budget for the next succeeding six (6) year period, together with a description of the proposed Capital Repairs and Additions so as to allow the Management Committee to make a reasonable evaluation of the anticipated repairs or additions. Neither Member shall have the right to require any Capital Repairs and Additions to or expansions of the Facility.

                    6.3.2.  Funding of Capital Expense Budgets.  In accordance with the Project Management Agreement, the Project Management Company shall establish an interest-bearing bank account on behalf of the Company solely for funding of Capital Expenses (the "Capital Expense Account").  To the extent the Management Committee expressly approves an additional capital call for any Capital Expenses, each Member shall disburse monies to the Capital Expense Account to pay its Pro Rata share of such Capital Expenses, in accordance with the instructions for such funding determined by the Management Committee, but in no event shall any Member be required to pay any amount in respect of any Capital Expense in excess of the line item amount included in the Capital Expense Budget for such Capital Expense.  All disbursements by the Members to the Capital Expense Account shall constitute Capital Contributions.  On the Termination Date, any funds in the Capital Expense Account, after payment of all amounts owing from such account in accordance herewith, shall be an asset relating to the Facility for disposition in accordance with the terms and conditions of this Agreement.

            Section 6.4.  Approval of Budgets; No Management Committee Deadlock .

                    6.4.1.  Approval of Budgets.  The Management Committee may (a) approve a proposed Operating Budget or Capital Expense Budget, (b) approve a portion of the proposed Operating Budget or Capital Expense Budget and reject the other portions of the proposed Operating Budget or Capital Expense Budget, or (c) reject the proposed Operating Budget or Capital Expense Budget.  The O&M Arrangements will require that the Operator, in the event the Management Committee rejects all or a portion of a proposed Operating Budget or Capital

Expense Budget, within not more than ten (10) days after rejection, shall prepare and submit a revised Operating Budget or Capital Expense Budget, as applicable, to the Management Committee for approval at a meeting called for such purpose as soon as practicable upon due notice in accordance with Section 4.3.4.

                    6.4.2.  Budget Deadlock.  If the Management Committee does not approve an Operating Budget or a Capital Expense Budget, or a quorum is not obtained at a Management Committee meeting at which an Operating Budget or Capital Expense Budget was to be considered and no quorum is obtained for thirty (30) days after adjournment or postponement of any such meeting (in either case, a "Budget Deadlock"), then for the forthcoming Fiscal Year, until the Management Committee approves the applicable budget for such Fiscal Year, (a) the Operating Budget for the next succeeding Fiscal Year shall be equal to the Operating Budget applicable to the then ending Fiscal Year, plus such amounts in excess of the prior Fiscal Year's budgeted amounts necessary for the payment of taxes and other items not within the reasonable control of the Company as well as increases in contract services and personnel costs to the extent required to operate and maintain the Project in accordance with the Operating Standard, but in no event in excess of five percent (5%) of the prior Fiscal Year's Operating Budget and/or (b) the Capital Expense Budget proposed for the next six (6) year period shall not be implemented and the Capital Expense Budget previously approved by the Management Committee shall remain in full force and effect for the period covered thereby until resolution of the Budget Deadlock.  No Representative on the Management Committee may object to a Capital Expense to be incurred in the then current Fiscal Year in a proposed Capital Expense Budget if that expense was previously approved by the Management Committee in the Capital Expense Budget for such Fiscal Year.

            Section 6.5.  Other Matters Relating to Contributions .

6.5.1. No Right to Property.  Except as provided in Section 15.2(b), no Member shall have the right to demand or receive property in return for any of its Capital Contributions.

            Section 6.6.  Inspection and Audit Rights.  The Company's correspondence, records, general ledgers, canceled checks, time sheets, vouchers and books of account will be made available to the Members at all times during the Term.  All such items shall be maintained for a period of at least seven (7) years following the creation thereof.  The Members further acknowledge and agree that the approval of any Project Budget, Operating Budget or Capital Expense Budget and the funding of expenditures for Project Costs, Operating Expenses and Capital Expenses shall be without prejudice to the rights of either Member to review and audit expenditures actually incurred to verify that such expenditures are properly charged to the Project and are properly stated in the correct amount (any such audit to be commenced within one year following the dates such expenditures are reported in writing to the Management Committee).

            Section 6.7.  Reporting.  In accordance with the Project Management Agreement, the Project Management Company shall prepare and deliver to the Management Committee on or before the twentieth (20th) day of each Month, a statement of (a) all expenditures for Project Costs made during the prior Month and a reconciliation of such Project Costs against the Project Budget, (b) all expenditures for Operating Expenses made during the prior Month and a reconciliation of such Operating Expenses against the applicable Operating Budget, and (c) all Capital Expenses paid during the prior Month and a reconciliation of such Capital Expenses against the applicable Capital Expense Budget.

            Section 6.8.  Financial Statements.  The Management Committee shall cause all of the Company's books and records to be kept in accordance with generally accepted accounting principles consistently applied. The Management Committee shall cause to be prepared and delivered to each Member (a) unaudited monthly and year-to-date financial statements of the Company no later than twenty (20) days after the end of each Month, and (b) audited annual financial statements of the Company no later than seventy-five (75) days after the end of each Fiscal Year.

ARTICLE 7
POWER MARKETING AND FUEL PROCUREMENT

            Section 7.1.  Power Marketing Agreement.  As soon as reasonably practicable after the Trigger Date, in a period that is anticipated to end ninety (90) days after the Trigger Date, the Management Committee shall negotiate and cause the Company to enter into an Affiliate Contract with the Power Marketer (the "Power Marketing Agreement") for the provision of the following services to the Company:  the nomination, purchase and sale of natural gas necessary to operate the Facility, the sale of Energy, Capacity and ancillary services provided by the Facility, intra-day trading of Reserve Margin and Energy generated therefrom (or other trading as directed by the Management Committee), risk management, scheduling for, and the dispatch of, Energy, and other project related commercial and operational activities assigned to it by the Management Committee ("Power Marketing Services").  The Members contemplate that natural gas will be purchased from, and Energy, Capacity and ancillary services will be sold to, third parties, and the Power Marketer shall handle scheduling, invoicing and other administrative functions with respect thereto, but the Power Marketer shall have no obligation to sell natural gas to the Company or purchase Energy, Capacity or ancillary services from the Company or enter into any commitments with respect thereto for which the Power Marketer could be liable.  The Power Marketing Agreement shall incorporate Sections 7.1 through 7.5.  Upon the effective date of the Power Marketing Agreement between the Company and the initial Power Marketer, (a) the Power Marketing Agreement shall constitute the entire agreement between the parties thereto relating to the subject matter thereof and shall supersede the provisions of Sections 7.1 through 7.5 and (b) all references in this Agreement to any of Sections 7.1 through 7.5 shall thereafter refer to the comparable provision of the Power Marketing Agreement.  The Members acknowledge and understand that the Company has entered into the Procurement and Marketing Agreement, dated as of July 27, 2001, between Cleco Marketing & Trading and the Company, which is intended to function in conjunction with the PPAs.  Such Procurement and Marketing Agreement is not the Power Marketing Agreement contemplated by this Article 7 and, accordingly, this Article 7 shall remain in effect following the execution and delivery of such Procurement and Marketing Agreement and until the Power Marketing Agreement is executed and delivered following the Trigger Date.

                    7.1.1.Initial Power Marketer; Power Marketing for Next Project.  The Management Committee hereby designates Cleco Marketing & Trading as the initial Power Marketer for the Company.  The Members agree that in the event they or their Controlled

Affiliates jointly develop and operate a second power plant project together, Calpine shall have the option, but no obligation, to perform (or have its Affiliate perform) the role of power marketer in connection with such project on substantially the same terms as are set forth herein with such changes as may then be deemed necessary or reasonable by the parties to accommodate dissimilarities between the technical or commercial aspects of the Project and the second project.

                    7.1.2.  Reimbursement.  The Power Marketer shall not be entitled to any fee or reimbursement of expenses incurred in trading Energy, Capacity or ancillary services for the Company.  The benefits to the Member that is, or whose Affiliate is, the Power Marketer constitute the sole and adequate consideration for the Power Marketer's performance of the trading services.  However, the Power Marketer shall be entitled to receive from the Company reimbursement of its labor, overhead and other reasonable expenses and costs incurred in connection with its administration and management of contracts in the Asset Book.  Such reimbursement shall constitute Operating Expenses that will be budgeted in each Operating Budget and will be subject thereto, and the Company shall cause such expenses to be paid out of the Project Account.

                    7.1.3.  Third Party Assistance.  Without limitation to the last sentence of Section 7.1.7, the Power Marketer may from time to time submit proposals to the Management Committee for the Company to engage consultants, advisors or other Persons to assist with the Power Marketing Services, and if approved, such arrangements will constitute Project Agreements, but the Power Marketer (a) shall have no authority to enter into such arrangements on behalf of the Company and (b) shall have no right to be reimbursed by the Company if it separately enters into such arrangements, notwithstanding that the Company may have benefited from such arrangements.

                    7.1.4.  Asset Management Policy Manual ; Transfer Price.  On or before fifteen (15) months prior to the anticipated Commercial Operation Date, the Power Marketer shall develop an asset management policy manual, which shall be subject to the Management Committee's approval ("Asset Management Policy Manual").

                (a)  The Asset Management Policy Manual shall set the applicable price at which either Member can purchase (or arrange for the purchase) of Capacity and Energy pursuant to Section 7.3 (the "Transfer Price"), state the policies and procedures for all Power Marketing Services, contain certain risk parameters for trading by the Power Marketer of Capacity, Energy and ancillary services from the Facility (which the Management Committee may change from time to time) and incorporate the provisions set forth in Appendix I.  The Transfer Price is anticipated to reflect the "all in" costs to the Company allocable to the Capacity and Energy that either Member may purchase (or arrange for the purchase of) from the Company hereunder.

                (b)  All Power Marketing Services undertaken by the Power Marketer in connection with the Project shall be undertaken in accordance with the Asset Management Policy Manual, and any and all risk parameters set forth therein or that the Management Committee may from time to time establish in connection therewith.  The Management Committee may modify, amend or restate the Asset Management Policy Manual at any time and from time to time in its discretion.

                    7.1.5.  Asset Manager.  An employee of the Power Marketer (or its Affiliate) will be appointed by the Power Marketer, subject to the approval of the Management Committee, to direct, oversee and coordinate the Power Marketing Services (the "Asset Manager").  The Power Marketer shall provide the Asset Manager with the necessary resources to accomplish his or her responsibilities hereunder.  The Asset Manager shall report directly to the Management Committee and shall be in routine daily contact with the Representatives of the Member that is not acting as the Power Marketer. The appointed Asset Manager may be terminated by the Management Committee (a) if he or she has failed to follow the directions of the Management Committee in any material instance or to observe any provision of this Agreement or the Asset Management Policy Manual, after notice to the Asset Manager and the Power Marketer specifying the infraction and the actions to be taken to remedy the same, and a reasonable opportunity to cure such infraction has elapsed without remedying the infraction, by a vote of the Management Committee (with such matter considered a Disqualified Matter on which the Member that is, or whose Affiliate is, the Power Marketer shall have no vote) or (b) if said individual dies, becomes incapacitated or ceases working for a Member or its Affiliate.  In the event the Asset Manager's appointment is being terminated, the Power Marketer shall provide the Company with a plan for succession and orderly transition of the Asset Manager's responsibility so that at no point will the Power Marketing Services be interrupted, including, in the event an individual's appointment is terminated under clause (b) above, the temporary appointment of a qualified individual (which shall not require Management Committee approval) who shall undertake the Asset Manager's responsibility in the interim until the Management Committee shall have approved a replacement Asset Manager.

                    7.1.6.  Standard of Conduct.  The Power Marketer and its personnel (a) are and shall be fully experienced and qualified to perform the Power Marketing Services; (b) shall perform the Power Marketing Services in accordance with this Agreement and the Asset Management Policy Manual, and in an effective and professional manner consistent with the standards, skill, diligence and care that would be exercised by a Person experienced in the power and gas marketing industry; (c) shall use all commercially reasonable efforts to discharge its and their duties under this Agreement in a manner that will maximize net revenues to the Company within the defined risk parameters as set forth by the Management Committee from time to time in the Asset Management Policy Manual; and (d) in performing the Power Marketing Services, will comply with the instruction or directives of the Management Committee.  The Power Marketer will not engage in Self-Dealing Practices on behalf of itself or any of its Affiliates.  The Power Marketer and its personnel will promptly provide information to any Member and any Representative (and other Persons to the extent requested by a Member or a Representative) upon request of such Member or Representative.  In its performance of the Power Marketing Services, the Power Marketer shall comply with (x) any requirements that affect the Power Marketing Services arising under the Financing Documents and (y) all Applicable Law to which the Power Marketer, its personnel, the Company, its Members, or the Facility is or may be subject.

                    7.1.7.  Asset Book.  The Power Marketer shall maintain a separate book for the Facility ("Asset Book") identifying all open positions, hedging instruments and other commercial and financial instruments resulting from the Power Marketing Services, all in accordance with the Asset Management Policy Manual.  The Power Marketer will settle all positions with the Company monthly, and, on or before the tenth (10th) day of each Month,

(a) the Power Marketer shall render to the Company by wire transfer to the Project Account, payment of all net revenues received by the Power Marketer during the preceding Month, together with a statement setting forth the calculation of the net revenues for the immediately preceding Month or (b) the Power Marketer shall furnish to the Company a statement setting forth the calculation of the net losses for the immediately preceding Month, and the Company shall render to the Power Marketer by wire transfer payment of all net losses incurred on behalf of the Company; provided, however, that if the Management Committee has reasonable cause to believe that the Power Marketer has engaged in Self-Dealing Practices or exceeded the limits on its authority hereunder and such actions resulted in such net losses, the Management Committee may suspend payment pending resolution of its concerns.  As will be more specifically set forth in the Asset Management Policy Manual, and as an exception to the prohibition in Section 7.1.2 on fees and the reimbursement of expenses incurred in trading activities, the Power Marketer may incur Operating Expenses on behalf of the Company that are directly related to the sale of Energy, Capacity and ancillary services from the Facility, such as broker's fees or commissions incurred in trading Energy, Capacity or ancillary services from the Facility.

                    7.1.8.  Dispatch.  The Power Marketer shall be responsible for all dispatch of Energy and will communicate directly with the Plant Manager in connection therewith.  In addition, the Power Marketer will be responsible for coordinating all of the Facility's Maintenance schedules with the Plant Manager.

                    7.1.9.  Orderly Transition of Power Marketer.  At any time there is a change in the identity of the Power Marketer, the prior Power Marketer shall cooperate with the Company and the succeeding Power Marketer to ensure the prompt succession and orderly transition of the Power Marketing Services.

            Section 7.2.  Marketing Annual Plan; Revenue and Forecasting Benchmarks.

                    7.2.1.  Annual Plan; Updates; Benchmarks.  On or before October 1, 2001, and on each October 1st thereafter during the Term, the Power Marketer shall prepare, and submit to the Management Committee for its review and approval, an annual plan for Power Marketing Services for the Facility for the upcoming period of January 1 through December 31 (the "Annual Plan").  The Annual Plan shall contain the following:

                (a)  Revenue benchmarks setting forth the Power Marketer's proposed net revenue goals for the Company over specified periods of time and the frequency upon which the Power Marketer's performance shall be determined (the "Revenue Benchmarks"); and

                (b)  An annual forecast (the "Annual Forecast") that sets forth the following:  (i) the variable maximum amounts of Energy that the Power Marketer anticipates the Company will be required to deliver each Month under all Offtake Agreements for the forecasted year, together with reasonable margins above the delivery requirements under all Offtake Agreements (such margins being referred to herein as the "Reserve Margin") (collectively, the "Contracted Energy Requirements"); (ii) the fixed amount of Capacity that the Power Marketer believes in no event will be needed to meet the Contracted Energy Requirements at any time during the forecasted year ("Uncommitted Capacity");

and (iii) the variable amount of Capacity or "swing" (and the associated Energy) that the Power Marketer anticipates will be available each month after subtracting from the Facility's total Capacity both the Capacity required to meet the Contracted Energy Requirements and the Uncommitted Capacity (the "Available Swing Energy").  The Power Marketer shall update the Contracted Energy Requirements and the Available Swing Energy, and report such updates to the Management Committee, on a monthly basis.

                    7.2.2.  Approval of Annual Plan.  Within fifteen (15) days after the submission of a proposed Annual Plan, the Power Marketer shall meet with the Management Committee to discuss the proposed Annual Plan and any suggested changes, comments or questions the Management Committee may have regarding the Annual Plan. The Management Committee shall approve, or suggest modifications to, the proposed Revenue Benchmarks and the Annual Forecast as part of the approval process for the Annual Plan.  If the Annual Plan is not approved by the Management Committee at such meeting, then within ten (10) days after such meeting, the Power Marketer shall submit a revised Annual Plan to the Management Committee, which addresses all of the concerns raised by the Management Committee.  Within five (5) days after the Management Committee receives the revised Annual Plan, the Management Committee shall approve or reject the revised Annual Plan.  If the revised Annual Plan is not approved, (a) the Management Committee shall prepare a further revised Annual Plan and present it to the Power Marketer within ten (10) days after the Management Committee rejects the Power Marketer's revised Annual Plan and (b) the Power Marketer shall be deemed to have approved the Management Committee's Annual Plan, and shall be bound to act in accordance with such plan.  Pending approval of any Annual Plan, the Power Marketer shall act in accordance with the most recently approved preceding plan.

                    7.2.3.  Implementation of Annual Plan; Meetings.  After the Management Committee approves an Annual Plan, the Power Marketer shall perform the Power Marketing Services in accordance with the Annual Plan then approved by the Management Committee (and the Asset Management Policy Manual) for the upcoming January 1 through December 31 time period.  During the January 1 through December 31 time period to which the approved Annual Plan applies, the Power Marketer and the Management Committee shall meet on a mutually agreeable day during the first week of each of the following Months:  February, May, and August, to consider any adjustments or modifications to the Annual Plan necessary or desirable to achieve the objectives of maximizing net revenue payable to the Company during the remaining portion of the applicable January 1 through December 31 time period.

                    7.2.4.  Changes to Annual Plan.  While the Management Committee and the Power Marketer shall meet periodically in accordance with Section 7.2.3, any Representative of the Management Committee or the Power Marketer shall be permitted, at any time and from time to time, to suggest modifications to the Annual Plan to the Management Committee.  The Management Committee and the Power Marketer shall consider all such suggested modifications; provided, however, that the Power Marketer shall not implement any such modification to the Annual Plan unless and until such modification has been approved by the Management Committee.

            Section 7.3.  Member Marketing.  Each Member shall be entitled, but shall not be required, to nominate and purchase for itself or for resale (or arrange for third parties to nominate and purchase) from the Company, under contract(s) having a term of not more than one year:

       (a)  Up to fifty percent (50%) of the Uncommitted Capacity, if any, and the Energy that can be generated from this percentage of Uncommitted Capacity; and

                (b)  Up to fifty percent (50%) of the Available Swing Energy.

To do so, each Member must (i) pay the Transfer Price to the Company, or cause it to be paid, and (ii) provide, or cause to be provided, all of the dispatch requirements to the Asset Manager, who shall coordinate these requirements as part of its services under Section 7.1.8.  The contracting Member may not commit to provide any offtaker with any other type or greater amount of output from the Facility than are permitted hereunder, and neither the Company nor the other Member shall have any duty or liability to the offtaker or any Person with respect to any such impermissible commitment.

          Section 7.4.  Replacement of Power Marketer.

                    7.4.1. Upon Failure to Meet Performance Benchmarks.  In the event the Power Marketer fails (a) to achieve or surpass the net revenue goals in accordance with the approved Revenue Benchmarks or (b) to accurately forecast the Contracted Energy Requirements, Uncommitted Capacity or Available Swing Energy in the Annual Forecast, within the margins for accuracy established by the Management Committee in the Asset Management Policy Manual, the Member who is not then the Power Marketer (or whose Affiliate is not the Power Marketer) shall have the right to designate itself or one of its Affiliates as Power Marketer.  Such replacement Power Marketer shall assume all of the obligations of the Power Marketer, including the obligations to (i) meet the net revenue goals established by the most recently approved Revenue Benchmarks and (ii) accurately forecast, within the margins for accuracy established by the Management Committee in the Asset Management Policy Manual, the Contracted Energy Requirements, Uncommitted Capacity and Available Swing Energy.  The replacing Member shall provide the Power Marketer with two (2) Business Days' advance notice of its removal for failure to meet the foregoing performance benchmarks, and on the next Business Day, the replacing Member or its Affiliate shall assume the former Power Marketer's trading responsibilities, and the replacing Member or its Affiliate shall assume the Power Marketer's contract administration and management functions as soon thereafter as practicable, but in no event later than fourteen (14) days after the date of the notice (or, if the 14th day is not a Business Day, the next Business Day).

                    7.4.2.  Upon Change in Control of Member.  In the event that Acadia Holdings is, or its Affiliate is, the then acting Power Marketer and Acadia Holdings ceases to (a) own at least a fifty percent (50%) Ownership Interest or (b) be a Controlled Affiliate of Cleco, Calpine shall have the right, upon two (2) days' prior notice to Acadia Holdings, to replace any then existing Power Marketer designated by Acadia Holdings with a Person selected by Calpine, and such action shall constitute a Disqualified Matter as to Acadia Holdings for all purposes under this Agreement.  In the event that Calpine is, or its Affiliate is, the then acting Power Marketer and Calpine ceases to (a) own at least a fifty percent (50%) Ownership Interest or (b) be a

Controlled Affiliate of Calpine Parent, Acadia Holdings shall have the right, upon two (2) days' prior notice to Calpine, to replace the then acting Power Marketer designated by Calpine with a Person selected by Acadia Holdings, and such action shall constitute a Disqualified Matter as to Calpine for all purposes under this Agreement.  In the event neither Calpine nor Acadia Holdings can satisfy the foregoing requirements, then the Power Marketer shall be selected by a vote of the Management Committee.

                    7.4.3.  Upon Default.  The Management Committee shall at all times have the right to replace the Power Marketer in the event (a) the VAR analysis of the Asset Book reveals a VAR measure for the aggregate open position of the Asset Book that exceeds the limits set forth in the Asset Management Policy Manual, (b) the Power Marketer (or its Asset Manager) enters into any contract outside any other risk parameter established in the Asset Management Policy Manual from time to time or (c) the Power Marketer (or its Asset Manager) fails to comply with any material obligation under this Agreement or the Asset Management Policy Manual regarding the Power Marketing Services, after notice to the Asset Manager and the Power Marketer specifying the infraction and the actions to be taken to remedy the same, and a reasonable opportunity to cure such infraction has elapsed without remedying the infraction.   Any such matters shall constitute a Disqualified Matter as to the Member that is or whose Affiliate is the then current Power Marketer.

            Section 7.5.  Fuel Supply by Members.  If either Member or its Affiliates has fuel reserves of a suitable quality that are capable of being transported to the Facility in an economical manner, the Power Marketer and the Management Committee shall give special preference to Affiliate Contract(s) proposed by such Member or its Affiliate for the sale of such fuel reserves to the Company, provided that the proposed Affiliate Contracts have terms at least as favorable to the Project as those available in the market from unaffiliated third parties.

ARTICLE 8
ASSET OPTIMIZATION

Section 8.1. Asset Optimization Committee.  The Members recognize and agree that from time to time opportunities may arise which allow for a more efficient use or more profitable use of the Company Assets to the benefit of the Company.  Such opportunities are often first identified by field personnel and others engaged in the actual day to day operations of the Project, including fuel procurement and the marketing of Energy, Capacity or ancillary services, and the Company will benefit from an orderly process by which ideas for asset optimization may be presented and developed for consideration by the Management Committee.  In order to facilitate the presentation and development of ideas for asset optimization the Company shall establish an Asset Optimization Committee (the “AOC”).

            Section 8.2.  AOC Participation.  The AOC shall consist of one (1) representative of each Member, and a third representative of the Member not then acting as the Power Marketer (each an "AOC Rep"), each designated from time to time by such Member by notice to the other Member.  By like notice, each Member shall also designate an alternate for its AOC Rep(s) (each an "AOC Alternate") who shall have authority to act in the absence of its AOC Rep(s).  An AOC Alternate may take the place of any of its Member's AOC Rep(s) at a meeting of the AOC.  Other employees or agents of the Members may also attend meetings.  Any Member may at any time, by prior notice to the other Member, remove its AOC Rep(s) or AOC Alternate(s) and designate a new AOC Rep(s) or AOC Alternate(s).  Each AOC Rep shall serve on the AOC until his or her successor shall be duly designated or until his or her death, resignation or removal by the Member that appointed him or her.  At least six (6) months before the scheduled Commercial Operation Date each Member shall give notice to the other of the name, business address and business telephone number of its AOC Rep(s) and AOC Alternate(s) and promptly after any change, give notice to the other of any change in the identity, business address or business telephone of its AOC Rep(s) or AOC Alternate(s).  The AOC may adopt such rules of order, by-laws and policy statements and directives as it considers necessary or appropriate for the conduct of its business.  The AOC shall have no authority to act on behalf of the Company or the Management Committee.  Its purpose is to provide a forum for the presentation of proposals for asset optimization, to consider which if any proposals should be considered by the Management Committee, and to assist in the development of such proposals for presentation to and consideration by the Management Committee.  No proposal for asset optimization shall be acted upon without prior approval by the Management Committee.

          Section 8.3.  AOC Meetings .

       8.3.1. Regular Meetings.  The AOC shall meet at least once each calendar quarter upon no less than ten (10) days’ prior notice from the AOC Chair to the AOC Reps and AOC Alternates.

                    8.3.2.  Special Meetings.  In addition to its regular quarterly meetings, special meetings of the AOC may be called by the AOC Chair upon the request of a Member or the Plant Manager, as applicable.

                    8.3.3.  Telephonic Meetings Permitted.  AOC Reps and AOC Alternates may participate in a meeting of the AOC by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

            Section 8.4.  Chairman.  The Member that is not the Power Marketer shall designate one (1) of its two (2) AOC Reps as the chairman of the AOC (the "AOC Chair") for each meeting of the AOC.  The AOC Chair shall provide notice to each AOC Rep stating the place, date and hour of each meeting of the AOC, together with an agenda for the meeting, not less than ten (10) days before the date of the meeting (unless such notice is waived by each Member's AOC Rep and/or AOC Alternate either at the meeting or by written consent).  At least five (5) days before each meeting (or if the meeting is called on shorter notice, as far in advance as is practicable under the circumstances), detailed information on the matters to be considered by the AOC will be provided to each AOC Rep and AOC Alternate.  The AOC Chair or any AOC Rep or AOC Alternate may invite additional attendees to meetings of the AOC.  Such attendees, who shall be identified at the commencement of such meeting, shall have no power to vote on any matters but may participate in discussions in accordance with the AOC's rules of order.

            Section 8.5.  Vote Required for Action.  The AOC shall consider each proposal for asset optimization and assist in further developing the proposal for submission to the

Management Committee.  The AOC shall determine, by majority vote, when a proposal is fully developed and ready to be submitted to the Management Committee.  It is the purpose and goal of the AOC to expedite the consideration and development of proposals for asset optimization.  The AOC shall, therefore, act at all times with the intent of expediting and facilitating the process of consideration and development.

            Section 8.6.  Compensation.  AOC Reps and AOC Alternates shall not be entitled to any compensation for their services as members of the AOC.

            Section 8.7.  Right to Present Matters to Management Committee.  The provisions of this Article 8 shall not be construed to preclude either Member from presenting any matter to the Management Committee for consideration and action, notwithstanding that the AOC may have determined not to submit such matter to the Management Committee.  However, if a Member presents to the Management Committee a matter that the AOC has determined not to submit to the Management Committee, such Member shall disclose that fact to the Management Committee when the matter is presented.

ARTICLE 9
INSURANCE

Section 9.1. Insurance.  Upon the direction of the Management Committee, the Project Management Company shall, for the benefit of the Company, the Members, the Project Management Company, the Representatives and the Alternates, and such additional Persons as may be required by the Definitive Agreements, the Financing Documents, or the Management Committee, procure and maintain (or cause to be procured and maintained) insurance of the types, in the amounts and with the deductibles specified in Exhibit C (the “Insurance Plan”).  Prior to the Commercial Operation Date, premiums payable under the Insurance Plan shall constitute a Project Cost, and on and after such date, an Operating Expense of the Facility.

ARTICLE 10
CASUALTY DAMAGE

            Section 10.1.  Damage or Destruction.  Should a Casualty to the Facility or any part thereof occur, the Management Committee shall promptly decide on a course of action with respect to the damaged or destroyed Facility.  Insurance proceeds paid pursuant to the Insurance Plan for loss of or damage to the Facility (herein sometimes referred to as the "Insurance Proceeds") shall be deposited in the Project Account for use as directed by the Management Committee, subject to the provisions of the Financing Documents.

             Section 10.2.  Option to Terminate .

                    10.2.1.  Damage or Destruction of Substantially All of the Facility.  In the event that substantially all of the Facility shall be damaged or destroyed by Casualty during the Term, then within sixty (60) days after such damage or destruction, the Management Committee shall confer as to whether to rebuild the Facility or whether to dissolve the Company and windup the Project by taking the actions set forth in Section 15.2.  If the Management Committee does not agree on a course of action within such sixty (60) day period, then within a thirty (30) day period following the end of the sixty (60) day period, the Member desiring to rebuild the Facility shall have the right to purchase the Ownership Interest of the other Member at a Purchase Price determined pursuant to the procedures set forth in Section 22.17.  If neither Member has exercised such right within the thirty (30) day period, then either Member may initiate the Windup Events by notice to the other Member.

                    10.2.2.  Proceeds and Deductibles upon Termination.  If the Company is dissolved pursuant to the provisions of Section 10.2.1, Insurance Proceeds, if any, payable in respect of such damage or destruction shall nonetheless be deposited into the Project Account prior to the Termination Date.  If one Member is to acquire the other Member's Ownership Interest pursuant to Section 10.2.1, then the Insurance Proceeds, if any, payable in respect of such damage or destruction shall be deposited in the Project Account (such account being an asset acquired as part of such Member's acquisition of the Ownership Interests upon payment of the Purchase Price), subject to the provisions of the Financing Documents.

ARTICLE 11
CONDEMNATION

            Section 11.1.  Condemnation of Substantially All of the Facility.

11.1.1. Termination Rights.  If, at any time during the Term, title to the whole or substantially all of the Facility or the Facility Site shall be taken in any Condemnation Action (or conveyed in lieu of any such Condemnation Action), other than for a temporary use or occupancy that is for one (1) year or less in the aggregate, then either Member may, at its option (to be exercised with reasonable promptness in the circumstances, but in all events within sixty (60) days after such taking), notify the other Member of its election to dissolve the Company because of such Condemnation Action and trigger the Windup Events.

                    11.1.2.  Condemnation Awards.  All Condemnation Awards payable as a result of or in connection with any taking of the whole or substantially all of the Facility shall be deposited into the Project Account, subject to the provisions of the Financing Documents.

            Section 11.2.  Condemnation of Part.  In the event of a Condemnation Action affecting less than the whole or substantially all of the Facility and the Facility Site, the Term shall not be reduced or affected in any way.  The Condemnation Award shall be paid into the Project Account, and the Management Committee shall promptly thereafter decide on a course of action with respect to disposition of such monies and any actions required with respect to the remainder of the Facility and/or Facility Site, subject to the provisions of the Financing Documents.

            Section 11.3.  Temporary Taking.  If the whole or any part of the Facility or the Facility Site shall be taken in Condemnation Actions for a temporary use or occupancy, the Term shall not be reduced, extended or affected in any way.

            Section 11.4.  Survival.  The provisions contained in this Article 11 shall survive the expiration or earlier termination of this Agreement, but only insofar as such provisions relate to any Condemnation Action that arose prior to the Termination Date.

ARTICLE 12
DISTRIBUTIONS

            Section 12.1.  Priority Distributions.  During each Fiscal Year within the Priority Period, if the Management Committee determines that the Company has cash available after payment of the Special Distribution, required operating expenses and liabilities of the Company, Reimbursable Member Expenses and Project Management Expenses, the Company shall distribute to Acadia Holdings cash in the amount of the Accumulated Priority Amount and the Priority Amount ("Priority Distributions").  To support the performance of Calpine Energy under the PPAs, Calpine Parent is providing three letters of credit for the benefit of Acadia Holdings (the "Calpine LCs").  If Acadia Holdings draws any Demand Amount (as defined in the applicable Calpine LC) under any Calpine LC, such Demand Amount shall be deemed to have been distributed by the Company to Acadia Holdings.  If the stated amount of such Calpine LC is reinstated within five (5) Business Days after the date of payment of such Demand Amount, then (a) the amount paid shall be deemed a distribution to Acadia Holdings and shall be treated as a Priority Distribution hereunder and (b) the Accumulated Priority Amount and the Priority Amount otherwise owed to Acadia Holdings shall be reduced accordingly by the amount of the Demand Amount.

            Section 12.2.  Special Distribution to Calpine on Restatement Date.The Company and Aquila Long Term, Inc. ("Aquila") are entering into a Termination Agreement dated as of the Restatement Date ("Aquila Termination Agreement"), which agreement terminates the Power Purchase Agreement by and between the Company and Aquila, dated October 9, 2000, as amended on January 31, 2001.  Pursuant to the Aquila Termination Agreement, on the Restatement Date Aquila shall pay the Aquila Termination Fee to the Company.  Upon the Company's receipt of the Aquila Termination Fee, the Company shall specially distribute to Calpine cash in the amount of the Aquila Termination Fee (the "Special Distribution").

            Section 12.3.  Ordinary Distributions.  If at any time and from time to time (other than in connection with the dissolution and termination of the Company pursuant to Article 15), the Management Committee determines that the Company has cash (or may draw on unfunded loan commitments to the extent permitted by the Financing Documents) that is not required for the operations of the Company, the payment of liabilities or expenses of the Company, the payment of the Special Distribution, Priority Distributions, Reimbursable Member Expenses and Reimbursable Project Management Expenses or the setting aside of reserves to meet the anticipated cash needs of the Company, unless the Management Committee shall decide otherwise, it shall cause the Company to distribute such available cash, or draw on any unfunded loan commitments to the extent permitted by the Financing Documents, and distribute all or any portion of that excess cash and drawdown funds to the Members Pro Rata, subject to the provisions of the Financing Documents. In addition, within thirty (30) days following the Commercial Operation Date, unless the Management Committee shall decide otherwise, it shall cause the Company to distribute to the Members Pro Rata, the Development Fees, subject to the provisions of the Financing Documents.

            Section 12.4.  Restricted Distributions.  The Company, and the Management Committee on behalf of the Company, shall not be required to make a distribution to any

Member on account of its Ownership Interest if and to the extent that such distribution would violate Section 18-607 of the Delaware Act or other Applicable Law.

ARTICLE 13
ALLOCATIONS OF PROFITS AND LOSSES

            Section 13.1.  Allocations of Profits.  After giving effect to the special and curative allocations set forth in Sections 13.5 through 13.12 and Section 13.15, any Profits of the Company for each Fiscal Year shall be allocated in the following priority:

                (a)  first, to Acadia Holdings to the extent of the amount by which (i) the cumulative Priority Amounts for the current Fiscal Year and all previous Fiscal Years exceeds (ii) the cumulative Profits allocated to Acadia Holdings pursuant to this Section 13.1(a) for all previous Fiscal Years; and

         (b)  second, to the Members Pro Rata.

            Section 13.2.  Allocation of Losses.After giving effect to the special and curative allocations set forth in Sections 13.5 through 13.12 and Section 13.15, any Losses of the Company for each Fiscal Year shall be allocated to the Members Pro Rata.

            Section 13.3.Allocations Upon Liquidation of the Company.

                (a)  Notwithstanding any other provision of this Agreement, if upon liquidation of the Company, the cumulative Priority Amounts for the current Fiscal Year and all previous Fiscal Years exceeds the cumulative Profits allocated pursuant to Section 13.1(a) for all previous Fiscal Years, Profits (and, if necessary, items of gross income, gain, loss and deduction) for such Fiscal Year shall be allocated in the following priority:

                (i)  first, to Acadia Holdings to the extent of the amount by which the cumulative Priority Amounts for the current Fiscal Year and all previous Fiscal Years exceeds the cumulative Profits allocated to Acadia Holdings pursuant to Section 13.1(a) for all previous Fiscal Years; and

                (ii)  second, to the Members Pro Rata.

            Section 13.4.  Substantial Economic Effect of Allocations.  Notwithstanding any other provision of this Agreement to the contrary, for purposes of determining Profits and Losses of the Company, no allocation of income, gain, loss, deduction, or credit shall be made to a Member if such allocation would not have "substantial economic effect" pursuant to Treasury Regulations § 1.704-1(b) et seq., as such regulations may be amended and in effect from time to time.

            Section 13.5.  Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation § 1.704-2(f), notwithstanding any other provision of this Article 13, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company gross income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) before any other allocation under this Article 13 in an amount equal to such Member's share of the net decrease in Company Minimum Gain during such Fiscal Year, determined in accordance with Treasury Regulation §  1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation § 1.704-2(f)(6) and Treasury Regulation §  1.704-2(j)(2).  This Section 13.5 is intended to comply with the minimum gain chargeback requirement in Treasury Regulation § 1.704-2(f) and shall be applied and interpreted consistently therewith.

            Section 13.6.  Member Minimum Gain Chargeback.  Except as otherwise provided in Treasury Regulation §  1.704-2(i)(4), notwithstanding any other provision of this Article 13 (other than Section 13.5, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulation §  1.704-2(i)(5), shall be specially allocated items of Company gross income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulation § 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Treasury Regulation § 1.704-2(i)(4) and Treasury Regulation §  1.704-2(j)(2).  This Section 13.6 is intended to comply with the chargeback of partner nonrecourse debt minimum gain requirement in Treasury Regulation §  1.704-2(i)(4) and shall be applied and interpreted consistently therewith.

            Section 13.7.  Qualified Income Offset.  In the event any Member unexpectedly receives any adjustment, allocation, or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), Treasury Regulation § 1.704-1(b)(2)(ii)(d)(5), or Treasury Regulation §  1.704-1(b)(2)(ii)(d)(6), items of Company gross income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in the Adjusted Capital Account of such Member as quickly as possible, provided that an allocation pursuant to this Section 13.7 shall be made only if and to the extent that such Member would have an Adjusted Capital Account deficit after all other allocations provided for in this Article 13 have been tentatively made as if this Section 13.7 were not in this Agreement.  This Section 13.7 is intended to constitute a "qualified income offset" provision within the meaning of Treasury Regulation §  1.704-1(b)(2)(ii)(d).

            Section 13.8.  Excess Losses.  In no event shall Losses of the Company be allocated to a Member if such allocation would cause or increase an Adjusted Capital Account deficit of such Member.  All Losses of the Company in excess of the limitation set forth in this Section 13.8 shall be allocated to the Members that have positive balances in their Adjusted Capital Accounts in proportion to such positive balances, but only to the extent that the Losses do not cause any Member to have a deficit balance in its Adjusted Capital Account while any other Member has a positive balance in its Adjusted Capital Account.

            Section 13.9.  Member Nonrecourse Deductions.  Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member or Members who bear the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member

Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(b) and Treasury Regulation §  1.704-2(i)(1).

            Section 13.10.  Nonrecourse Deductions.  Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in proportion to their respective Ownership Interests.

            Section 13.11.  Curative Allocations.  The allocations set forth in Sections 13.5 through 13.10 (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulations § § 1.704-1 and 1.704-2.  It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Article 13.  Therefore, notwithstanding any other provisions of this Article 13 (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner they determine appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement. Any such allocation shall be made by taking into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

            Section 13.12.  Code § 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Company Asset pursuant to Code § 734(b) or Code §  743(b) is required pursuant to Treasury Regulation §  1.704-1(b)(2)(iv)(m)(2) or Treasury Regulation § 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their Ownership Interests in the event Treasury Regulation § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulation §  1.704-1(b)(2)(iv)(m)(4) applies.

            Section 13.13.  Other Allocation Rules.

                (a)  Profits, Losses and any other items of income, gain, loss or deduction shall be allocated to the Members pursuant to this Article 13 as of the last day of each Fiscal Year; provided that Profits, Losses and such other items shall also be allocated at such times as the Gross Asset Values of Company Property are adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value herein.

                (b)  For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by all of the Members using any permissible method under Code §  706 and the Treasury Regulations thereunder.

                (c)  All allocations to the Members as a group pursuant to this Article 13 shall, except as otherwise provided, be divided among them according to their respective Ownership Interests at the time of such allocations.

                (d)  Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Members in the same proportions as they share Profits or Losses, as the case may be, for such Fiscal Year.

                (e)  To the extent permitted by the Code and applicable Treasury Regulations, tax credits, if any, shall be allocated among the Members according to their respective Ownership Interests at the time of such allocation.

                (f)  The Members are aware of the income tax consequences of the allocations made by this Article 13 and agree to be bound by the provisions of this Article 13 in reporting their shares of Company income and loss for income tax purposes.

            Section 13.14.  Code § 704(c) Allocations.  In accordance with Code §  704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value using an allocation method pursuant to Code §  704(c) as selected by the Management Committee; and if the Members are unable to agree on a method, then the traditional method, subject to the ceiling rule provided in Treasury Regulation §  1.704-3(b), shall be utilized.  In the event the Gross Asset Value of any Company Asset is adjusted as required by the definition of "Gross Asset Value" contained in Appendix A, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code §  704(c) and the Treasury Regulations thereunder. Allocations pursuant to this Section 13.14 are solely for purposes of Taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.  Any elections or other decisions relating to such allocations shall be made by the Management Committee.

            Section 13.15.  Special Calpine Allocations.  All Profits, Losses and items of income, gain, loss and deduction of the Company (after giving effect to the special and curative allocations set forth in Sections 13.5 through 13.12) that are attributable to the termination effected by the Aquila Termination Agreement and receipt by the Company of the Aquila Termination Fee shall be specially allocated to Calpine.

ARTICLE 14
DISPOSAL OF INTERESTS

            Section 14.1.  Disposition by Members.  Any Disposition by any Member of all or part of its Ownership Interest to any Person other than a Controlled Affiliate of the Disposer shall be made only upon the prior written consent of the other Member, which consent shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary contained herein, in no event may any Member dispose of all or any part of its Ownership Interest to a Controlled Affiliate or any other Person if as a consequence thereof the Company shall (a) lose its status as an Exempt Wholesale Generator (as defined by FERC) or any comparable status under then Applicable Law, or (b) otherwise become subject to any Applicable Law to which it was not previously subject and which would result in any material increase in its costs of operation or decrease in its operating flexibility.

            Section 14.2.  Right of First Refusal.  If any Member desires to Dispose of all or part of its Ownership Interest to any Person, it may do so only after the following conditions have been met. The proposed Disposer must have received a bona fide third party written offer to Dispose of its Ownership Interest that the Disposer is able and willing to accept (the "Third Party Offer").  The proposed Disposer must notify the other Member in writing of the Third Party Offer and, if such Third Party Offer includes non-cash consideration, the proposed Disposer shall also furnish its reasonable good faith estimate of the Fair Market Value of such non-cash consideration.  A copy of the Third Party Offer must accompany this notice to the other Member.  Upon receipt of the proposed Disposer's notice of a Third Party Offer, the other Member shall have the right to purchase the same portion of the Disposer's Ownership Interest as was proposed to be acquired in the Third Party Offer for the price and upon the terms of such Third Party Offer (including cash in an amount equivalent to the Fair Market Value of any non-cash consideration included in the Third Party Offer).  Within thirty (30) days after its receipt of the proposed Disposer's notice of the Third Party Offer, the other Member may exercise this right by delivering a written notice to the Disposer of such Member's intent to purchase said portion of the Disposer's Ownership Interest.  If the other Member does not notify the proposed Disposer of its intent to purchase the applicable portion of the Disposer's Membership Interest, in writing, within thirty (30) days of receiving the Disposer's notice of the Third Party Offer, the proposed Disposer shall be free to Dispose of the applicable portion of its Ownership Interest to such third party, but only if all of the following conditions are met:

                (a)  The price and terms of the Disposition must be the same as, or more favorable to, the proposed Disposer than the Third Party Offer;

                (b)  The Disposition must be consummated within four (4) months of the date the other Member received the notice of the Third Party Offer; and

                (c)  The other Member must consent to the identity of the Disposee, which consent shall not be unreasonably withheld, conditioned or delayed.  If a Member contemplates Disposing of all or any part of its Ownership Interest in the future, then such proposed Disposer may request the other Member to give advance consent to the identity of the proposed transferee(s).  If the other Member gives its advance consent to one or more proposed transferee(s), such consent shall be effective for a period of one (1) year from the date given, and the other Member may not revoke its consent to the identity of such proposed transferee(s) during this period.

             Section 14.3.  Further Requirements.

                (a)  Any Disposition or Encumbrance of an Ownership Interest or a part thereof by a Member must comply with any applicable provisions of the Financing Documents, the Project Agreements and any other agreement to which the Company is a party.

                (b)  In the case of a Disposition, the Disposee must execute and deliver to the Company, and to the other Member, a written instrument in form and substance acceptable to the Company's counsel containing, among any other reasonable and usual terms required by the Company's counsel, an acknowledgement by the Disposee that it has accepted and assumed all of the terms of this Agreement (including the terms of this Article 14) and has, subject to Section 14.5, become a Member of the Company.

                (c)  If, as a result of the proposed Disposition, there will be more than two (2) Members of the Company, all the existing and intended Members following such Disposition must have mutually agreed to an amendment to this Agreement to account for ownership by more than two Members.

                (d)  The Disposer or proposed Disposer shall reimburse the Company and the other Member (or cause them to be reimbursed) for any and all reasonable expenses incurred by the Company or the other Member in connection with complying with the provisions of this Section 14.3 and otherwise in connection with the Disposition or proposed Disposition.

            Section 14.4.  Equitable Relief.  A Member may not Dispose of or Encumber all or any portion of its Ownership Interest except in strict accordance with this Article 14.  Any attempted Disposition or Encumbrance of all or any portion of an Ownership Interest, other than in strict accordance with this Article 14, shall be and is hereby declared null and void ab initio.  The Members agree that breach of the provisions of this Article 14 may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at law) are inadequate in view of (a) the complexities and uncertainties in measuring actual damages that would be sustained by reason of the failure of a Member to comply with such provisions, and (b) the uniqueness of the Company's business and the relationship among the Members.  Accordingly, the Members agree that the provisions of this Article 14 may be enforced by specific performance.  The Members acknowledge that the Disposition or Encumbrance of Ownership Interests may be subject to further restrictions imposed by the terms of the Project Agreements or the Financing Documents.

            Section 14.5.  Disposee to Become Member.  Upon all conditions to the Disposition being satisfied, and, upon obtaining the required consent therefor from the Members as set forth in Section 14.1, the Disposee of a Disposition shall become a Member.

            Section 14.6.  Sales of Interest in a Member.

                    14.6.1.  Notice; Option to Buy Ownership Interest.  Calpine warrants and represents to Acadia Holdings that it is an indirect wholly owned subsidiary of Calpine Parent, and Acadia Holdings warrants and represents to Calpine that it is an indirect wholly owned subsidiary of Cleco.  Calpine and Acadia Holdings each acknowledge and agree that they have entered into this Agreement in consideration of the fact that Calpine is a Controlled Affiliate of Calpine Parent and Acadia Holdings is a Controlled Affiliate of Cleco and in light of the benefits that those relationships may bring to the Company.  Consequently, it is agreed by the Members that (a) should there ever be a Disposition of an interest in Acadia Holdings, or in any entity (other than Cleco) that directly or indirectly owns a beneficial interest in Acadia Holdings, and following such Disposition, Acadia Holdings is not a Controlled Affiliate of Cleco or (b) should there ever be a Disposition of an interest in Calpine, or in any entity (other than Calpine Parent) that directly or indirectly owns an interest in Calpine, and following such Disposition, Calpine is not a Controlled Affiliate of Calpine Parent, the affected Member shall provide prior notice of such Disposition to the other Member.  Such notice shall specify the identity of the proposed Disposee and describe the nature of the transaction in which such Disposition is to occur (or be accompanied by a draft copy of the instrument(s) by which the Disposition is to occur).  Except as provided in Section 14.6.2, within thirty (30) days following receipt of such notice, the Member receiving such notice shall have the right to purchase the Ownership Interest of the other Member at a Purchase Price determined in accordance with the procedures set forth in Section 22.17.

                    14.6.2.  No Option for Minority Member.  If the Member entitled to notice of a proposed Disposition under Section 14.6.1 is no longer a Controlled Affiliate, such Member shall not have the right to purchase the Ownership Interest of the Member that will be affected by the proposed Disposition.

ARTICLE 15
DISSOLUTION AND WINDING UP

Section 15.1. Events of Dissolution.  The Company shall be dissolved and its affairs shall be wound up:

                (a)  Upon the expiration of the Term of the Company as set forth in Section 2.9;

                (b)  Upon the decision of the Management Committee;

                (c)  Upon the election of either Member following the failure of each Member to exercise its right to acquire the Ownership Interest of the other Member in accordance with Section 10.2.1;

                (d)  Upon the election of either Member following a Condemnation Action affecting the whole or substantially all of the Facility or the Facility Site in accordance with Section 11.1;

                (e)  Upon Acadia Holdings' election under Section 3.2.4 or otherwise as provided for in Section 3.2.4;

                (f)  Upon the election of a Non-Electing Member following receipt of an Opt-Out Notice in accordance with Section 3.4;

                (g)  Upon the occurrence of an Event of Default under Section 18.1 and the election of the Non-Defaulting Party to trigger the Windup Events pursuant to Section 18.2; or

                (h)  Upon the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Delaware Act.

Section 15.2. Winding Up.

15.2.1. Windup Events.  Upon dissolution of the Company, the Company shall continue its existence solely for the purpose of winding up its affairs.  The “Windup Events” shall consist of the following actions:

                (a)  The Management Committee shall terminate all Project Agreements in accordance with the terms thereof;

                (b)  The Management Committee or, if the Members unanimously agree to appoint a liquidating trustee, the liquidating trustee (the Management Committee or such liquidating trustee, as the case may be, being referred to herein as the "Liquidator"), shall (i) timely dispose of the salvageable Company Assets by sale, auction, partition or in-kind distribution, in the Liquidator's discretion (except as to the matters provided for in Section 15.2.3 as to which the Liquidator has no discretion), (ii) deposit any proceeds of the disposition in the Project Account, (iii) undertake other necessary steps for the winding up of the Project, including disbursement of any balance remaining in the Project Account and the Capital Expense Account after the payment of all indebtedness of the Company; and (iv) notify the Management Committee when such actions have been completed; and

                (c)  Upon receipt of notice that the winding up activities have been completed, and verification of same by the Management Committee, the Management Committee shall terminate this Agreement and the Definitive Agreements, and the parties hereto and thereto shall be released from and shall have no obligation hereunder or under the Definitive Agreements to which they were parties arising on and after the Termination Date, except for such obligations that expressly survive the termination hereof or thereof.

                    15.2.2.  Liquidator's Duties.  The winding up process shall be carried out at the direction of the Liquidator.  In winding up the Company's affairs, every effort shall then be made to dispose of the Company Assets in an orderly manner, having regard to the liquidity, divisibility and marketability of the Company Assets and consistent with the considerations set forth in Section 15.3.  If the Liquidator determines in its discretion (except as to the matters provided for in Section 15.2.3 as to which the Liquidator has no discretion) that it would be imprudent to dispose of any non-cash Company Assets by sale or auction, the Liquidator may distribute such assets in kind to the Members, in lieu of cash, proportionately to their rights to receive cash distributions hereunder.  The Liquidator shall not be entitled to be paid by the Company any fee for services rendered in connection with the liquidation of the Company, but shall be reimbursed by the Company for all third party costs and expenses incurred by it in connection therewith and shall be indemnified by the Company with respect to any action brought against it in connection therewith by applying, mutatis mutandis, the provisions of Article 17.

                    15.2.3.  In-Kind Distribution of Contributed Assets.  Should the event resulting in the commencement of the Windup Events occur prior to the earlier of Financial Closing and the date that the last of the four (4) combustion turbine generators is delivered to the Facility Site:

                (a)  Provided that Calpine is not a Defaulting Party whose Event of Default resulted in the commencement of the Windup Events, at Calpine's election in its sole discretion (and the Liquidator shall have no discretion with respect thereto), upon commencement of the Windup Events, the Liquidator shall either convey the combustion turbine generators to Calpine or cause the Company to assign the Combustion Turbine Purchase Contract to Calpine if the combustion turbine generators have not yet been acquired by the Company; and

                (b)  Except as otherwise provided under Section 15.2.3(a), provided that the Member is not a Defaulting Party whose Event of Default resulted in the commencement of the Windup Events, at each Member's election in its sole discretion (and the Liquidator shall have no discretion with respect thereto), upon commencement of the Windup Events, the Liquidator shall convey to each electing Member the following assets in kind:

                       (i)  Those assets selected by such Member from among the assets it contributed to the Company; and

                    (ii)  After each electing Member makes its selection under clause (i) of this Section 15.2.3(b), the remaining Company Assets selected by such Member (which may include any remaining assets contributed to the Company by the other Member).

In the case of the Liquidator's distribution of assets in-kind under Section 15.2.2 or a Member's election to receive an in-kind distribution of assets under this Section 15.2.3, such assets shall be valued at their Gross Asset Value.  In the event a Member elects to receive assets in-kind pursuant to this Section 15.2.3 and, as a result, there are insufficient assets remaining in the Company to allow a Pro Rata cash distribution to the other Member, the Member who has elected to receive assets in kind (or if both, the Member receiving the assets with the greater Gross Asset Value) shall contribute such cash to the Project Account as is necessary so that the Liquidator may make a Pro Rata cash distribution to the other Member in accordance with Section 15.5.

                    15.2.4.  Reimbursement for Third Party Expenses.  In the event the Windup Events are commenced prior to the date on which the assets listed on Appendix B have been contributed to the Company pursuant to Section 3.2.2, with respect to the assets each Member would have contributed, each such Member shall be considered a creditor of the Company for the total amount of the Third Party Expenses incurred by it or its Affiliates in connection with acquiring such assets on or before the date the Windup Events commence, and each such Member shall be entitled to be reimbursed therefor by the Company pursuant to clause (a) of Section 15.5.  In the event the Company is required to reimburse a Member under this Section 15.2.4 but there are insufficient assets remaining in the Company in order to make such payment, the other Member shall contribute such cash to the Project Account as is necessary so that the Liquidator may reimburse the Member entitled to reimbursement for Third Party Expenses hereunder.

            Section 15.3.  Objective of Winding Up.  In winding up the business of the Company, the Liquidator shall wind up the Company in an orderly and prudent manner consistent with the Company's then-existing obligations, with the goals of fulfilling the Company's contractual obligations, protecting customer goodwill and assuring customer service, limiting any residual liability to the Members and effecting a division of Company Assets in accordance with the provisions of this Agreement.

            Section 15.4.  Effect of a Member's Bankruptcy.  The occurrence of the Bankruptcy of a Member shall not cause a Member to cease to be a Member of the Company, and, except as expressly provided in Section 18.2(b), upon the occurrence of such an event, the business of the Company shall be continued without dissolution.

            Section 15.5.  Application and Distribution of Company Assets.  The Company Assets in winding up shall be applied or distributed as follows:

       (a)  first, to creditors of the Company (including Members that are creditors), whether by payment or the making of reasonable provision for the payment thereof, and including any contingent, conditional and unmatured liabilities of the Company, taking into account the relative priorities thereof;

                (b)  second, to the members in accordance with their positive Capital Accounts until all such Capital Accounts equal zero; and

                (c)  any remaining amounts Pro Rata to the Members.

A reasonable reserve for contingent, conditional and unmatured liabilities in connection with the winding up of the business of the Company shall be retained by the Company until such winding up is completed or such reserve is otherwise deemed no longer necessary by the Liquidator.

            Section 15.6.  Capital Account Adjustment. For purposes of determining a Member's Capital Account, if, on liquidation and dissolution of the Company, some or all of the Company Assets are distributed to the Members in kind, Company Profits (or Losses) shall be increased by the Profits (or Losses) that would have been realized had such assets been sold for their respective Fair Market Values on the date of dissolution of the Company, as determined by the Liquidator.  Any such increase pursuant to the preceding sentence:  (a) shall be allocated to the Members in accordance with Article 13; and (b) shall increase (or decrease) the Members' Capital Account balance accordingly.

            Section 15.7.  Termination of the Company.  The Company's existence shall terminate when all Company Assets, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 15, and the Certificate of Formation shall have been canceled in the manner required by the Delaware Act.

            Section 15.8.  Deficit Capital Accounts.  Except as provided in Section 15.2.3 and Section 15.2.4 and in the last sentence of this Section 15.8, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year during which the liquidation of the Company occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.  Notwithstanding any other provision in this Agreement, if Acadia Holdings receives an amount of Priority Distributions during the Fiscal Year in which liquidation of the Company occurs that exceeds the amount of Priority Distributions to which Acadia Holdings is entitled for such Fiscal Year, taking into account the proportionate reduction in the Priority Amount for the Fiscal Year in which liquidation occurs (as provided for in the definition of "Priority Amount" set forth in Appendix A), Acadia Holdings shall return such excess Priority Distributions to the Company prior to distribution of the Company Assets in accordance with Section 15.5.

ARTICLE 16
TAXES

Section 16.1. Tax Matters Partner.  The Management Committee hereby designates Calpine as the “tax matters partner” of the Company pursuant to Code § 6231(a)(7) (the “Tax Matters Partner”), provided, however, that if (i) there occurs an Event of Default (as defined in the 2001 PPA or the 2003 PPA) by Calpine Energy, or any successor or assignee to Calpine Energy under the 2001 PPA or the 2003 PPA that is an Affiliate of Calpine Parent, and (ii) the Company terminates one or both PPAs due to such Event of Default, then upon request by Acadia Holdings, within thirty (30) days following the date of such request, the Management Committee shall remove Calpine as the Tax Matters Partner and Acadia shall be designated as the replacement Tax Matters Partner.  The Tax Matters Partner shall take such action as may be necessary to cause the other Member to become a “notice partner” within the meaning of Code § 6223.  The Tax Matters Partner shall inform the other Member of all significant matters that may come to its attention in its capacity as Tax Matters Partner by giving notice thereof to the other Member on or before the fifth (5th) Business Day after becoming aware thereof and, within that time, shall forward to the other Member copies of all significant written communications it may receive in that capacity.  The Tax Matters Partner may not take any action contemplated by Code § 6222 through 6231 without the consent of the other Member.

            Section 16.2.  Tax Returns.  The Tax Matters Partner shall cause to be prepared and timely filed all necessary Tax returns and reports for the Company, including making the elections described in Section 16.3, and shall provide to the other Member copies of all such Tax returns within thirty (30) days after they have been filed. The Tax Matters Partner shall furnish to the other Member within ninety (90) days after the end of each Fiscal Year all Tax reporting information and such additional information as the other Member shall reasonably request for purposes of preparing any income tax return of such Member or any of its Affiliates.  The other Member shall furnish to the Tax Matters Partner all pertinent information in its possession or that can reasonably be obtained relating to Company operations that is necessary to enable the Company's Tax returns and reports to be prepared and timely filed.

            Section 16.3.  Tax Elections.  The Tax Matters Partner shall make the following elections for the Company on the appropriate tax returns:

                (a)  To adopt the calendar year as the Company's Fiscal Year;

                (b)  To adopt the accrual method of accounting applied in a consistent manner for purposes of maintaining the Company's books and records and for federal income tax purposes;

                (c)  If a distribution of Company Assets as described in Code § 734 occurs or if a transfer of an Ownership Interest as described in Code § 743 occurs, on written request of the other Member or the Tax Matters Partner's own election, to elect, pursuant to Code § 754, to adjust the basis of the Company Assets;

               (d)  To elect to amortize the organizational expenses of the Company and the startup expenditures of the Company under Code § 195 ratably over a period of sixty (60) months as permitted by Code § 709(b);

                     (e)  To elect to adopt the Code § 704(c) allocation methods with respect to property contributions by the Members; and

                     (f)  Any other election the Management Committee may deem appropriate and in the best interests of the Members.

The Members acknowledge that this Agreement creates a partnership for federal income tax purposes.  Neither the Company nor any Member may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law, and no provision of this Agreement shall be construed to sanction or approve such an election.

            Section 16.4.  Survival of Tax Provisions.  The terms of this Article 16 shall survive the termination of this Agreement and the termination of any Member's ownership of an Ownership Interest in the Company, and shall remain binding on the Members for the period of time necessary to resolve any Tax matters regarding the Company until the resolution of all Tax matters.

ARTICLE 17
LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 17.1. Liability.  Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

            Section 17.2.  Exculpation.

                (a)  No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person's gross negligence or willful misconduct.

                (b)  A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person selected by the Management Committee as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

          Section 17.3.  Duties and Liabilities of Covered Persons .

                (a)  To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

                (b)  Unless otherwise expressly provided herein, whenever a conflict of interest exists or arises between Covered Persons, or whenever this Agreement or any other agreement contemplated herein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or any Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, including the Operating Standard, and any applicable generally accepted accounting practices or principles.  In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

                (c)  Whenever in this Agreement a Covered Person is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person, or (ii) in its "good faith" or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or difference standard imposed by this Agreement or other Applicable Law.

            Section 17.4.  Indemnification.  To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person's gross negligence or willful misconduct with respect to such acts or omissions, provided that any indemnity under this Section 17.4 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

            Section 17.5.  Expenses.  To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person, in form and substance acceptable to the Management Committee, to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in Section 17.4.

ARTICLES 18
DEFAULTS AND REMEDIES

            Section 18.1.  Defaults and Cure Periods.  The occurrence of any of the following events:

                (a)  The material breach of any provision of this Agreement by a Member;

                (b)  The institution by a Member of proceedings of any nature under any Law, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Member is seeking relief as a debtor;

                (c)  A general assignment by a Member for the benefit of creditors;

                (d)  The institution by a Member of a case or other proceeding as a debtor under any section or chapter of the federal Bankruptcy Code or other bankruptcy or insolvency Law as now existing or hereafter amended or becoming effective;

                (e)  The institution against a Member of a case or proceeding under any section or chapter of the federal Bankruptcy Code or other bankruptcy or insolvency Law as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of sixty (60) days after the filing thereof or, if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

                (f)  The appointment of a receiver, custodian, liquidator, trustee or like officer, to take possession of assets of a Member having a value in excess of $1,000,000 if the pendency of said receivership would reasonably tend to have a materially adverse effect upon the performance by said Member of its obligations under this Agreement, which receivership remains undischarged for a period of ninety (90) days from the date of its imposition;

                (g)  The admission by a Member in writing of its inability to pay its debts as they mature;

                (h)  The attachment, execution or other judicial seizure of all or any substantial part of a Member's assets or of a Member's Ownership Interest, or any part thereof, such attachment, execution or seizure being with respect to an amount of not less than $1,000,000 and remaining undismissed or undischarged for a period of fifteen (15) days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a materially adverse effect upon the performance by such Member of its obligations under this Agreement; provided, however, that such an attachment, execution or seizure shall not constitute an Event of Default hereunder if such Member posts a bond sufficient to fully satisfy the amount of such claim or judgment within fifteen (15) days after the levy thereof and the Member's assets are thereby released from the lien of such attachment;

                (i)  Fraud by a Member which relates to the Company or the Members; or

                (j)  The occurrence of a Contribution Default and/or breach of any guarantee provided by such Member or its Affiliate in connection with any Capital Contribution;

shall constitute an event of default ("Event of Default") hereunder on the part of the Member with respect to whom such event occurs ("Defaulting Party") if, within thirty (30) days following notice of any non-monetary default, and if, within ten (10) days following notice of default due to the non-payment of monies due hereunder the Defaulting Party fails to pay such monies, or in the case of non-monetary defaults which can be cured, fails to commence substantial efforts to cure such default or, having commenced to cure, thereafter fails within a reasonable time to prosecute to completion with diligence and continuity the curing of such default; provided, however, that the occurrence of any of the events described in Sections 18.1(b), (c), (d), (e), (f), (g), or (h) above shall constitute an Event of Default immediately upon such occurrence without any requirement of notice or passage of time except as specifically set forth in any such subsection.

            Section 18.2.  Remedies of Non-Defaulting Member.  Upon the occurrence of an Event of Default, the non-defaulting Member (the "Non-Defaulting Party") may, at its option, pursue any one or more of the following remedies without any notice or demand whatsoever other than any notice expressly provided for in this Agreement, as its sole and exclusive remedy(ies) for any such Event of Default:

                (a)  The Non-Defaulting Party may recover for deposit into the Project Account all amounts due and payable by the Defaulting Party into the Project Account under this Agreement, regardless whether the Non-Defaulting Party has exercised any of its termination rights hereunder with respect to such Event of Default;

                (b)  The Non-Defaulting Party shall have the right, subject to the notice and cure and other provisions of Section 18.3, to dissolve the Company and trigger the Windup Events; and

                (c)  The Non-Defaulting Party shall have the right to acquire all (but not less than all) of the Ownership Interest of the Defaulting Party in accordance with the procedures set forth in Section 22.17, except that the Purchase Price shall be the Fair Market Value of the Defaulting Party's Ownership Interest minus an amount equal to twenty percent (20%) of such Fair Market Value as liquidated damages, it being agreed by the Members that such liquidated damages (i) have been negotiated and agreed upon because actual damages resulting from an Event of Default will be difficult or impossible to calculate with reasonable certainty, (ii) are not a penalty, and (iii) will be applicable regardless of the actual damages sustained by the Non-Defaulting Party.

            Section 18.3.  Notice; Termination.  Upon the occurrence of an Event of Default, before the exercise of either remedy provided for in Sections 18.2(b) or 18.2(c), the Non-Defaulting Party shall give to the Defaulting Party and the Management Committee notice (a "Final Notice") of the Non-Defaulting Party's intention to exercise one of such remedies after the expiration of a period of thirty (30) days from the date such Final Notice is delivered (the "Default Cure Period") unless the Event of Default is cured.  Upon expiration of the Default Cure Period, if the Event of Default is not cured, (a) the Non-Defaulting Party shall be entitled to the remedy specified in the Final Notice, i.e., either the Defaulting Party shall sell its Ownership Interest to the Non-Defaulting Member in accordance with Section 18.2(c) or the Company shall be dissolved and the Windup Events shall be undertaken by the Non-Defaulting Party in accordance with Section 18.2(b) and as provided in Section 18.4, and (b) the Non-Defaulting Party shall take such steps as needed to effectuate such remedy (or demand that the Defaulting Party or the Company, as the case may be, take such actions as it or they are required to take to effectuate such remedy).  If, however, within the Default Cure Period, the Defaulting Party cures such Event of Default, then the Non-Defaulting Member shall not be entitled to the remedy specified in such Final Notice.  If any Dispute or Controversy relating to the Event of Default is submitted to binding arbitration in accordance with the provisions of Section 20.2 and Appendix D, the Default Cure Period shall be extended until the arbitrator has rendered its final decision regarding the Dispute or Controversy.  Should the arbitrator determine that an Event of Default has occurred and such Event of Default has not been cured as of the date of the arbitrator's decision, the Defaulting Party shall have no further opportunity to cure the Event of Default and the Non-Defaulting Party shall be immediately entitled to the remedy it elected under Sections 18.2(b) or 18.2(c).

       Section 18.4.  No Pursuit of Project.  If the Non-Defaulting Party elects to dissolve the Company and windup the Project rather than purchase the Ownership Interest of the Defaulting Party, the Windup Events shall commence, provided that, all actions that would be conducted by the Management Committee with respect thereto will be conducted by the Non-Defaulting Party in accordance with Article 15.

            Section 18.5.  Defaulting Party's Loss of Representation and Voting Rights.  Should a Defaulting Party fail to cure any Event of Default prior to the end of the Default Cure Period, the Non-Defaulting Party shall, from and after the end of the Default Cure Period, have the right to appoint all of the Representatives and Alternates to the Management Committee and the Chairman, and the Defaulting Party shall not be entitled to vote on any matters brought before the Management Committee for consideration.

            Section 18.6.  Interest on Overdue Obligations and Post-Judgment Interest.  If any sum due hereunder is not paid by the due date thereof, the Member owing such obligation shall pay to the other Member interest thereon at the Default Rate concurrently with the payment of the amount, such interest to begin to accrue as of the date such payment was originally due and payable.  Any payment of such interest at the Default Rate pursuant to this Agreement shall not excuse or cure any Event of Default hereunder.  All payments shall first be applied to the payment of accrued but unpaid interest.  The amount of any judgment or arbitration award obtained by one Member against the other Member in any Action or Proceeding arising out of an Event of Default by such other Member under this Agreement shall bear interest thereafter until paid at the Default Rate.

            Section 18.7.  No Waivers.  No failure or delay of any Member, in any one or more instances, (a) in exercising any power, right or remedy under this Agreement or (b) in insisting upon the strict performance by the other Member of such other Member's covenants, obligations or agreements under this Agreement, shall operate as a waiver, discharge or invalidation thereof, nor shall any single or partial exercise of any such right, power or remedy or insistence on strict performance, or any abandonment or discontinuance of steps to enforce such a right, power or remedy or to enforce strict performance, preclude any other or future exercise thereof or insistence thereupon or the exercise of any other right, power or remedy.  The covenants, obligations, and agreements of a defaulting Member and the rights and remedies of the other Member upon a default or Event of Default shall continue and remain in full force and effect with respect to any subsequent breach, act or omission.

ARTICLES 19
REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Member represents and warrants to the other Member that:

            Section 19.1.  Due Organization.  It is a duly organized, validly existing entity of the type described in the introduction to this Agreement and is in good standing under the laws of the jurisdiction of its formation.

            Section 19.2.  Power and Authority .  It has full legal right, power and authority to enter into this Agreement and perform its obligations under this Agreement.

            Section 19.3.  Due Authorization .  It has taken all appropriate and necessary action to authorize its execution, delivery and performance of this Agreement and the transactions contemplated hereunder.

           Section 19.4.  Consents.  It has obtained all consents, approvals, permits and other authorizations necessary for its valid execution, delivery and performance of this Agreement.

           Section 19.5.  Binding Obligation.  This Agreement constitutes a legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the rights of creditors generally or by general principles of equity.

            Section 19.6.  No Violation .  The execution, delivery and performance by such Member of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, (i) do not conflict with and will not result in a breach or violation of any of the terms or provisions of the organizational documents of such Member and (ii) do not conflict with and will not result in a breach or violation of any of the terms or provisions of any existing Applicable Law affecting such Member or by which it or any of its

Properties is bound, or any agreement or instrument to which such Member is a party or by which it or any of its Properties is bound, or constitute or will constitute a default thereunder or will result in the imposition of any Lien upon any of its Properties.

            Section 19.7.  No Litigation.  There is no litigation pending, or, to the best of its knowledge, threatened to which such Member or any of its Affiliates is a party that, if adversely determined, would have a material adverse effect on the Project or such Member's ability to perform its responsibilities hereunder.

Section 19.8. Taxes.  All federal income tax returns and all other tax returns or reports (federal, state, local or foreign) which are required to be filed with respect to or by such Member have been filed as required, or the time for filing appropriately extended, and all taxes due, to such Member’s knowledge, for the periods covered by such returns, except such accrued and unpaid taxes for which appropriate accruals have been made in accordance with generally accepted accounting principles, have been paid.

            Section 19.9.  Authorized Signatory.  The representative executing this Agreement on behalf of such Member is duly authorized by action of the governing body of such Member to execute this Agreement on such Member's behalf and to bind such Member hereunder.

ARTICLES 20
DISPUTE RESOLUTION

            Section 20.1.  Settlement By Mutual Agreement.  In the event (i) a dispute or controversy arises between the Members relating to the effectiveness, validity, interpretation, implementation, termination, cancellation or enforcement of this Agreement or (ii) the Management Committee does not, within a reasonable time, achieve a Simple Majority decision regarding any matter requiring a Simple Majority decision presented to it for consideration (either (i) or (ii) being a "Dispute or Controversy"), the Dispute or Controversy shall first be presented to the Management Committee for resolution at a special meeting of the Management Committee called for such purpose.  Should a mutual resolution and settlement not be obtained at the special meeting of the Management Committee for such purpose or should no such meeting take place within fifteen (15) days following notice from either Member to the Chairman requesting a special meeting of the Management Committee for the purpose of resolving such Dispute or Controversy, then either Member may by notice to the other Member refer the Dispute or Controversy to senior management of the Members for resolution.  Within fifteen (15) days after delivery of any such notice by one Member to the other referring such Dispute or Controversy to senior management of the Members for resolution, representatives of senior management of each of the Members shall meet at a mutually agreed upon time and place to attempt, with diligence and good faith, to resolve and settle such Dispute or Controversy.  Should mutual resolution and settlement not be obtained at the meeting of representatives of senior management of each of the Members for such purposes or should no such meeting take place within such fifteen (15) day period (unless extended by mutual agreement), then either Member may by notice to the other Member submit the Dispute or Controversy to binding arbitration in accordance with the provisions of Section 20.2 and Appendix D.  Upon the receipt of notice of referral to arbitration hereunder, the Members shall be compelled to arbitrate the Dispute or

Controversy in accordance with the terms of this Article 20 and Appendix D without regard to the justiciable character or executory nature of such Dispute or Controversy.

            Section 20.2.  Arbitration.  Each Member hereby agrees that any Dispute or Controversy which is not resolved pursuant to the provisions of Section 20.1 may be submitted to binding arbitration hereunder and if submitted shall be resolved exclusively and finally through such binding arbitration.

            Section 20.3.  Emergency Relief.  Without affecting the Members' agreement to arbitrate any Dispute or Controversy, either Member may seek injunctive relief or other form of emergency relief at any time from the federal district court for the Southern District of New York.

            Section 20.4.  Survival.  The provisions of this Article 20 shall survive expiration or earlier termination of this Agreement.

ARTICLES 21
TIME, APPROVALS AND CONSENTS

            Section 21.1.  Time.  Times set forth in this Agreement for the performance of obligations shall be strictly construed, time being of the essence of such instrument.  All provisions in this Agreement which specify or provide a method to compute a number of days for the performance, delivery, completion or observance by a Member of any action, covenant, agreement, obligation or notice hereunder shall mean and refer to calendar days, unless otherwise expressly provided.  However, in the event the date specified or computed under this Agreement for the performance, delivery, completion or observance of a covenant, agreement, obligation or notice by either Member, or for the occurrence of any event provided for herein, shall be a Saturday, Sunday or Legal Holiday, then the date for such performance, delivery, completion, observance or occurrence shall automatically be extended to the next Business Day.

            Section 21.2.  Approvals and Consents; Standards for Review.  The provisions of this Section 21.2 shall be applicable with respect to all instances in which it is provided under this Agreement that the Members (and their respective Representative(s) and Alternate(s)) exercise approval or consent rights; provided, however, that if the provisions of this Section 21.2 specifying time periods for exercise of approval or consent rights shall conflict with other express provisions of this Agreement providing for time periods for exercise of designated approval or consent rights, then the provisions of such other provisions of this Agreement shall control.  Unless this Agreement specifically provides that a Member's (including its Representative(s)' and Alternate(s)') approval or consent rights may be exercised in its sole and absolute discretion (or a similar standard), such approval or consent rights shall be exercised in good faith, with due diligence, and in a commercially reasonable manner and will not be unreasonably withheld, conditioned or delayed.  No consent or approval by a Member (including its Representative(s) and Alternate(s)) shall be deemed hereunder, unless specifically provided herein.  Each Member agrees to attempt in good faith to resolve expeditiously any disputes concerning the approval of or consent hereunder, but if any such dispute is not resolved between the Members, then such dispute shall be resolved in accordance with the provisions contained in Article 20.

ARTICLES 22
GENERAL PROVISIONS

            Section 22.1.  Actual Damages .  NEITHER MEMBER SHALL BE LIABLE OR HAVE ANY RESPONSIBILITY TO THE OTHER FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES INCLUDING LOST EARNINGS OR PROFITS.  SUCH LIMITATION ON LIABILITY SHALL APPLY TO ANY CLAIM OR ACTION, WHETHER IT IS BASED IN WHOLE OR IN PART ON CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT, STATUTE OR ANY OTHER THEORY OF LIABILITY.

Section 22.2. Amendment.  This Agreement may not be modified or amended except by an instrument in writing signed by individuals authorized to bind each respective Member.

            Section 22.3.  Binding Effect.  The terms of this Agreement shall be binding upon, and inure to the benefit of, the Members and their permitted successors and assigns.

            Section 22.4.  Complete Agreement.  This Agreement and the Definitive Agreements, taken together, in conjunction with all Appendices and Exhibits attached hereto and thereto, constitute the entire agreement of the Members relating to the subject matter of this Agreement and supersede all prior contracts, agreements or understandings with respect to the subject matter hereof and thereof, both oral or written.  Each Member agrees that (a) the other Member, Calpine Parent and Cleco (and their agents and representatives) have not made any representation, warranty, covenant or agreement to or with such Member relating to the subject matter hereof and thereof other than as reduced to writing in this Agreement or in any Definitive Agreement and (b) such Member has not relied upon any representation, warranty, covenant or agreement to or with the other Member, Calpine Parent or Cleco relating to the subject matter hereof and thereof, other than those reduced to writing in this Agreement or in any Definitive Agreement.

            Section 22.5.  Confidentiality.  No Member shall disclose or otherwise make available to any other Person (other than such Member's Affiliates, employees, officers, directors, legal advisors, financial advisors and accountants, and, in the case of the Members, prospective lenders, provided each such Person agrees to maintain the confidentiality of such information) any information of a technical, commercial or business nature regarding the Project or this Agreement ("Confidential Information") without the prior written consent of the other Member.  Confidential Information shall not include information which (a) the Member can demonstrate was known to it prior to its disclosure by the other Member; (b) is, or later becomes, public knowledge without breach of this Agreement by such Member; (c) was received by such Member from a third party without obligation of confidentiality; or (d) is developed by such Member independently from Confidential Information received from the other Member, as evidenced by appropriate documentation.  In the event that disclosure is required by court order or a Governmental Authority, the Member subject to such requirement shall promptly notify the other Member and will use reasonable efforts to obtain protective orders or similar restraints with respect to such disclosure.

            Section 22.6.  Counterparts.  This Agreement may be executed by the Members in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement.  All signatures need not be on the same counterpart.

            Section 22.7.  Further Assurances.  Each Member agrees to do all acts and things and to execute and deliver such further written instruments, as may be from time to time reasonably required to carry out the terms and provisions of this Agreement.

            Section 22.8.  Governing Law .  This Agreement and the rights and duties of the Members arising out of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to the conflict of laws rules thereof that would direct the application of the laws of another jurisdiction.

            Section 22.9.  Headings; Table of Contents . The headings of the Articles and Sections of this Agreement and the Table of Contents are included for convenience only and shall not be deemed to constitute a part of this Agreement.

            Section 22.10.  Interpretation and Reliance.  No presumption will apply in favor of any Member in the interpretation of this Agreement or any of the Definitive Agreements or in the resolution of any ambiguity of any provisions thereof.

            Section 22.11.  Notices.  All notices, consents, approvals, requests, invoices or statements ("Notices") provided for or permitted to be given under this Agreement must be in writing.  Notices to a Member must be delivered to such Member at the address for such Member set forth in Appendix C to this Agreement or at such other address as such Member shall designate by notice to the other Member.  Notices may be (i) sent by registered or certified U.S. Mail with return receipt requested, (ii) delivered personally (including delivery by private courier services) or (iii) sent by telecopy (with confirmation of such Notice) to the Member entitled thereto.  Such Notices shall be deemed to be duly given and received (i) on the third (3rd) Business Day after posting if mailed as provided, (ii) when delivered personally (including delivery by private courier services) unless such day is not a Business Day, in which case such delivery shall be deemed to be made as of the next succeeding Business Day or (iii) in the case of telecopy (with confirmation of such Notice), when sent, so long as it was received before 5:00 p.m. local time for the intended recipient on a Business Day and otherwise such delivery shall be deemed to be made as of the next succeeding Business Day.  Electronic mail (E-mail) shall not be considered delivery of written notice under this Agreement.  Each Member shall have the right at any time and from time to time to specify additional Persons ("Additional Addressees") to whom notice hereunder must be given, by delivering to the other Member five (5) days' notice thereof setting forth a single address for each such Additional Addressee; provided, however, that no Member shall have the right to designate more than two (2) such Additional Addressees.

            Section 22.12.  Method and Timing of Payment.  All amounts required to be paid by any Member under this Agreement shall be paid in such freely transferable coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts or by wire transfer of immediately available federal funds.  If any payment under this Agreement is required to be made on a day other than a Business Day, the date of payment shall be extended to the next Business Day.

            Section 22.13.  Intellectual Property License .  All rights in Intellectual Property created or developed by either Member or any of the Affiliates thereof (any of which, an "IP Developer"), with or without the assistance of other Persons, prior to or during the Term in connection with performance of an IP Developer's obligations hereunder or under any Definitive Agreement, shall be vested in the IP Developer, and any other Person utilizing the Intellectual Property in connection with the Project or the Facility, including the Company (collectively, the "IP Licensees") shall have a non-exclusive royalty-free license to use the IP Developer's Intellectual Property solely in connection with the Project and the Facility but not otherwise.  Each IP Developer shall provide notice to the Management Committee when it becomes aware of the creation or development of any such Intellectual Property, and each IP Developer shall provide all necessary consents and execute all requisite documentation to effect the formal vesting in the IP Licensees of a license to use the Intellectual Property.  All components of the Intellectual Property are instruments of service in respect to the Project and the Facility.  No IP Developer shall be deemed to represent that the Intellectual Property is suitable for reuse by any IP Licensee in any other context or for any other use, and any such reuse shall be at the IP Licensee's sole risk and without liability or legal exposure to the IP Developer.  No IP Licensee may use the Intellectual Property except for such use as is licensed hereunder, and the IP Developer may pursue any and all remedies available at law or in equity to enforce the scope of the Intellectual Property license herein granted.  The Project Agreements shall contain similar provisions vesting in the Members or their designees a license to use, in connection with the Project and the Facility, Intellectual Property developed by third parties pursuant to the Project Agreements.

            Section 22.14.  Public Announcements.  Neither Member shall, except as required by Applicable Law or the rules of any recognized national stock exchange, cause any public announcement to be made regarding this Agreement, the Project or the Definitive Agreements without the consent of the Management Committee.  In the event that either Member shall be required to cause such a public announcement to be made pursuant to any Applicable Law or the rules of any recognized national stock exchange, such Member shall endeavor to provide the other Member at least forty-eight (48) hours' prior notice of such announcement.

            Section 22.15.  Severability.  In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the Members shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the extent possible, the original purpose and intent of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.

            Section 22.16.  Third Party Beneficiaries.  There are no third party beneficiaries to this Agreement, and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any Person other than the Members (and their permitted successors and permitted assigns).

          Section 22.17.  Purchase Procedures.  In the event one Member has the right to acquire the Ownership Interest of the other Member pursuant to Section 2.9, Section 10.2.1, Section 14.6.1 or Section 18.2(c), the Member exercising such right (the "Acquiring Member") shall provide notice (the "Offer") of the exercise of such right or option to the other Member (the "Conveying Member") within the time period required pursuant to the relevant Section.

         (a)  In the Offer, the Acquiring Member shall state the price that it is willing to pay as the Purchase Price for the other Member's Ownership Interest.  The Conveying Member, within thirty (30) days following receipt of such notice, shall state in writing (the "Response") whether or not it accepts such amount as the Purchase Price.  If the Members do not agree on the Purchase Price within fifteen (15) days of receipt of the Response by the Acquiring Member, then each Member shall designate a qualified appraiser within fifteen (15) days from the expiration of the aforementioned fifteen (15) day period.  A qualified appraiser shall be an appraiser with at least five (5) years experience in the appraisal of properties similar to the Facility.  Each appraiser shall be directed to determine the Fair Market Value of the Conveying Member's Ownership Interest within thirty (30) days of his appointment and to notify each Member of his determination.  If the lower of the two determinations is not less than ninety-five percent (95%) of the higher of the two determinations, then the Fair Market Value shall be the average of the two determinations.  If the lower of the two determinations is less than ninety-five percent (95%) of the higher of the two determinations, then the two appraisers shall, within fifteen (15) days thereafter, appoint a third appraiser with similar qualifications (who shall not have performed any work for either Member within the five (5) year period prior to his or her appointment) and shall each furnish to such appraiser a written report of his or her respective determination.  Within thirty (30) days of his appointment, the third appraiser shall select the Fair Market Value of one or the other of the appraisers appointed by the Members and shall notify each Member of his determination, which shall be binding upon the Members.  The third appraiser must select one of the two appraisals and shall not have the right to establish a different Fair Market Value determination.  Each Member shall bear the cost of the appraiser appointed by it, and they shall share equally the cost of the third appraiser.

                (b)  Within ten (10) Business Days of receiving the final determination of Fair Market Value as provided in paragraph (a) above, the Acquiring Member shall either (i) pay to the Conveying Member the Purchase Price by wire transfer of immediately available funds or (ii) notify the Conveying Member that it no longer desires to purchase the Ownership Interest of the Conveying Member, in which case (1) in the event these procedures were initiated pursuant to Section 2.9, the provisions of Section 2.9(d) will control as if the Members had not decided in a course of action and neither had exercised its right to purchase the Ownership Interest of the other; (2) in the event these procedures were initiated pursuant to Section 14.6, the provisions of Section 14.6 will control as if the Member had not exercised its right to purchase the Ownership Interest of the other; (3) in the event these procedures were initiated pursuant to Section 10.2.1, the last sentence of Section 10.2.1 shall control as if neither Member had exercised its right to purchase the Ownership Interest of the other; and (4) in the event these procedures were initiated pursuant to Section 18.2(c), the Non-Defaulting Party may either rescind its Final Notice and elect to continue the Company or exercise its remedy under Section 18.2(b) without delivering an additional Final Notice (and in the latter event, the provisions of Section 18.4 shall be put into effect).  Concurrent with the payment of the Purchase Price, the Conveying Member shall deliver such instruments of transfer of title and assignment as are reasonably requested by the Acquiring Member; provided, however, that no representations shall be required to be provided by the Conveying Member other than representations that the Conveying Member has good title to its Ownership Interest, that the Conveying Member has the right, power and authority to convey the Ownership Interest and that the Ownership Interest is transferred free and clear of all liens.

          IN WITNESS WHEREOF, this Agreement has been executed by the Members as of the Effective Time.

ACADIA POWER HOLDINGS, LLC

By: /s/ David M. Eppler
David M. Eppler Manager

CALPINE ACADIA HOLDINGS, LLC, acting by and through its sole member, CPN Acadia, Inc.
By: /s/ Diana Knox
Diana Knox Senior Vice President

APPENDIX A

Glossary of Defined Terms

    "2001 PPA" means the Power Purchase Agreement, dated July 27, 2001, between the Company and Calpine Energy.

    "2003 PPA" means the 2003 Power Purchase Agreement, dated as of May 9, 2003, between the Company and Calpine Energy.

    "Acadia Holdings" shall have the meaning given to it in the Preamble and shall include, unless otherwise specified, the successors and permitted assigns thereof.

    "Acadia Holdings PPA Manager" means the PPA Manager appointed by Acadia Holdings pursuant to Section 5.8.1.

    "Accumulated Priority Amount" means, for each Fiscal Year, the amount by which the cumulative amount of the Priority Amounts for all previous Fiscal Years exceeds the cumulative amount of distributions made to Acadia Holdings pursuant to Section 12.1 during all previous Fiscal Years.

    "Acquiring Member" is defined in Section 22.17.

    "Action or Proceeding" means any lawsuit, arbitration or other alternative resolution process, Governmental Authority investigation, hearing, audit, appeal, administrative proceeding or judicial proceeding.

    "Additional Addressees" is defined in Section 22.11.

    "Adjusted Capital Account" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant Fiscal Year, after (i) increasing such Member's Capital Account by any amounts that such Member is obligated to restore under Treasury Regulation §  1.704-1(b)(2)(ii)(c), or is deemed obligated to restore under Treasury Regulation §  1.704-2(g) and Treasury Regulation §  1.704-2(i)(5), and (ii) decreasing such Member's Capital Account with the items described in Treasury Regulation §  1.704-1(b)(2)(ii)(d)(4), Treasury Regulation §  1.704-1(b)(2)(ii)(d)(5) and Treasury Regulation §  1.704-1(b)(2)(ii)(d)(6).  The foregoing definition of Adjusted Capital Account is intended to comply with, and shall be interpreted consistently with, the provisions of Treasury Regulation §  1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

    "Affiliate" means with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by or under direct or indirect common control with such Person.  As used in this definition, the term "control," "controlling" or "controlled by" shall mean the possession, directly or indirectly, of the power either to (i) vote fifty percent (50%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person or (ii) direct or cause the direction of the actions, management or policies of such Person, whether through the ownership of voting securities or interests, by contract or otherwise, excluding in each case, any lender of such Person

Appendix A, Page 1

 or any Affiliate of such lender.  Notwithstanding the foregoing, as to each Member, Affiliate shall not mean the Company.

    "Affiliate Contracts" is defined in Section 4.4.1.

    "Affiliated Guarantor" means any Member or Affiliate of a Member providing a Third Party Guarantee.  For the avoidance of doubt, neither Calpine Parent nor Cleco is an "Affiliated Guarantor" with regard to the Calpine Limited Guaranty and the Cleco Limited Guaranty, respectively.

    "Agreement" is defined in the Preamble.

    "Alternate" is defined in Section 4.3.1.

    "Annual Forecast" is defined in Section 7.2.1(b).

    "Annual Plan" is defined in Section 7.2.1.

    "AOC" is defined in Section 8.1.

    "AOC Alternate" is defined in Section 8.2.

    "AOC Chair" is defined in Section 8.4.

    "AOC Rep" is defined in Section 8.2.

    "Applicable Law" means any constitution, law, statute, ordinance, order, injunction, rule, regulation or Authorization of any Governmental Authority (excluding any such legislative, judicial or administrative body or instrumentality acting in any capacity as a lender, guarantor, or mortgagee).

    "Aquila" is defined in Section 12.2.

    "Aquila Termination Agreement" is defined in Section 12.2.

    "Aquila Termination Fee" means the Termination Fee (as defined in the Aquila Termination Agreement).

    "Asset Book" is defined in Section 7.1.7.

    "Asset Management Policy Manual" is defined in Section 7.1.4.

    "Asset Manager" is defined in Section 7.1.5.

    "Authorizations" means licenses, certificates, permits, orders, approvals, determinations, variances, franchises and authorizations from Governmental Authorities.

    "Available Swing Energy" is defined in Section 7.2.1(b).

Appendix A, Page 2

    "Bankruptcy" means, with respect to any Person, any of the events described in Sections 18.1(b), (c), (d), (e), (f), (g) or (h).

    "Base Model" is defined in Section 5.6.1.

    "Budget Deadlock" is defined in Section 6.4.2.

    "Business Day" means a day of the year that is not a Saturday, Sunday or Legal Holiday.

    "Calpine" shall have the meaning given to it in the Preamble and shall include, unless otherwise specified, the successors and permitted assigns thereof.

    "Calpine Central" means Calpine Central, L.P., a Delaware limited partnership and wholly-owned subsidiary of Calpine Parent.

    "Calpine Energy" means Calpine Energy Services, L.P., a Delaware limited partnership and wholly-owned subsidiary of Calpine Parent.

    "Calpine LCs" is defined in Section 12.1.

    "Calpine Limited Guaranty" means (a) the Calpine Limited Guaranty, dated as of February 29, 2000, made by Calpine Parent to the Company and (b) any substitution or replacement therefor approved by the Management Committee pursuant to Section 4.4.5 of the Agreement.

    "Calpine Parent" means Calpine Corporation, a corporation organized under the laws of the State of Delaware, and any successor thereof.

    "Calpine PPA Manager" means the PPA Manager appointed by Calpine pursuant to Section 5.8.1.

    "Calpine 2001 PPA Guaranty" means the Guaranty, dated as of July 27, 2001, made by Calpine Parent in favor of the Company under which Calpine Parent guarantees the obligations of Calpine Energy under the 2001 PPA.

    "Capacity" means the electrical generating capability of the Facility.

    "Capital Account" of any Member means the account established and maintained on behalf of the Member pursuant to Section 3.7.

    "Capital Contribution" means the amount of cash and the Fair Market Value of all other property contributed to the Company by a Member in its capacity as such at any point in time.  All such amounts contributed shall be reflected on the books and records of the Company.

    "Capital Expense Account" is defined in Section 6.3.2.

    "Capital Expense Budget" is defined in Section 6.3.1.

Appendix A, Page 3

    "Capital Expenses" means all expenses incurred with respect to Capital Repairs and Additions.

    "Capital Repairs and Additions" means (a) all work (including all labor, supplies, materials and equipment), other than Maintenance work, reasonably necessary to repair, restore, refurbish or replace any equipment, structure or any other component of the Facility necessitated by (i) any material defects in design, construction or installation of the Facility, (ii) physical or functional obsolescence or (iii) modifications required by Applicable Law and (b) other capital additions or modifications to the Facility authorized by the Company.

    "Casualty" means damage, destruction or other property casualty resulting from a Force Majeure event or other sudden, unexpected or unusual cause.

    "Certificate of Formation" means the Certificate of Formation of the Company and any and all amendments thereto and restatements thereof filed on behalf of the Company with the office of the Secretary of State of the State of Delaware.

    "Certified Public Accountants" means a firm of nationally recognized independent public accountants selected from time to time by the Management Committee.

    "Chairman" means the natural person appointed by the Management Committee as Chairman of the Company, who shall perform the duties described in Section 4.3.6(a).  The Chairman shall be deemed a "manager" of the Company within the meaning of the Delaware Act.

    "Cleco" means Cleco Corporation, a Louisiana corporation, and any successor thereof.

   ''Cleco Limited Guaranty" means (a) the Cleco Limited Guaranty, dated as of February 29, 2000, made by Cleco Parent to the Company and (b) any substitution or replacement therefor approved by the Management Committee pursuant to Section 4.4.5.

    "Cleco Marketing & Trading" means Cleco Marketing & Trading, LLC, a Louisiana limited liability company.

    "CMR" is defined in the Preamble.

    "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any corresponding federal tax statute enacted after the date of the Agreement.  A reference herein to a specific Section of the Code refers not only to such specific Section but also to any corresponding provision of any federal tax statute enacted after the date of the Agreement, as such specific Section or such corresponding provision is in effect on the date of application of the provisions of the Agreement containing such reference.

    "Combustion Turbine Purchase Contract" means an agreement between the Company (directly or as assignee of Calpine Parent or an Affiliate thereof) and Siemens Westinghouse Power Corporation for the sale to the Company of four (4) F class combustion turbine generators (currently identified by Calpine as Nos. 9902, 9903, 9904 and 9905) for the Project.

Appendix A, Page 4

    "Commercial Operation Date" means the date of Completion or such other date designated by the Management Committee.

    "Company" is defined in the Preamble.

    "Company Assets" is defined in Section 2.8.

    "Company Minimum Gain" has the meaning given the term "partnership minimum gain" in Treasury Regulation §  1.704-2(b)(2) and Treasury Regulation §  1.704-2(d).

    "Completion" means that (a) all Performance Tests have been performed and all Performance Guarantees have been met in accordance with the requirements of the Construction Agreements (or waived by the Management Committee) and all other work has been performed in accordance with the requirements of the Construction Agreements other than punch list items, and (b) all requirements for completion of the Project as set forth in the Financing Documents have been satisfied.

    "Condemnation Action" means a taking by any Governmental Authority (or other Person with power of eminent domain) by exercise of any right of eminent domain or by appropriation and an acquisition by any Governmental Authority (or other Person with power of eminent domain) through a negotiated purchase in lieu thereof.

    "Confidential Information" is defined in Section 22.5.

    "Construction Agreements" means the Construction Contracts, Engineering Contract and Equipment Supply Contracts.

    "Construction Contracts" means (i) the construction contract between the Company and a qualified third party construction contractor for the performance of construction related work for the power block and (ii) any other third party construction related agreements deemed necessary and entered into by the Company, such as a natural gas pipeline construction agreement and a natural gas pipeline design and engineering agreement.

    "Construction Manager" means the Construction Manager under the Project Management Agreement.

    "Construction Parties" means the Persons other than the Company that are parties to the Construction Agreements.

    "Construction Project" means the design, engineering, development, procurement, construction, start-up and testing of the Facility.

    "Contracted Energy Requirements" is defined in Section 7.2.1(b).

    "Contributing Member " is defined in Section 3.6(a).

    "Contribution Date" is defined in Section 3.2.4.

Appendix A, Page 5

    "Contribution Deadline" is defined in Section 3.2.4.

    "Contribution Default" means the failure by a Member to make a Capital Contribution as required by the Agreement.

    "Contribution Loan" is defined in Section 3.6(a).

    "Controlled Affiliate" means (i) in the case of Calpine, a Person who is owned and controlled, directly or indirectly, by Calpine Parent and (ii) in the case of Acadia Holdings, a Person who is owned and controlled, directly or indirectly, by Cleco.  As used in this definition the term "controlled" means the possession, directly or indirectly, of the power to vote fifty-five percent (55%) or more of the securities or interests having ordinary voting power for the election of directors (or other comparable controlling body) of such Person.

    "Conveying Member" is defined in Section 22.17.

    "Covered Person" means any Member, any Affiliate of a Member, any Representative or Alternate, or any Chairman, or any officer, director, shareholder, partner, employee, representative or agent of a Member or their respective Affiliates, or any employee or agent of the Company or its Affiliates.

    "Default Cure Period" is defined in Section 18.3.

    "Default Rate" means a per annum rate of interest equal to the lesser of (a) the Prime Rate plus four (4) percentage points or (b) the maximum rate of interest permitted to be charged by Applicable Law.

    "Defaulting Party" is defined in Section 18.1.

    "Definitive Agreements" means the following agreements:

                (a)  The Project Management Agreement;

                (b)  The O&M Arrangements, to the extent either Member (or a Member's Affiliate) is a party thereto;

                (c)  The Major Maintenance Arrangements, to the extent either Member (or a Member's Affiliate) is a party thereto; and

                (d)  The Power Marketing Agreement.

    "Delaware Act" is defined in the Preamble.

    "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value

Appendix A, Page 6

as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method or methods of depreciation, depletion or amortization selected by all of the Members.

    "Development Fee" means the development fee set forth in the Project Budget, one half (1/2) of which shall be payable to each Member in accordance with Section 12.1.

    "Development Plan" is defined in Section 3.2.3.

    "Dispose" (and with correlative meaning the terms "Disposing," "Disposer," "Disposee," and "Disposition") means with respect to any asset (including any Ownership Interest or any portion thereof), a sale, assignment, transfer, conveyance, gift, exchange or other disposition of such asset, whether such disposition be voluntary, involuntary or by operation of Applicable Law, including the following: (a) in the case of an asset owned by a natural Person, a transfer of such asset upon the death of its owner, whether by will, intestate succession or otherwise; (b) in the case of an asset owned by a Person other than a natural Person, (i) merger or consolidation of such Person, (ii) a conversion of such entity into another type of Person, or (iii) distribution of such asset in connection with the dissolution, liquidation, winding-up or termination of such Person (unless in the case of a dissolution, such entity's business is continued without the commencement of liquidation or winding-up).

    "Dispute or Controversy" is defined in Section 20.1.

    "Disqualified Matters " is defined in Section 4.4.2.

    "Effective Time" is defined in the Preamble.

    "Electing Member" is defined in Section 3.4.1.

    "Electric Interconnection Agreements" means (a) the Interconnection Agreement to be entered into between Cleco Utility Group Inc., as co-owner of the Richard Substation located adjacent to the Facility Site, and the Company for the interconnection of the Facility to Cleco's existing 138 kV transmission system, and (b) the Interconnection Agreement to be entered into between Entergy Gulf States Utilities, Inc., its Affiliate, successor or assign, as co-owner of the Richard Substation located adjacent to the Facility Site, and the Company for the interconnection of the Facility to Entergy Gulf States Utilities, Inc.'s existing 138 kV section of the Richard Substation.

    "Electric Interconnection Facilities" means the facilities, equipment and systems for electric interconnection necessary for the coordinated and integrated delivery of Energy from the Facility to the Richard Substation, including all wires, switches, transformers, protective equipment, substations and control systems, but not including facilities, equipment or systems required by any Governmental Authority to be owned by Cleco Utility Group.

Appendix A, Page 7

    "Encumber" (and with correlative meaning the term "Encumbrance") means the creation of a security interest, lien, pledge, mortgage or other encumbrance, whether such encumbrance be voluntary, involuntary or by operation of Applicable Law.

    "Energy" means net electric energy in kWh generated by the Facility.

    "Engineering Contract" means the contract for professional services between the Company and a qualified third party engineering firm for the performance of design and engineering services for the Project.

    "Equipment Supply Contracts" means the Combustion Turbine Purchase Contract, the Steam Turbine Purchase Contract, the HRSG Purchase Contract and the other purchase contracts pursuant to which the Company will procure the combustion turbine generators, heat recovery steam generators, steam turbine generators, and other equipment and systems from vendors approved by the Management Committee.

    "Event of Default" is defined in Section 18.1.

    "Extension Term" is defined in Section 2.9(c).

    "Facility" is defined in Section 2.3.

    "Facility Site" means the approximately sixty (60) acre site located in Acadia Parish, Louisiana, conveyed by CMR to the Company, such site being located adjacent to the Richard Substation and being more particularly described on Exhibit D attached to the Agreement.

    "Fair Market Value" means the value that would be obtained for the applicable item in an arms-length transaction between an informed and willing buyer and an informed and willing seller.

    "FERC" means the Federal Energy Regulatory Commission, or any successor Governmental Authority.

    "Final Completion" means final Completion of the Facility and completion of all punchlist items.

    "Final Notice" is defined in Section 18.3.

    "Financial Closing" means the closing of the Financing Documents and the making of the initial advance thereunder following the waiver or satisfaction of any and all conditions precedent to the availability to the Company of such advance.

    "Financing Commitments" means agreements or commitments (including non-binding term sheets or commitment letters) between one or more financial institutions or other Persons and the Company pursuant to which such financial institutions or other Persons agree, subject to the conditions set forth herein, to provide Project Financing to the Company.

Appendix A, Page 8

    "Financing Documents" means the definitive agreements and related documents (including loan agreements, credit agreements, security agreements, mortgages, pledge agreements, trust agreements, account agreements and agency agreements) under which the Company borrows the funds necessary to effect the Project and grants security in respect thereof.

    "First Amended and Restated Agreement" is defined in the Preamble.

    "Fiscal Year" means the calendar year.

    "Force Majeure" means any occurrence, whether of the kind herein enumerated or otherwise, that is not within the reasonable control of the Person claiming the right to delay performance on account of such occurrence and which, in any event, is not a result of the intentional act, negligence or willful misconduct of the Person claiming the right to delay performance on account of such occurrence, including acts of God, lock-outs, acts of the public enemy, the confiscation or seizure by any Governmental Authority, insurrections, wars or war-like action (whether actual and pending or expected), arrests or other restraints of government (civil or military), blockades, embargoes, strikes, labor unrest or disputes, unavailability of labor or materials, epidemics, landslides, lightning, earthquakes, fires, hurricanes, storms, floods, wash-outs, explosions, civil disturbance or disobedience, riot, sabotage, terrorism, threats of sabotage or terrorism.

    "Fuel Supply Agreements" means agreements for the supply, transportation and/or storage of natural gas for the Facility.

    "Gas Interconnection Agreements" means gas pipeline interconnection agreement(s) by and among the Company and each gas pipeline transportation company, approved by the Management Committee, for the interconnection of the Facility to gas pipelines operated by such gas transportation company.

    "Gas Interconnection Facilities" means all connections, pipes, systems, valves, meters, control equipment and facilities required to supply and transport natural gas to the Facility.

    "Governmental Authority" means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or combination or permutation thereof) having jurisdiction as to the matter in question.

    "Gross Asset Value" means, with respect to any Company asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                (a)  The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset, as agreed to by the Management Committee;

                (b)  The Gross Asset Value of each Company Asset shall be adjusted to equal its respective Fair Market Value, as determined by the Management Committee (or the Liquidator, if applicable), as of the following times:  (i) the acquisition of an additional Ownership Interest in the Company by any new or existing Member in exchange for

Appendix A, Page 9

more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company Assets as consideration for an Ownership Interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g); and (iv) the occurrence of any event agreed upon by the Management Committee which is permitted under Treasury Regulation §  1.704-1(b)(2)(ii)(g);

                (c)  The Gross Asset Value of any Company Asset distributed to any Member shall be the Fair Market Value of such asset on the date of distribution, as determined by the Management Committee (or the Liquidator, if applicable); and

                (d)  The Gross Asset Value of each Company Asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Code § 734(b) or Code § 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m), subparagraph (f) of the definition of Profits and Losses herein, and Section 13.12.

If the Gross Asset Value of a Company Asset has been determined or adjusted pursuant to subparagraphs (a), (b), or (d) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

    "HRSGs" means four (4) heat recovery steam generators.

    "HRSG Purchase Contract" means an agreement for the purchase of HRSGs for the Project.

    "IEP" is defined in the Preamble.

    "Initial Conveyances" is defined in the Preamble.

    "Initial Operating Budget" is defined in Section 6.2.1.

    "Initial Term" is defined in Section 2.9.

    "Insurance Plan" is defined in Section 9.1.

    "Insurance Proceeds" is defined in Section 10.1.

   "Intellectual Property" means patents, trademarks, service marks, copyrights, processes, trade secrets, know how or other proprietary information developed or owned by a Person.

    "Interconnection Facilities" means the Electric Interconnection Facilities and the Gas Interconnection Facilities.

   "IP Developer" is defined in Section 22.13.

Appendix A, Page 10

    "IP Licensees" is defined in Section 22.13.

    "kWh" means kilowatt-hours.

    "Legal Holiday" means any day, other than a Saturday or Sunday, on which the banks are permitted or required to be closed in Houston, Texas or New York, New York.

    "Lien" means, with respect to any Property, any mortgage, lien, pledge, charge or security interest, any liens for taxes or assessments, builder, mechanic, warehouseman, materialman, contractor, workman, repairman or carrier lien or other similar liens.

    "Liquidator" is defined in Section 15.2.1(b).

    "Maintain" and "Maintenance" means all work (including all labor, supplies, parts, materials and equipment) which is reasonably necessary for the inspection, cleaning, upkeep or periodic overhaul of any structure, component, surface, machinery, equipment, fixture or any other component of the Facility in order to keep it in good working order consistent with the Operating Standard, including preventative or routine maintenance that is stipulated in the operating manuals for the Facility's equipment.

    "Major Maintenance Arrangements" is defined in Section 4.2.2.

    "Major Maintenance Services" is defined in Section 4.2.2.

    "Management Committee" means the Management Committee of the Company established by the Members pursuant to Section 4.3.

    "Member" means each of Calpine and Acadia Holdings and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of the Agreement, in such Person's capacity as a member of the Company, and "Members" means two or more such Persons when acting in their capacities as Members of the Company.  For purposes of the Delaware Act, the Members shall constitute one class or group of Members.

    "Member Nonrecourse Debt" has the meaning given the term "partner nonrecourse debt" in Treasury Regulation §  1.704-2(b)(4).

    "Member Nonrecourse Debt Minimum Gain" has the meaning given the term "partner nonrecourse debt minimum gain" in Treasury Regulation §  1.704-2(i)(3).

    "Member Nonrecourse Deductions" has the meaning given the term "partner nonrecourse deductions" in Treasury Regulation §  1.704-2(i)(2) and Treasury Regulation §  1.704-2(i)(1).

    "Month" means a calendar month.

    "Necessary Regulatory Approvals" means all Authorizations as may be required in connection with (a) the construction and operation of the Facility or (b) the generation, sale and delivery of Energy, Capacity or ancillary services from the Facility.

Appendix A, Page 11

    "Noncontributing Member" is defined in Section 3.6(a).

    "Non-Defaulting Party" is defined in Section 18.2.

    "Non-Electing Member" is defined in Section 3.4.1.

    "Nonrecourse Deductions" has the meaning set forth in Treasury Regulation §  1.704-2(b)(1) and Treasury Regulation §  1.704-2(c).

    "Notices" is defined in Section 22.11.

    "O&M Agreement" means the Operation and Maintenance Agreement by and between Calpine Central and the Company, dated July 27, 2001, as amended by the First Amendment to O&M Agreement dated May 9, 2002.

    "O&M Arrangements" is defined in Section 4.2.1.

   "O&M Services" is defined in Section 4.2.1.

    "OEM Contracts" means long-term maintenance contracts with the turbine and other major equipment suppliers for the Facility.

    "Offer" is defined in Section 22.17.

    "Offtake Agreements" means one or more agreements for the sale of Energy, Capacity or ancillary services generated by the Facility, or for tolling services, or other contractual arrangements for the disposition of the output of the Facility, and shall include all Significant Offtake Agreements.

    "Operating Budget" is defined in Section 6.2.1.

    "Operating Expenses" means for any period, all operating and Maintenance expenses of the Facility that are not classified as Project Costs, including Reimbursable Project Management Expenses, fuel supply, transportation and storage costs, insurance, Taxes, general and administrative expenses, the Operator's fee or reimbursable expenses, and the Power Marketer's contract administration expenses.  Operating Expenses shall not include any of the Power Marketer's trading expenses, except those permitted in accordance with the Asset Management Policy Manual.

    "Operating Reserve Sub-Account" is defined is Section 6.2.3.

    "Operating Standard" means the operation and management of the Project:

                (a)  In a prudent and efficient manner; and

                (b)  In all respects in accordance with (i) all applicable rules, regulations, laws and permits, (ii) Prudent Electric Industry Standards and (iii) all safety, fire, protection and other requirements of applicable Project insurance policies; and

Appendix A, Page 12

                (c)  In all respects (i) in accordance with the warranties, operating manuals and procedures for the Facility and (ii) in accordance with the Agreement, the Definitive Agreements, the Project Agreements, the Financing Documents and any other agreements relating to construction, operation, maintenance or financing of the Project.

    "Operator" means the Person or Persons providing the O&M Services, and its or their respective successors and permitted assigns.

    "Opt-Out Notice" is defined in Section 3.4.1.

    "Original Agreement" is defined in the Preamble.

    "Ownership Interest" means the percentage interest that each Member has in the ownership of the Company, as initially specified in Section 3.1, as it may be adjusted pursuant to Section 3.4.3, and reference to a specified Ownership Interest means such percentage of the aggregate Ownership Interests of all Members.

    "Performance Guarantees" means collectively all performance guarantees or commitments by the Construction Parties with respect to the Construction Project or any part thereof as set forth in the Construction Agreements.

    "Performance Tests" means collectively all performance and acceptance tests performed with respect to the Construction Project or any part thereof as set forth in the Construction Agreements.

    "Person" means any individual, partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization, Governmental Authority or any other form of entity.

    "Phase I" is defined in Section 5.2(a).

    "Phase I Activities" is defined in Section 5.2(a).

    "Phase II" is defined in Section 5.2(b).

    "Phase II Activities" is defined in Section 5.2(b).

    "Phase III" is defined in Section 5.2(c).

    "Phase III Activities" is defined in Section 5.2(c).

    "Plant Manager" means the position of plant manager for the Facility during Phase III and the individual performing, or causing to be performed, the Phase III Activities assigned to such position.  Notwithstanding the foregoing, the Plant Manager may be designated prior to the Commercial Operation Date and may be asked to perform, or cause to be performed, certain Phase I Activities in the Management Committee's discretion.

Appendix A, Page 13

    "Power Marketer" means the Person (and any successor or permitted assignee thereof) engaged by the Management Committee to perform, or cause to be performed, the Power Marketing Services for the Company pursuant to the Power Marketing Agreement.

    "Power Marketing Agreement" is defined in Section 7.1.

    "Power Marketing Services" defined in Section 7.1.

    "PPA Manager" is defined in Section 5.8.1.

    "PPAs" means the 2001 PPA and the 2003 PPA.

    "Prequalified Significant Offtake Agreement" is defined in Section 5.6.1.

    "Prime Rate" means a per annum rate of interest equal to the "Prime Rate" (as published from time to time in The Wall Street Journal under "Money Rates").

    "Priority Amount" means, for each Fiscal Year during the Priority Period, $14,000,000; provided that (a) for the first such Fiscal Year, the Priority Amount shall be $14,000,000 multiplied by the quotient obtained by dividing (i) the number of days in such Fiscal Year during the Priority Period by (ii) 365 and (b) for the last such Fiscal Year, the Priority Amount shall be $14,000,000 multiplied by the quotient obtained by dividing (i) the number of days in such Fiscal Year occurring during the Priority Period by (ii) 365.

    "Priority Distributions" is defined in Section 12.1.

    "Priority Period" means the period from and including May 9, 2003 to and including June 30, 2022.

    "Profits" and "Losses" mean, for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code § 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code § 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                (a)  Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be included as an item of gross income;

                (b)  Any expenditures of the Company described in Code § 705(a)(2)(B), or treated as Code § 705(a)(2)(B), expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses shall be treated as a deductible expense;

                (c)  In the event the Gross Asset Value of any Company asset is adjusted pursuant to the definition of "Gross Asset Value," the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

Appendix A, Page 14

                (d)  Gain or loss resulting from any disposition of Company assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

                (e)  In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

                (f)  The amount of any adjustments to the adjusted tax basis or book value of any Company Asset pursuant to Code § 743(b) or 734(b) shall not be taken into account, except as may be required pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(m)(4); and

                (g)  Notwithstanding any other provisions of this definition, any items which are specially or curatively allocated pursuant to Section 13.5 through Section 13.11 shall not be taken in to account in computing Profits or Losses.

    "Project" is defined in Section 2.3.

    "Project Account" means the account established by the Project Management Company to which each Member shall disburse its Pro Rata share of all Project Cost in accordance with the provisions of Section 6.1.2.

    "Project Agreements" means the following agreements plus other agreements between the Company and third parties necessary in connection with the development, construction, operation or Maintenance of the Facility:

                (a)  Construction Agreements;

                (b)  OEM Contracts;

                (c)  Electric Interconnection Agreements and Gas Interconnection Agreements;

                (d)  Offtake Agreements;

                (e)  Transmission Services Agreements;

                (f)  Fuel Supply Agreements;

                (g)  The O&M Agreement and other agreements between the Company and third parties, if any, for the performance of some or all of the O&M Services; and

                (h)  Agreements between the Company and third parties, if any, for the performance of some or all of the Major Maintenance Services.

    "Project Budget" is defined in Section 6.1.1.

Appendix A, Page 15

    "Project Costs" means costs and expenses, initial working capital, and the funding of any initial reserves required by the Project Budget to develop, design, engineer, procure equipment for, construct, start-up, test and attain commercial operation of the Facility (including initial operation until the Commercial Operation Date) in accordance with the Agreement, the Definitive Agreements and the Project Agreements, and shall include all development costs (including the Development Fee), payments under the Construction Agreements, costs for acquiring and preparing the Facility Site and obtaining easements, rights of way and other necessary real property rights as Company Assets, interest during construction, fees and reimbursable expenses of lenders, spare parts, owner-furnished equipment, consumables, gas, power and other utilities for construction, start-up and testing, utility and pipeline interconnection costs, insurance and taxes required to be paid before the Commercial Operation Date, permitting costs, fees and expenses for services rendered before the Commercial Operation Date (including legal and consulting fees and disbursements other than those incurred in connection with the preparation and negotiation of the Agreement and the Definitive Agreements), Project development and construction management expenses, operating costs incurred prior to the Commercial Operation Date and costs of emissions offsets and allowances.

    "Project Director" is defined in Section 5.3.1.

    "Project Director Discharge Date" is defined in Section 5.3.5(a).

    "Project Financing" is defined in Section 5.7.1.

    "Project Management Agreement" means the Project Management Agreement by and between the Project Management Company and the Company, dated February 29, 2000, as amended by the First Amendment to Project Management Agreement dated July 27, 2001 and the Second Amendment to Project Management Agreement dated May 9, 2002.

    "Project Management Company" means Calpine Central.

    "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

    "Pro Rata" means pro rata according to each Member's respective Ownership Interest.

    "Prudent Electric Industry Standards" means those practices, methods, equipment, specifications and standards of safety and performance, as the same may change from time to time, as are commonly used by operators of electric generation stations in the United States of a type and size similar to those constituting the Facility as good, safe, and prudent engineering practices in connection with the operation, maintenance, repair, and use of gas turbines, steam turbines, electric generators, and other equipment and facilities with commensurate standards of safety, performance, dependability, efficiency, and economy.  Prudent Electric Industry Standards are not intended to be limited to the optimum practice or method to the exclusion of others, but rather to be a spectrum of possible but reasonable practices and methods.

    "Purchase Price" means (a) in the case of a purchase pursuant to Sections 2.9, 10.2.1 or 14.6, Fair Market Value or (b) in the case of a purchase pursuant to Section 18.2(c), the amount calculated as provided therein.

Appendix A, Page 16

    "Regulatory Allocations" is defined in Section 13.11.

    "Reimbursable Member Expenses" means, to the extent reasonably allocable to work related to the Project, (a) the cost of salaries of the personnel of a Member or its Affiliates multiplied by 1.4, (b) the cost of overtime of the personnel of a Member or its Affiliates and (c) travel expenses, including meals and hotels.  Reimbursable Member Expenses shall not include any of the foregoing costs and expenses to the extent incurred in connection with the preparation or execution of the Agreement or the Definitive Agreements.

    "Reimbursable Project Management Expenses" is defined in the Project Management Agreement.

    "Representative" is defined in Section 4.3.1.

    "Reserve Margin" is defined in Section 7.2.1(b).

    "Response" is defined in Section 22.17(a).

    "Restatement Date" is defined in the Preamble.

    "Revenue Benchmarks" is defined in Section 7.2.1(a).

    "Secretary" means the natural person appointed by the Chairman as the Secretary of the Company.

    "Self-Dealing Practices" is defined in Section 5 of Appendix G.

    "Significant Offtake Agreement" means an Offtake Agreement (a) for a term in excess of one (1) year and (b) for the sale of either (i) fifty megawatts (50 MW) or more of Capacity or (ii) Energy having a current market valuation, at the time the Significant Offtake Agreement is proposed, exceeding $2,000,000.

    "Simple Majority" means fifty-five percent (55%) or more of the Ownership Interests in the Company.

    "Special Distribution" is defined in Section 12.2.

    "Steam Turbine Purchase Contract" means an agreement for the purchase of two (2) steam turbine generators for the Project.

    "Subordinated Obligation" is defined in Section 3.3.5.

    "Super Majority" means seventy-five percent (75%) or more of the Ownership Interests in the Company.

    "Tax" or "Taxes" means all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add on minimum, environmental or other taxes, assessments, duties, fees, levies, fees in lieu of taxes, or other

Appendix A, Page 17

governmental charges of any nature whatever, whether disputed or not, together with any interest, fines, penalties, additions to tax or additional amounts with respect thereto.

    "Tax Matters Partner" is defined in Section 16.1.

    "Term" means the period of time in which the Company continues its existence as a separate legal entity as defined in Section 2.9.

    "Termination Date" means the date the Company ceases to do business and all Windup Events have been completed.

    "Third Party Expenses" means all expenses payable by a Member or its Affiliates to third parties in connection with the Project, including payments due to equipment vendors under contracts with such vendors and third party legal, consulting, contractor and financing costs and fees (but excluding any legal fees or expenses incurred in connection with the negotiation of the Agreement or the Definitive Agreements).

    "Third Party Guarantee" means any guarantee given by a Member or an Affiliate of a Member to any Person that guarantees a contractual payment or performance obligation of the Company to such Person (including an guarantee given to the other Member or to an Affiliate thereof guaranteeing the Company's obligations under an Affiliate Contract), provided that such guarantee has been authorized by the Management Committee.

    "Third Party Offer" is defined in Section 14.2.

    "Transfer Price" is defined in Section 7.1.4(a).

    "Transmission Services Agreements" means the Transmission Services Agreements to be entered into between the Company and the applicable transmission services providers, as required by any law, rule or regulation or the rules or operating guides of any applicable reliability counsel, pursuant to which adequate transmission services are provided for the Energy, all in accordance with applicable open access transmission service tariffs.

    "Treasury Regulations" means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

    "Trigger Date" means the date on which either or both of the PPAs expire(s) or terminate(s) for any reason.

    "Uncommitted Capacity" is defined in Section 7.2.1(b).

    "Uncommitted Capacity Share" is defined in Section 5.6.2.

    "VAR" means a statistical calculation of the dollar amount of maximum potential loss over a specified holding period and defined confidence interval which is measured for a portfolio of transactions, which provides a measure for estimating the amount of potential loss and the probability of that loss occurring.

Appendix A, Page 18

    "Windup Events" is defined in Section 15.2.1.

Rules as to Usage

      1.  The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.

      2.  "Include," "includes" and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.

      3.  "Writing," "written" and comparable terms refer to printing, typing, and other means of reproducing in a visible form.

      4.  Any agreement, instrument or Applicable Law defined or referred to above means such agreement or instrument or Applicable Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.

      5.  References to a Person are also to its permitted successors and assigns.

      6.  Any term defined above by reference to any agreement, instrument or Applicable Law has such meaning whether or not such agreement, instrument or Applicable Law is in effect.

      7.  "Hereof," "herein," "hereunder" and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, section or other subdivision thereof or attachment thereto.  References in an instrument to "Article," "Section," or another subdivision or to an attachment are, unless the context otherwise requires, to an article, section, subsection or subdivision of or an attachment to such agreement or instrument.  All references to exhibits or appendices in any agreement or instrument that is governed by this Appendix are to exhibits or appendices attached to such instrument or agreement.

      8.  Pronouns, whenever used in any agreement or instrument that is governed by this Appendix and of whatever gender, shall include natural Persons, corporations, limited liability companies, partnerships and associations of every kind and character.

      9.  References to any gender include, unless the context otherwise requires, references to all genders.

      10.  The word "or" will have the inclusive meaning represented by the phrase "and/or."

      11.  "Shall" and "will" have equal force and effect.

      12.  References to "$" or to "dollars" shall mean the lawful currency of the United States of America.

Appendix A, Page 19

APPENDIX B

MEMBERS' CONTRIBUTED ASSETS

Acadia Holding’s Contributed Assets:	Third Party Expenses incurred through 1/31/00 in acquiring such assets:
Fee simple title to Facility Site	$1,064,011
Survey dated May 5, 1999 of Facility Site	4,724
Application for Air Permit (and all supporting studies)	117,363
Water testing studies and reports	205,577
Transmission studies and reports	14,534
Easements and/or route assessments for fuel lines and water discharge	12,787
Preliminary engineering (conceptual design, site layout, budgets, etc.)	83,805
1,502,801

Calpine’s Contributed Assets:	Third Party Expenses incurred through 1/31/00 in acquiring such assets:
Scope Book	$ 1
Combustion Turbine Purchase Contract
Payment 1/2/00	3,250,000
(Payment on 3/2/00 $3,250,000)
HRSG Purchase Contract (9/99 through 12/99)	1,050,000
Steam Turbine Purchase Contract (Payment in 3/00 ($2.2 MM)	0
4,300,000

Appendix B, Page 1

APPENDIX C

ADDRESSES FOR NOTICES; DESCRIPTION OF ACCOUNTS

1.     Project Account :

    All payments to or for deposit in the Project Account shall be made by wire transfer of immediately available federal funds to the following account:

Union Bank of California
Account of: Acadia Power Partners, LLC
Account Number: 187 00333 93
ABA Number: 122 000 496
Attention: Michael Thomas
(408) 995-0505

2.     Acadia Holdings:  Acadia Power Holdings, LLC

    a)     Acadia Holdings' Account:  All payments to Acadia Holdings shall be made by wire transfer of immediately available federal funds to the following account:

Bank One, NA
Account of: Cleco Corporation
Account Number: 1013200
ABA Number: 071000013
Attention: Acadia Power Holdings, LLC
Treasury Services (318) 484-7786

    b)     Notices:  All Notices to Acadia Holdings shall be sent to:

Acadia Power Holdings, LLC
c/o Cleco Midstream Resources, LLC
2030 Donahue Ferry Road
Pineville, LA 71360
Attention: Samuel Charlton, III

3.      Calpine:  Calpine Acadia Holdings, LLC

    a)     Calpine's Account:  All payments to Calpine shall be made by wire transfer of immediately available federal funds to the following account:

Account Name: Calpine Corporation
Account Number: 3160010990
Bank Name: Union Bank of California
Oakland, California
ABA Number: 122000496
Notation: Calpine Acadia Holdings, LLC

Appendix C, Page 1

                 Notices:  All Notices to Calpine shall be sent to:

Calpine Acadia Holdings, LLC
c/o Calpine Corporation
700 Louisiana, Suite 2700
Houston, Texas 77002
Attention: Diana Knox, Senior Vice President

Appendix C, Page 2

APPENDIX D

ARBITRATION PROCEDURES

           Section 1.  Binding Arbitration.  Binding arbitration shall be conducted in accordance with the following procedures:

              (a)  The Member seeking arbitration shall request such arbitration in writing, which writing shall be delivered to the other Member and include a clear statement of the matter(s) in dispute. Except to the extent provided in this Appendix D, the arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association by a single arbitrator to be appointed as follows: (i) upon the issuance and receipt of a request for arbitration, the requesting and receiving Member shall each designate a representative for the sole purpose of selecting, by mutual agreement with the other Member's designated representative, the individual who shall arbitrate the Dispute or Controversy referred to arbitration hereunder; (ii) within twenty (20) days of their appointment, the two representatives shall designate a third individual who shall be the arbitrator to conduct the arbitration of the Dispute or Controversy; and (iii) said individual shall be qualified to arbitrate the Dispute or Controversy referred to arbitration hereunder and have a schedule that permits him or her to serve as arbitrator within the time periods set forth herein.  In order to facilitate any such appointment, the Member seeking arbitration shall submit a brief description (no longer than two (2) pages) of the Dispute or Controversy to the other Member.  In the event the Members' two representatives do not agree on a single arbitrator of the Dispute or Controversy within the twenty (20) day period, then the arbitrator shall be appointed by the then-serving senior judge of the federal district court for the Southern District of New York or any successor thereto within the next ten (10) day period.  The Member seeking arbitration shall request the appointment of an arbitrator and furnish a copy of the aforesaid description of the Dispute or Controversy to said judge.  Each Member may, but shall not be required to, submit to said judge a list of up to three (3) qualified individuals as candidates for appointment as the arbitrator whose schedules permit their service as arbitrator within the time periods set forth herein.  The arbitrator appointed by the judge need not be from such lists.

              (b)  Within thirty (30) days of the date the arbitrator is appointed, the arbitrator shall notify the Members of the date of the arbitration hearing, which hearing date shall be not more than sixty (60) days from the date of the arbitrator's appointment.  The arbitration hearing shall be held in New York City, New York.

              (c)  Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrator consistent with the expedited nature of arbitration.  (The arbitrator may hold a preliminary hearing to establish the extent of and schedule for the production of such documents and other information and the identification of any witnesses to be called.) All discovery shall be completed within forty-five (45) days following the appointment of the arbitrator.

Appendix D, Page 1

              (d)  The arbitrator shall issue a final ruling within thirty (30) days after the arbitration hearing.  Any decision of the arbitrator shall state the basis of the award and shall include both findings of fact and conclusions of law.  Any award rendered pursuant to the foregoing, which may include an award or decree of specific performance hereunder, shall be final and binding on, and nonappealable by, the Members and judgment thereon may be entered or enforcement thereof sought by either Member in a court of competent jurisdiction.  The foregoing deadlines shall be tolled during the period that no arbitrator is serving until a replacement is appointed in accordance with this Appendix D.

              (e)  Notwithstanding the foregoing, nothing contained herein shall be deemed to give the arbitrator appointed hereunder any authority, power or right to alter, change, amend, modify, waive, add to or delete from any of the provisions of the Agreement.

          Section 2.  Further Qualifications of Arbitrators; Conduct.  All arbitrators shall be and remain at all times wholly impartial and, upon written request by either Member, shall provide the Members with a statement that they can and shall decide any Dispute or Controversy referred to them impartially.  No arbitrator shall be, or shall have been within the preceding ten (10) years, employed by either Member or any Affiliate of either Member, or have served as an advisor or consultant to either Member or any Affiliate of either Member, or have any material financial dependence upon either Member or any Affiliate of either Member, nor shall any arbitrator have any material financial interest in the Dispute or Controversy.

          Section 3.  Applicable Law and Arbitration Rules.  The agreement to arbitrate set forth in this Appendix D shall be enforceable in either federal or state court. The enforcement of such agreement, and, except as otherwise expressly provided herein, all procedural aspects governing the conduct of the arbitration, shall be governed by and construed pursuant to the Commercial Rules of the American Arbitration Association.  In deciding the substance of any such Dispute or Controversy, the arbitrator shall apply the substantive laws of the State of Delaware.  The arbitrator shall have authority, power and right to award damages and provide for other remedies as are available at law or in equity in accordance with the laws of the State of Delaware, except that the arbitrator shall have no authority to award any damages excluded by Section 22.1 of the Agreement, regardless of whether such damages may be available under the laws of the State of Delaware.  The Members hereby waive their right, if any, to recover any damages excluded by Section 22.1 of the Agreement in connection with any arbitrated Dispute or Controversy.

          Section 4.  Consolidation.  If the Members initiate multiple arbitration proceedings, the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then the Members hereby agree that all such proceedings may be consolidated into a single arbitration proceeding.

          Section 5.  Pendency of Dispute; Interim Measures.  The existence of any Dispute or Controversy eligible for referral or referred to arbitration hereunder, or the pendency of the dispute settlement or resolution procedures set forth herein, shall not in and of themselves relieve or excuse either Member from its ongoing duties and obligations under the Agreement or any other Definitive Agreement or any right, duty or obligation arising therefrom; provided, however, that during the pendency of arbitration proceedings and prior to a final award, upon

Appendix D, Page 2

written request by a Member, the arbitrator may issue interim measures for preservation or protection of the status quo.

          Section 6.  No Appeal.  Each Member agrees that arbitration pursuant to this Appendix D shall be the exclusive method for resolving all Disputes and Controversies that are not resolved by mutual agreement and that it will not commence an Action or Proceeding, except to enforce the arbitrator's decision or to compel the other Member to participate in arbitration under this Appendix D.

          Section 7.  Complete Defense.  The Members agree that compliance by a Member with the provisions of this Appendix shall be a complete defense to any Action or Proceeding instituted in any federal or state court, or before any administrative tribunal by any other Member with respect to any Dispute or Controversy which is subject to arbitration as set forth herein, other than a suit or action alleging non-compliance with a final and binding arbitration award rendered hereunder.

          Section 8.  Costs.  Each Member shall bear the costs of its designated representative to select the arbitrator of the Dispute or Controversy and its own attorneys' fees.  The costs of the arbitrator, as well as the additional incidental costs of arbitration, shall be paid for by the non-prevailing Member in the arbitration; provided, however, that where the final decision of the arbitrator is not clearly in favor of either Member, such costs shall be shared equally by the Members.

Appendix D, Page 3

APPENDIX E

MEMBERS' PHASE I DEVELOPMENT RESPONSIBILITIES

ACTION/PROJECT AGREEMENT	RESPONSIBILITY	REPRESENTATIVES
Land and Easements procurement	Acadia Holdings (lead)/Calpine (review)	Acadia Holdings Irene Norris	Calpine Jackie Thomas

Permitting	Acadia Holdings (lead)/Calpine (review)	Charlie Van Hoof	Patrick Blanchard

Design and Scope	Calpine (lead)/Acadia Holdings (review)	Don Jeansonne	Chris Shugart

Combustion Turbine Purchase Contract, Steam Turbine Purchase Contract and HRSG Purchase Contract	Calpine (lead)/Acadia Holdings (review)	Don Jeansonne	Steve Ellington

Offtake/Power Marketing Agreement and Offtake Agreements	Acadia Holdings (lead)/Calpine (review)	Keith Johnson	Peter Blood

Fuel Supply and Transportation/Fuel Supply Agreements	Acadia Holdings (lead)/Calpine (review)	Sam Charleton	Jeff Rawls

Transmission/ Interconnection and Transmission Services Agreement	Acadia Holdings (lead)/Calpine (review)	Mark MacDonald	Terry Dodson

Appendix E, Page 1

Public/Government Relations	Acadia Holdings (lead)/Calpine (review)	Public: Mike Burns Government: Kim Fontenot	Jimmy Glotfelty

Pro Forma Economics	Calpine (lead)/Acadia Holdings (review)	Keith Crump	Andre Walker

Finance	Calpine and Acadia Holdings (co-lead)	Tom Howlin	Adam Dexter

Property Tax Abatement	Acadia Holdings (lead)/Calpine (review)	Nick Lemoine	Jackie Thomas

Louisiana PSC	Acadia Holdings (lead)/Calpine (review)	Kim Fontenot	Jimmy Glotfelty

FERC	Calpine (lead)/Acadia (review)	Bill Fontenot	Joe Rohen

Appendix E, Page 2

Legal Coordination	Calpine and Acadia Holdings (co-lead)	Tom Howlin	Liz Miller (In House Counsel)

Accounting	Calpine(lead)/Acadia Holdings (review)	Chuck Murray	Henry Nader

Insurance	Calpine(lead)/Acadia Holdings (review)	John Melancon	Denise Straka

Construction Agreements (other than as covered above) and OEM Contracts	Calpine(lead)/Acadia Holdings (review)	Don Jeansonne	Angelo Urbani

Appendix E, Page 3

APPENDIX F

REIMBURSABLE MEMBER EXPENSES AS OF 1/31/00

Acadia:
Transmission Engineering	$27,869
Production Engineering	28,280
Tax Department	1,976
Right Of Way Department	24,713
Environmental Services	23,188
Technical Services	5,266
Project Management	59,541
Energy Marketing	12,317
Fuel Procurement RFP & Pipeline Engineering	19,583
Governmental Affairs	2,154
Accounting	5,277
TOTAL	$210,164
Calpine:	$ 0

Appendix F, Page 1

APPENDIX G

REQUIRED PROVISIONS OF
ASSET MANAGEMENT POLICY MANUAL

1.     The Power Marketing Services shall include the following:

          (a)  Selling Energy and buying energy, scheduling Energy delivery on available transmission paths, confirming the Energy delivery schedules, rescheduling Energy deliveries as required, securing and selling fuel, nominating fuel to the pipelines for delivery to the Facility or away from the Facility, confirming the fuel nominations, re-nominating fuel schedules as-required, and accounting for all transactions associated with Offtake Agreements, Fuel Supply Agreements and other agreements to optimize the Company's net revenue;

          (b)  Negotiating Transmission Services Agreements, ancillary services agreements, and Fuel Supply Agreements on behalf of the Company;

          (c)  Monitoring, on a routine basis (to be determined by the Management Committee), the relationship between gas prices and power prices and, when and to the extent that gas and power arbitrage opportunities arise that enable the Power Marketer to maximize the Company's net revenues, reselling or buying some portion of the Company's gas supplies and/or gas transportation or gas storage services;

          (d)  Communicating directly with the Plant Manager to ensure that the Energy dispatch, scheduling, and fuel delivery obligations are met and optimized during each scheduling period or delivery day in accordance with the fuel delivery and power generation schedule and requirements of all Offtake Agreements, Fuel Supply Agreements and Transmission Services Agreements;

          (e)  Providing a summary of all trades that were executed for the Company in accordance with the schedule to be determined by the Management Committee, and providing such other reports and information to the Management Committee, the Members and to the Members and any other Persons as the Management Committee shall direct from time to time, including:

               (1)  An asset optimization log showing the daily utilization of the executed Fuel Supply Agreements;

               (2)  A credit log (described in paragraph 10 below);

               (3)  A daily VAR report;

               (4)  A daily position report;

               (5)  A daily transaction report;

               (6)  An Annual Plan report;

Appendix G, Page 1

               (7)  A quarterly stress test report;

               (8)  A gas supply, transportation, and storage report addressing costs, imbalances, and revenues from coordination of and remarketing of fuel-related transactions; and

               (9)  A report of performance compared to the Revenue Benchmarks.

2.     With respect to the Offtake Agreements, the Transmission Services Agreements and the Fuel Supply Agreements, the Power Marketer shall make all schedules and nominations, receive and pay all invoices, deliver and receive all notices and correspondence thereunder, and otherwise perform and administer such agreements in a manner so that the Company and third parties fully satisfy their respective obligations thereunder.

3.     Unless otherwise specified by the Management Committee in its discretion from time to time, the Power Marketer shall obtain the advance approval of the Management Committee for all Offtake Agreements having a term of one (1) year or longer and over $1,000,000 in VAR.  Unless otherwise specified by the Management Committee in its discretion from time to time, Offtake Agreements having a term of less than one (1) year and/or less than $1,000,000 in VAR (and otherwise satisfying any prerequisites imposed from time to time by the Management Committee) will not require advance approval by the Management Committee.  Similar limits for advance approval of Fuel Supply Agreements may be specified by the Management Committee, and below such limits (provided that such agreements otherwise satisfy any prerequisites imposed from time to time by the Management Committee), advance approval by the Management Committee will not be required.

4.     With respect to Offtake Agreements, Fuel Supply Agreements and any other related agreements that, under the Asset Management Policy Manual then in effect, do not require Management Committee pre-approval, the Power Marketer shall notify the Member that is not (or whose Affiliate is not) then the Power Marketer of such agreements in a timely manner.  In addition, either Member may, at any time, submit bids to buy Energy or offer to sell fuel to the Project on terms competitive in the market.

5.     The Power Marketer shall not engage in Self-Dealing Practices on its own behalf or on behalf of any of its Affiliates. "Self-Dealing Practices" are generally defined as the Power Marketer executing purchases of fuel for the Facility or sales of Energy at prices and costs that are economically discriminatory and disadvantageous to the Company or the other Member, or sharing information about the availability of Energy or fuel for the Facility to the disadvantage of the Company or the other Member, for the benefit of the Power Marketer or an Affiliate.  By way of example and not limitation, the following practices by the Power Marketer would constitute Self-Dealing Practices:

•      Making sales of Energy or fuel for the Facility to an Affiliate of the Power Marketer at prices below the current market, or purchasing fuel for the Facility from an Affiliate of the Power Marketer at prices above the current market so as

Appendix G, Page 2

to allow the Power Marketer's Affiliate to make a better margin than it otherwise would have in the absence of the below-market price from the Power Marketer; or

•      Sharing information about the availability of Energy or fuel for the Facility with the Power Marketer's Affiliate that is not shared with the Management Committee or the other Member, thereby disadvantaging the Company or such other Member.

6.     The Power Marketer shall allow each Member, and the agents and representatives thereof, to exercise the right to inspect the Power Marketer's records of all Project related activity, including documentation of executed trades, electronic tags, third party confirmations, and all deal tickets.

7.     Management Committee, and report to the Management Committee on a regular basis (to be determined by the Management Committee), the marked-to-market position of all counterparties in transactions between such counterparty and the Company and/or the Power Marketer on behalf of the Company.  If the level of credit extended by the Power Marketer to any approved counterparty equals or exceeds its designated level of credit, then the Power Marketer will not conduct any Project-related transactions with such counterparty until such counterparty's marked-to-market position has improved to an acceptable level below the designated level of credit.

8.     The Power Marketer shall observe the requirements of the position trading and risk management system to be adopted by the Management Committee, and revised from time to time.  The system will initially require the Power Marketer to manage the Asset Book such that the volumetric and dollar level of exposure in VAR on an annual basis do not exceed two hundred fifty megawatts (250 MW) or $2,000,000 of open transactions, and impose limits on the number of open electricity futures contracts and open gas futures contracts.  The position trading and risk management system will also impose specific risk limits to guide the Power Marketer's transactional activities regarding terms, volumes, seasonality, transaction types, spark spread, unit contingency, transmission, transportation, etc. The position trading and risk management system will require the Power Marketer to provide an audit trail for all executed transactions.

Appendix G, Page 3

APPENDIX H

DEVELOPMENT PLAN AND CONSTRUCTION SCHEDULE

Appendix H, Page 1

Appendix H, Page 2

Appendix H, Page 3

Appendix H, Page 4

Appendix H, Page 5

Appendix H, Page 6

EXHIBIT A

PROJECT BUDGET

EXHIBIT A

PROJECT BUDGET

ACADIA POWER PARTNERS

4x4x2 Siemens Westinghouse 501FD

	CONSULTANT	INTERNAL	LEGAL	OTHER	CONST	SUBTOTAL	SOURCE	TOTAL
I. DEVELOPMENT								**4,561,989**
LAND & EASEMENT						**2,225,897**	CLECO	
PURCHASE COST LAND	8,500	-	-	1,078,397			CLECO	
RIGHT of WAY - TRANS	-	-	-	260,000			CLECO	
RIGHT of WAY - GAS	-	-	-	222,500			CLECO	
RIGHT of WAY - DISCHARGE	-	-	-	0			CLECO	
LEASE -CONST. LAYDOWN								
TITLE INSURANCE PREMIUMS				650,500			SACTO	
LIMITED PHASE II				6,000			SACTO	
PERMITTING						**270,000**	CLECO	
Air Permit	100,000		10,000	30,000				
Discharge Permit	75,000		5,000	50,000				
DESIGN/CONSTRUCTION						**0**	SACTO	
PRELIMINARY ENGINEERING						**560,000**	SACTO	
ENGINEERING					250,000			
GROUND WATER TESTING					270,000		SACTO	
GEOTECHNICAL STUDY					40,000		CLECO	
OFF TAKE AGREEMENTS		0	250,000			**250,000**	CLECO	
FUEL SUPPLY & TRANS						**125,000**	CLECO	
GAS LINE STUDY					125,000			
TRANSMISSION						**105,000**	CLECO	
UTILITIES STUDY			5,000		100,000		CLECO	
INDEPENDENT STUDIES					0		CLECO	
PUBLIC/GOVT RELATIONS		10,000		90,000		100,000	CLECO	
TAX ADVISE		10,000	10,000		0	20,000	CLECO	
PROPERTY TAXES DURING CONSTRUCTION					23,252	23,252	CLECO	
ACCOUNTING/PROJ. MGT.					0	0	CPN	
DEVELOPMENT MANAGEMENT		700,000		100,000		800,000	CPN	
OFFSETS AND MITIGATION:					0	82,840	CLECO	
OFFSETS					0		CLECO	
WETLAND MITIGATION	6,000	4,000		15,000	57,840		CLECO	
COUNTY IMPACT FEES					0		CLECO	
. CONSTRUCTION AND COMMISSIONING TOTAL								
INTERCONNECT COSTS								**22,777,388**
ELECTRICAL TRANSMISSION							CLECO	
ELECTRICAL SUBSTATION						18,160,400	CLECO	
Phase 1 ACADIA SUB					6,483,300		CLECO	
Phase 1 RICHARD SUB					1,187,600		CLECO	
Phase 1 R.A.T. BUS WORK					310,600		CLECO	
Phase 1 LINEWORK					2,898,800		CLECO	
Phase 2 ACADIA SUB					1,369,100		CLECO	
Phase 2 RICHARD SUB					1,347,000		CLECO	
Phase 2 LINEWORK					763,800		CLECO	
JENNINGS LINE					3,800,000			
GAS PIPELINE CONSTRUCTION					2,816,988		CLECO	
GAS INTERCONNECT AND METERING To Site Boundary					750,000		CLECO	
ON SITE WELL AND PUMPS					800,000		CLECO	
WASTE WATER LINES TO SITE BOUNDARY					0		CLECO	
COMMUNICATIONS					250,000		CLECO	
OWNER FURNISHED EQUIPMENT								**242,920,000**

Exhibit A, Page 1

EXHIBIT A

PROJECT BUDGET

POWER ISLAND:				
GAS TURBINE	138,000,000		SACTO	
STEAM TURBINE w/ CONDENSER	46,000,000		SACTO	
HEAT RECOVERY STEAM GENERATOR (HRSG)	48,000,000		SACTO	
TRANSFORMERS - MAIN GSU	6,900,000		SACTO	
WATER TREATMENT (Incl PAG) Double Pass	2,420,000		SACTO	
DISTRIBUTIVE CONTROL SYSTEM (DCS)	1,450,000		SACTO	
OIL PURIFICATION SKID	150,000		SACTO	
INSURANCE				**2,500,000**
INSURANCE	2,500,000		CIC	
ENGINEERING				**6,500,000**
ENGINEERING	6,500,000		SACTO	
CONSTRUCTION COSTS				**146,926,297**
CIVIL		**22,591,521**		
SITEWORK	5,770,521		SACTO	
CONCRETE	8,834,400		SACTO	
PILING	4,860,000		SACTO	
STRUCTURAL STEEL	3,126,600		SACTO	
BUILDINGS		**2,755,500**		
BUILDINGS	2,755,500		SACTO	
MECHANICAL		**53,219,307**		
PIPING	25,605,867		SACTO	
BOP EQUIPMENT COSTS	17,579,500		SACTO	
EQUIPMENT INSTALLATION	10,033,940		SACTO	
ELECTRICAL		**19,783,901**		
TEMPORARY POWER	299,286		SACTO	
EQUIPMENT COSTS	7,351,000		SACTO	
BULK MATERIALS	3,944,105		SACTO	
INSTALLATION	8,189,510		SACTO	
INSTRUMENTATION		**3,043,483**		
EQUIPMENT	1,520,500		SACTO	
BULK MATERIALS	608,958		SACTO	
INSTALLATION	914,025		SACTO	
SUPPORT LABOR / MATERIALS		**7,651,475**		
SUPPORT LABOR / MATERIALS (DIRECTS)	4,933,690		SACTO	
OVERTIME (CASUAL UNLESS INDICATED)	2,717,785		SACTO	
INDIRECTS		**32,230,099**		
INDIRECT CONSTRUCTION COSTS	32,230,099		SACTO	
ENHANCEMENTS		**5,651,011**		
PROJECT ENHANCEMENTS	5,651,011		SACTO	
PENDING CHANGE ORDERS	0		SACTO	
SALES TAX				**22,134,161**
SALES TAX - BULK MATERIALS	1,931,336		CLECO	
SALES TAX - EQUIPMENT	20,202,825		CLECO	
OTHER TAXES	0		CLECO	
OWNERS CONSTRUCTION MANAGEMENT				**4,993,536**
SALARIES (Incl. Fringes,Taxes and Insurance)	3,275,286		SACTO	
CONSULTANTS AND OUTSIDE SERVICES	255,000		SACTO

Exhibit A, Page 2

EXHIBIT A

PROJECT BUDGET

LEGAL	75,000	SACTO	
RECRUITMENT AND HIRING (Temporary Services)	20,000	SACTO	
TRAVEL AND ENTERTAINMENT	449,500	SACTO	
MEALS	77,500	SACTO	
RELOCATION	89,000	SACTO	
TEMPORARY LIVING / PER DIEM	55,000	SACTO	
VEHICLE EXPENSE INCLUDING MILEAGE	79,750	SACTO	
COMPUTER HARDWARE, SOFTWARE AND MAINTENANCE	178,800	SACTO	
TELEPHONE AND FAX	56,500	SACTO	
OFFICE EQUIPMENT	31,200	SACTO	
OFFICE SUPPLIES AND EXPENSES	38,750	SACTO	
FIELD OFFICE RENT	148,800	SACTO	
REPRODUCTION	46,500	SACTO	
MEMBERSHIPS AND DUES	7,300	SACTO	
PERMITS AND FEES	75,000	SACTO	
PHOTOGRAPHY	5,000	SACTO	
SAFETY EQUIPMENT AND SUPPLIES	4,650	SACTO	
CONTRIBUTIONS	25,000	SACTO	
OFFICE SUPPORT COSTS			**1,600,300**
PROJECT SERVICES SUPPORT SACRAMENTO	1,120,000	SACTO	
REGIONAL / CORPORATE OFFICES SUPPORT	480,300	CPN	
COMMISSIONING			**20,060,315**
CT Spares	7,893,408	OPTS	
BOP Spares	4,218,916	OPTS	
Furniture, Office Supplies, Equipment	158,209	OPTS	
Tools, Equipment	210,946	OPTS	
Pickup Truck	36,916	OPTS	
Manlift	52,736	OPTS	
Rough Terrain Forklift	47,463	OPTS	
Warehouse Forklift	31,642	OPTS	
Computer Network	26,368	OPTS	
First Fill Chemicals	105,473	OPTS	
First Fill Oil/Lubricants/Gases	105,473	OPTS	
Start-up Fuels	1,977,617	OPTS	
Performance Monitoring System/CMMS	168,757	OPTS	
Mobilization	3,053,137	OPTS	
Start-up	1,656,836	OPTS	
Consultants/Third Parties	316,419	OPTS	
FINANCING COSTS			**8,604,089**
AGENCY FEES		FINANCE	
LEGAL		FINANCE	
MORTGAGEE'S TITLE INSURANCE PREMIUM	30	FINANCE	
INDEPENDANT ENGINEER		FINANCE	
THIRD PARTY CONSULTANTS		FINANCE	
BANK AND OTHER FEES		FINANCE	
INTEREST DURING CONSTRUCTION		FINANCE	
WORKING CAPITAL	8,604,059	FINANCE	
DEBT SERVICE RESERVE		FINANCE	
)TAL DEVELOPMENT, CONSTRUCTION, COMMISSIONING & FINANCE			**483,778,075**
			$496.18

Exhibit A, Page 3

EXHIBIT B

INITIAL OPERATING BUDGET

EXHIBIT B

Exhibit B, Initial Operating Budget

CLECO 4X2 501F Dispatch 81%

Revision 0

Revision Date 02/22/2000

Mobilization & Start-up Schedule

Months Prior to Commercial Operation Date

Description Mobilization	Quantity	Monthly Salary (loaded)	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	COD Jan-02	Total Startup costs	
Plant Manager	1	$11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	11,242	$	[illegible]	
Maintenance Manager	1	$9,457					9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	$	[illegible]	
Operations Manager	1	$9,457					9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	9,457	$	[illegible]	
Plant Engineer	1	[illegible]							8,835	8,835	8,835	8,835	8,835	8,835	8,835	8,835	8,835	8,835	8,835	8,835	$	[illegible]	
Outage Scheduler	0	[illegible]													0	0	0	0	0	0	$	-	
Safety Manager	1	$5,335							5,335	5,335	5,335	5,335	5,335	5,335	5,335	5,335	5,335	7,946	7,946	7,946	$	71,888	
Plant Admin Assistant	1	$4,142							4,142	4,142	4,142	4,142	4,142	4,142	4,142	4,142	4,142	6,213	6,213	6,213	$	53,539	
Purchasing / Warehouse	1	$4,142							4,142	4,142	4,142	4,142	4,142	4,142	4,142	4,142	4,142	6,213	6,213	6,213	$	55,515	
Accountant	0	$6,453							0	0	0	0	0	0	0	0	0	0	0	0	$	-	
A/P Clerk	1	$4,733							4,733	4,733	4,733	4,733	4,733	4,733	4,733	4,733	4,733	7,100	7,100	7,100	$	63,900	
Contracts Administrator	1	$6,564							6,564	6,564	6,564	6,564	6,564	6,564	6,564	6,564	6,564	9,263	9,263	9,263	$	87,861	
Safety Coordinator	0	$4,953							0	0	0	0	0	0	0	0	0	0	0	0	$	-	
Operator A	5	$8,504										32,542	32,542	32,542	32,542	32,542	32,542	48,813	48,813	48,813	$	341,xxx	
Operator B	5	$5,327										29,585	29,513	29,513	29,513	29,513	29,513	44,375	44,375	44,375	$	[illegible]	
Operator "Auxiliary"	5	$5,275										26,475	26,625	26,625	26,625	26,625	26,625	39,938	33,250	56,559	$	319,150	
Chemical Tech	1	$5,517										5,917	5,913	5,517	5,517	5,517	5,913	1,875	8,875	9,875	$	62,135	
Electrical Technician	1	$5,517										4,917	4,917	4,917	4,917	4,917	4,917	4,913	4,917	4,917	$	53,xxx	
I&C Specialist	0	$4,955																					
I&C Techs	3	$6,706		6,500	6,500	6,500	6,500	6,500	6,500	6,500	6,500	19,575	19,575	19,575	19,575	19,575	19,575	29,348	29,374	29,571	$	249,xxx	
Maintenance Technician	4	$5,304										21,200	21,200	21,200	21,200	21,200	21,200	31,800	31,800	31,800	$	329,850	$ 2,477,331
Travel			15,000	12,500	10,000	12,500	10,000	10,000	10,000	10,000	10,000	30,700	33,200	18,000	7,500	5,000	5,000	5,000	5,000	5,000	$	153,500	
Training/Recruiting									33,000			28,500	30,500	30,000							$	60,000	
Relocation			30,000	25,000			50,000		25,000			60,000									$	150,000	
	55	Sub-total Mob.	$ 56,242	$ 47,749	$ 27,740	$ 21,749	$ 86,663	$ 49,889	$ 126,128	$ 80,405	$ 80,408	$ 255,330	$ 235,308	$ 235,309	$ [illegible]	$ [illegible]	$ [illegible]	$ [illegible]	$ [illegible]	$ [illegible]	$ -	$ [illegible]	Sub-Total Mobilization

Start-up Activities

Months Prior to Commercial Operation Date

	Quantity	Monthly Salary (loaded)	18	17	16	15	14	13	12	11	10	9	8	7	6	5	4	3	2	1	COD Jan-02	Total Startup costs	
Start-Up Labor																							
Start-up Manager	1	$ 10,058											$ 10,059	$ 10,058	$ 15,088	$ 20,117	$ 20,117	$ 15,088	$ 10,058	$ 10,058		$ 110,642	
Start-up Elec. Sys. Eng.	2	$ 10,058											$ 20,117	$ 20,117	$ 30,175	$ 40,233	$ 40,233	$ 30,175	$ 20,117	$ 20,117		$ 221,283	
Start-up Mech. Sys. Eng.	4	$ 8,283													$ 33,133	$ 66,267	$ 66,267	$ 49,700	$ 33,133	$ 33,133		$ 281,633	
Start-up I&E	2	$ 8,283												$ 16,517	$ 16,567	$ 33,133	$ 33,133	$ 24,850	$ 16,567	$ 16,567		$ 157,368	
Craft - Electric	4	$ 4,167													$ 16,667	$ 16,667	$ 16,667	$ 16,667	$ 16,667	$ 16,667		$ 100,000	
Craft- Millwrights	8	$ 3,750													$ 30,000	$ 30,000	$ 30,000	$ 30,000	$ 30,000	$ 30,000		$ 180,000	
Craft- Pipe Fitters	8	$ 3,750													$ 30,000	$ 30,000	$ 30,000	$ 30,000	$ 30,000	$ 30,000		$ 180,000	
Training																						$ -	
Travel/lodging													$ 12,000	$ 8,000	$ 15,000	$ 5,000	$ 5,000	$ 5,000	$ 5,000	$ 5,000		$ 60,000	
Start-up																							
Administrative																							
Define turnover packages																						$ -	
Plant system boundary tags																						$ -	
Develop and Issue startup schedule																						$ -	
Administer lockout/tagout																						$ -	
Site specific systems																						$ -	
Mechanical																						$ -	
Turbine, install screens and perform blow down																	$ 82,000				$ 82,000	
Hydro Testing																	$ 48,000				$ 48,000	
Gas Supply Chemical Cleaning & N2 Purge																	$ 30,000				$ 30,000	
Pre-Fill Lube and seal Chemicals																						$ -	
Verify pumps alignment & Chem installed																						$ -	
Perform vibration checks																						$ -	
Maintain spare parts list																						$ -	
Perform Oil Flushes																						$ -	
Perform steam blows																	$ 30,000				$ 30,000	
Operate permanent plant equipment																	$ 60,000				$ 60,000	
Electrical																						$ -	
Backfeed plant																						$ -	
Test switchgear																						$ -	
Test & Check PT, CT's and drives																						$ -	
Check rotation																						$ -	
Motor rolls & vibration check out																						$ -	
Calibrate & set final relay settings																						$ -	
Field instrument calibration																						$ -	
Loop check verification																						$ -	
Field in-place stroking of valves																						$ -	
Function DCS																						$ -	
Acceptance Test (CEM)																						$ -	
SubTotal Startup			$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ -	$ 42,175	$ 54,741	$ 186,629	$ 243,417	$ 243,417	$ 481,478	$ 161,542	$ 161,542	$ -	$ 1,570,942	Sub Total Start-up
Total Mobil & Start-up			$ 56,242	$ 47,749	$ 27,740	$ 21,749	$ 86,663	$ 49,889	$ 126,128	$ 80,405	$ 80,408	$ 255,330	$ 277,483	$ 290,050	$ 599,438	$ 451,725	$ 451,725	$ 771,958	$ 465,333	$ 478,648	$ -	$ 4,465,745	Total Mobil & Start-up

Exhibit B, Page 1

EXHIBIT C

INSURANCE PLAN

1.     The Company shall obtain and maintain or cause to be obtained and maintained for its benefit and for the benefit of the Project Management Company (and such other Persons that the Management Committee deems appropriate from time to time) the types of insurance required by the following provisions together with any other types of insurance as are (a) reasonably necessary and consistent with the Prudent Electric Industry Standards to protect each Member's interest in the Facility against loss or liability, (b) consistent with the insurance policies customarily obtained for projects similar in type and location to the Facility and (c) available on commercially reasonably terms with insurance companies rated "A-" or better, with a minimum size rating of "VIII," by Best's Insurance Guide and Key Ratings, (or an equivalent rating by another nationally recognized insurance rating agency of similar standing if Best's Insurance Guide and Key Ratings shall no longer be published) or other insurance companies of recognized responsibility:

          (a)  Commercial general liability insurance for the Facility, on an "occurrence" policy form for the Members, the Project Management Company and other Persons deemed by the Management Committee appropriate to be insured hereunder (such as the Operator) with primary coverage limits of no less than $1,000,000 for injuries or death to one or more persons or damage to Property resulting from any one occurrence and a $1,000,000 aggregate limit.  The foregoing limits shall be specific to the Facility and independent of any other facilities or sites of either Member.  The commercial general liability policy shall also include a severability of interest clause, a cross liability clause in the event more than one entity is a "named insured" under the liability policy.

          (b)  Automobile liability insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no-fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of no less than $1,000,000 per accident with respect to bodily injury and property damage.

          (c)  From the point of groundbreaking for the Project and up to the Commercial Operation Date, builder's risk insurance on an "all risk basis" on a completed value form with "extended coverage" (including collapse, sinkhole and subsidence) and "soft cost coverage" on an "agreed amount" basis providing (i) coverage for the Facility, including removal of debris, insuring the buildings, structures, machinery, equipment, facilities, fixtures and other items constituting a part of the Facility in a minimum aggregate amount not less than the full replacement value of the Facility, (ii) off-site coverage with a per occurrence limit of $5,000,000 or such higher amount as is sufficient to cover off-site equipment associated with the Project, (iii) transit coverage with a per occurrence limit of not less than the greater of $5,000,000 or an amount sufficient to cover the full insurable value of any item in transit, (iv) coverage for operational testing and startup with the same dollar coverage and modifications as set out in clause (i) above, (v) delay in opening coverage in an amount not less than that equal to a 12 month period on an "all risk" basis, as set forth in clauses (i) through (iv) above. All such policies may have

Exhibit C, Page 1

deductibles of not greater than $500,000 per loss; delay in opening coverage shall have a deductible not greater than a forty-five (45) day period; operational testing shall have a deductible of not greater than $500,000; and transit coverage shall have a deductible of not greater than $250,000. The builder's risk policy shall include first party cleanup, and hazardous materials coverage subject to appropriate sublimits.

          (d)  From and after the Commercial Operation Date, "all risk" property insurance coverage in the amount not less than the full replacement value of the Facility, including a full replacement cost endorsement (no co-insurance) with no deduction for depreciation, providing (i) coverages against loss or damage by fire, lightning, windstorm, hail, explosion, riot, civil commotion, aircraft, vehicles, smoke and other risks from time to time included under "all risk" or "extended coverage" policies, collapse, sinkhole, and subsidence with appropriate sublimits and (ii) boiler and machinery coverage on a "comprehensive" basis including breakdown and repair with limits not less than the full replacement cost of the insured objects.  The policy/policies shall include increased cost of construction coverage, debris removal, and building ordinance coverage to pay for loss of "undamaged" property which may be required to be replaced due to enforcement of local, state or federal ordinances subject to appropriate sublimits.

          (e)  From and after the Commercial Operation Date, business interruption insurance on an "all risk" basis as set forth in clauses (d)(i) and (ii) above.

          (f)  Umbrella excess liability insurance of not less than $25,000,000 per occurrence and in the aggregate during construction and $25,000,000 per occurrence and in the aggregate during operation. Such coverages shall be on an occurrence or claims made policy form and over and above coverage provided by the policies described in paragraphs (a) and (b) above and (g) and (h) below whose limits shall apply toward the $25,000,000 limits set forth in this clause (f).  The umbrella and/or excess policies shall not contain endorsements which restrict coverages as set forth in paragraphs (a) and (b) above and paragraph (h) below, and which are provided in the underlying policies.

          (g)  Aircraft liability, to the extent exposure exists, in an amount not less than $10,000,000 for all owned, non-owned and hired aircraft, fixed wing or rotary, used in connection with the operation of the Facility.

          (h)  For the Company's employees, the Project Management Company's employees performing work in connection with the Project, and any other Person's employees deemed by the Management Committee appropriate to be insured hereunder (such as employees of the Operator), workers compensation insurance and employer's liability insurance, with a limit of not less than $1,000,000, disability benefits insurance and such other forms of insurance as it is required by law to provide for its employees, providing statutory benefits and other states' endorsement and USL&H Act coverage and Jones Act (if any exposure exists), covering loss resulting from injury, sickness, disability or death, waiving rights of subrogation against the Members, the Project Management Company, Calpine Parent, Cleco and the Operator.

Exhibit C, Page 2

2.     Except as otherwise provided above, all other Persons performing work in connection with the Project during the Term shall supply proper evidence that they have obtained for themselves as insureds the insurance of the type and in the amounts specified in Sections 1(a), 1(b) and 1(h) of this Exhibit C above with maximum deductibles or self retentions of $25,000; provided, however, that the Management Committee (or its designee) shall have the discretion to specify other types or amounts of insurance or to waive aspects of the foregoing requirements in its discretion. Work performed by Persons in connection with the Project shall not commence until a certificate of insurance has been delivered verifying coverages outlined above and below to be in place.  In addition, excess liability or umbrella liability limits of not less than $4,000,000 shall be certified.  Such insurance, with the exception of workers compensation, supplied by these Persons shall:

          (a)  Add the Members, the Project Management Company, and the Operator as additional insureds where appropriate;

          (b)  Be primary with respect to any other insurance for benefit of the Members, the Project Management Company and the Operator;

          (c)  Waive rights of subrogation against the Members, the Project Management Company and the Operator; and

          (d)  Continue in force until the contractual obligations of such Person are fulfilled or completed.

          Subcontractors shall be responsible for tools and equipment brought onto the Facility Site.

3.     Insurance premiums paid by the Project Management Company for the insurance policies required hereunder, and deductibles paid or incurred by the Project Management Company on claims relating to the Project, shall constitute Reimbursable Project Management Expenses.

4.     Each insurance policy required hereunder shall provide (and any certificate evidencing the existence of such insurance policy shall certify) that such insurance policy shall not be canceled, non-renewed or coverage thereunder materially reduced unless the Members and the Project Management Company shall have received written notice of cancellation, non-renewal or material reduction in coverage, and the Members and the Project Management Company shall receive not less than thirty (30) days' notice of such cancellation, non-renewal or material reduction in coverage. In the event any insurance policy is to be canceled due to non-payment of premiums, the requirements of the preceding sentence shall apply except that the written notice shall be sent to the Members and the Project Management Company on the earliest possible date but in no event less than ten (10) days prior to the effective date of such cancellation.

Exhibit C, Page 3

EXHIBIT D

LEGAL DESCRIPTION OF FACILITY SITE

That unimproved tract of land, with all rights, ways, privileges and servitudes thereunto appertaining, located in Acadia Parish, Louisiana, in Section 58, Township 7 South, Range 1 East, containing and consisting of a total of 61.5 acres, and being the property shown by hatchmarks as "PROPERTY TO BE ACQUIRED BY CLECO MIDSTREAM RESOURCES LLC - 61.50 ACRES" on a Map of Survey prepared by Aucoin & Associates, Inc., dated May 10, 1999, a copy of which is attached hereto and made a part hereof by reference for all purposes as Exhibit "A";

Being a portion of the property acquired by Laura Marlene Frey Devillier, Marie Louise Frey Logan and Barbara Ann Frey Atkins in part from Joseph Gustave Frey, as recognized by judgment of possession in the Succession of Joseph Gustave Frey dated October 26, 1989, recorded in COB N48, Folio 719, Probate Docket No. 12842, and in part from Clarise Cormier Frey, as recognized by judgment of possession in the Succession of Clarise Cormier Frey, dated February 26, 1997, recorded in COB R54, Folio 875, Entry No. 632863, Probate Docket No. 15009, all of the records of Acadia Parish, Louisiana; and

Being the same as the property conveyed by Laura Marlene Frey Devillier, Marie Louise Frey Logan and Barbara Ann Frey Atkins collectively as Sellers to Cleco Midstream Resources, LLC, a Louisiana limited liability company, pursuant to that certain Cash Sale instrument dated May 19, 1999, recorded in COB Q56, Folio 728, Entry No. 661412 of the records of Acadia Parish, Louisiana.

Exhibit D, Page 1

Exhibit D, Page 2